     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 1999



                                                      REGISTRATION NO. 333-71925

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                         ------------------------------

                          ARCHIBALD CANDY CORPORATION

             (Exact name of Registrant as specified in its charter)

             ILLINOIS                       AND ITS GUARANTOR SUBSIDIARIES                       36-0743280
 (State or other jurisdiction of                                                              (I.R.S. Employer
  incorporation or organization)                                                            Identification No.)

             DELAWARE                          SWEET FACTORY GROUP, INC.                         33-0771778
             DELAWARE                             SWEET FACTORY, INC.                            33-0470773
             DELAWARE                             SF PROPERTIES, INC.                            33-0741699
             DELAWARE                              SF CANDY COMPANY                              33-0773045
 (State or other jurisdiction of     (Exact name of Registrant as specified in its            (I.R.S. Employer
  incorporation or organization)                       charter)                             Identification No.)

                                   2064/5441
             (Primary Standard Industrial Classification Code Nos.)

                         ------------------------------

                          1137 WEST JACKSON BOULEVARD
                            CHICAGO, ILLINOIS 60607
                                 (312) 243-2700

  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)

                         ------------------------------

                                TED A. SHEPHERD
                     PRESIDENT AND CHIEF OPERATING OFFICER
                          ARCHIBALD CANDY CORPORATION
                          1137 WEST JACKSON BOULEVARD
                            CHICAGO, ILLINOIS 60607
                                 (312) 243-2700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                    Copy to:

                                PATRICK O. DOYLE
                                WINSTON & STRAWN
                              35 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60601

                                 (312) 558-5600

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 17, 1999.


PROSPECTUS
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE NOTES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE NOTES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE NOTES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

     [LOGO]
                          ARCHIBALD CANDY CORPORATION

                               EXCHANGE OFFER FOR
                                  $30,000,000
                     10 1/4% SENIOR SECURED NOTES DUE 2004

                                 GUARANTEED BY:
                           SWEET FACTORY GROUP, INC.
                              SWEET FACTORY, INC.
                              SF PROPERTIES, INC.
                                SF CANDY COMPANY
--------------------------------------------------------------------------------

    We are offering you the opportunity to exchange in the Exchange Offer your 10 1/4% Series A Senior Secured Notes due 2004 (the "Outstanding Notes") for an equivalent principal amount of 10 1/4% Series B Senior Secured Notes due 2004 (the "Exchange Notes") that will be registered under the Securities Act of 1933. Your Outstanding Notes are not registered under the Securities Act of 1933. Exchanging your Outstanding Notes for the Exchange Notes will provide you with notes that should be easier to sell and transfer.

                          TERMS OF THE EXCHANGE OFFER

- The Exchange Offer expires at 5:00 p.m., New York City time, on       , 1999,
  unless extended.

- All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged.

- Tenders of Outstanding Notes may be withdrawn at any time prior to the expiration of the Exchange Offer.

- The Exchange Offer is not subject to any conditions other than that the Exchange Offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

   - The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

   - The Company will not receive any proceeds from the Exchange Offer.

   - The terms of the Exchange Notes and the Outstanding Notes are substantially identical, except that the Exchange Notes do not include certain transfer restrictions and registration rights relating to the Outstanding Notes.


   - There is no existing market for the Exchange Notes, and the Company does not intend to apply for a listing of the Exchange Notes on any securities exchange.


--------------------------------------------------------------------------------

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 14.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1999.

    THE PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT CONTAINED IN OR DELIVERED WITH THE PROSPECTUS. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM DONNA M. SNOPEK, SECRETARY, AT ARCHIBALD CANDY CORPORATION, 1137 WEST JACKSON BOULEVARD, CHICAGO, ILLINOIS 60607, TELEPHONE NUMBER (312) 243-2700. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE
BY             , 1999.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------

Prospectus Summary.........................................................................................          1

Risk Factors...............................................................................................         14

The Exchange Offer.........................................................................................         23

The Acquisition............................................................................................         31

Use of Proceeds............................................................................................         32

Capitalization.............................................................................................         33

Unaudited Pro Forma Condensed Consolidated Financial Statements............................................         34

Selected Financial Data....................................................................................         40

Management's Discussion and Analysis of Financial Condition and Results of Operations......................         44

Business...................................................................................................         52

Management.................................................................................................         63

Capitalization of Holdings.................................................................................         70

Principal Stockholders.....................................................................................         74

Certain Transactions.......................................................................................         77

Description of the Revolving Credit Facility...............................................................         80

Description of the Exchange Notes..........................................................................         81

Certain United States Federal Tax Consequences.............................................................        105

Plan of Distribution.......................................................................................        107

Legal Matters..............................................................................................        108

Experts....................................................................................................        108

Where You Can Find More Information........................................................................        108

Information Incorporated by Reference......................................................................        109

Index to Financial Statements..............................................................................        F-1

                            ------------------------

    FANNIE MAY-REGISTERED TRADEMARK-, FANNY FARMER-REGISTERED TRADEMARK-, PIXIE-REGISTERED TRADEMARK- AND TRINIDAD-REGISTERED TRADEMARK- ARE REGISTERED TRADEMARKS OF ARCHIBALD CANDY CORPORATION. SWEET FACTORY-REGISTERED TRADEMARK-IS A REGISTERED TRADEMARK OF UNITED SWEET FACTORY LIMITED, WHICH HAS GRANTED TO SWEET FACTORY AN EXCLUSIVE LICENSE THEREFOR FOR USE IN THE UNITED STATES AND MEXICO.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. THIS PROSPECTUS INCLUDES THE TERMS OF THE EXCHANGE NOTES WE ARE OFFERING, AS WELL AS INFORMATION REGARDING OUR BUSINESS AND DETAILED FINANCIAL DATA. WE ENCOURAGE YOU TO READ THIS PROSPECTUS IN ITS ENTIRETY. THE TERM "ACQUISITION" REFERS TO THE DECEMBER 7, 1998 ACQUISITION OF SWEET FACTORY GROUP, INC. BY ARCHIBALD CANDY CORPORATION. UNLESS THE CONTEXT INDICATES OTHERWISE, REFERENCES IN THIS PROSPECTUS TO "WE," "US," "OUR" OR THE "COMPANY" REFER TO THE COMBINED BUSINESS OF ARCHIBALD CANDY CORPORATION AND SWEET FACTORY GROUP, INC. AND ITS SUBSIDIARIES AFTER THE ACQUISITION. UNLESS THE CONTEXT INDICATES OTHERWISE, THE TERM "ARCHIBALD CANDY" REFERS TO ARCHIBALD CANDY CORPORATION AND ITS SUBSIDIARIES BEFORE THE ACQUISITION AND THE TERM "SWEET FACTORY" REFERS TO SWEET FACTORY GROUP, INC. AND ITS SUBSIDIARIES BEFORE THE ACQUISITION. THE TERM "PRO FORMA" REFERS TO WHAT OUR BUSINESS MIGHT HAVE LOOKED LIKE IF THE ACQUISITION AND RELATED FINANCING HAD OCCURRED AT THE TIMES INDICATED HEREIN. THE TERM "HOLDINGS" REFERS TO FANNIE MAY HOLDINGS, INC., THE SOLE SHAREHOLDER OF THE COMPANY BOTH BEFORE AND AFTER THE ACQUISITION. THE TERM "SECURITIES ACT" REFERS TO THE SECURITIES ACT OF 1933, AS AMENDED. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES IN THIS PROSPECTUS TO THE COMPANY'S STORES INCLUDE RETAIL STORES, KIOSKS AND, WHERE APPLICABLE, SWEET FACTORY'S CARTS AND ARE, UNLESS OTHERWISE INDICATED, AS OF NOVEMBER 28, 1998.


                                COMPANY OVERVIEW


    The Company is a manufacturer and marketer of quality boxed chocolates and other confectionery items. Founded in 1921, we manufacture a variety of candies and operate two specialty boxed chocolate confectionery retail chains as well as a specialty bulk candy retail chain. On a pro forma basis as of November 28, 1998, we operated 592 retail stores in 40 states: 248 stores under the Fannie May brand, 85 stores under the Fanny Farmer brand and 259 stores under the Sweet Factory brand. We also sell our Fannie May and Fanny Farmer branded products in approximately 8,000 third-party retail outlets as well as through our quantity order, mail order and fundraising programs. We manufacture over three-quarters of the products that we sell under our Fannie May and Fanny Farmer brand names and maintain proprietary specifications for a significant amount of the confectionery products that we purchase from other sources for resale under our Fannie May and Fanny Farmer brand names.


    Our pro forma sales for the twelve month period ending August 29, 1998 were approximately $204.4 million. Pro forma EBITDA for the same period was approximately $26.3 million. For further information, see "Unaudited Pro Forma Condensed Consolidated Financial Statements."

                               THE EXCHANGE OFFER

    On December 7, 1998, we sold $30.0 million of 10 1/4% Senior Secured Notes due 2004 through an unregistered offering. The Outstanding Notes are, and the Exchange Notes will be, guaranteed by all of the Company's material subsidiaries.

    Simultaneously with the unregistered offering, the guarantor subsidiaries and the Company agreed to provide the holders of the Outstanding Notes with certain registration rights pursuant to a Registration Rights Agreement. Under the Registration Rights Agreement, we must deliver this Prospectus to the holders of the Outstanding Notes and must complete the Exchange Offer on or
before       , 1999. If the Exchange Offer does not take place on or before
            , 1999, we must pay liquidated damages to the holders of the Outstanding Notes until the Exchange Offer is completed. You may exchange in the Exchange Offer your Outstanding Notes for Exchange Notes with substantially the same terms. You should read the discussion under the heading "Summary of Terms of the Exchange Notes" and "Description of the Exchange Notes" for further information regarding the Exchange Notes.

    We believe that holders of the Outstanding Notes may resell the Exchange Notes without complying with the registration and prospectus delivery provisions of the Securities Act, if certain conditions are met. You should read the discussion under the headings "Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the Exchange Offer and resales of the Exchange Notes.

                                THE ACQUISITION

    We sold the Outstanding Notes to help finance Archibald Candy's acquisition of Sweet Factory on December 7, 1998 for a total purchase price of approximately $28.0 million. You should read the discussions under the headings "The Acquisition" and "Use of Proceeds" for further information regarding the Acquisition and the sources and uses of funds.

                             ACQUISITION RATIONALE


    The acquisition of Sweet Factory provides Archibald Candy with a specialty bulk candy retail chain to complement its existing Fannie May and Fanny Farmer boxed chocolate manufacturing and retail activities. We believe that the acquisition of Sweet Factory has many potential benefits for both Archibald Candy and Sweet Factory, including:


    - improving the performance of the Sweet Factory stores by implementing many of the same retail store strategies that improved the operations of our Fannie May and Fanny Farmer stores;

    - realizing significant cost savings from the consolidation of Sweet Factory's office, manufacturing and distribution facilities with Archibald Candy's existing operations and the elimination of certain duplicative administrative functions;

    - broadening our geographic reach by providing us with a significant presence in the Western United States;

    - providing us with a new distribution platform for our Fannie May boxed chocolates (we anticipate that the sale of Fannie May products in Sweet Factory's stores will increase both revenues in Sweet Factory's stores and our output of manufactured products); and


    - strengthening our product lines by making certain of Sweet Factory's products available in our Fannie May and Fanny Farmer stores and through our third-party retail programs and non-retail sales channels.


                               BUSINESS STRATEGY


    Our business strategy is to grow our core brands and acquire and build other leading brand names in the confectionery industry and to leverage these brands through multi-channeled distribution. We expect to continue to grow our brands with a strategy that includes the following key elements:


    - CONTINUE IMPROVEMENT IN COMPANY-OPERATED STORES. Our retail store strategy consists of two main components: (1) continuing to improve same store sales by enhancing merchandising, customer service and product selection and (2) reducing store operating costs, primarily by selectively closing unprofitable stores.


    - INCREASE PRODUCT AVAILABILITY THROUGH COMPANY-OPERATED STORES AND THIRD-PARTY RETAIL PROGRAMS. Our strategy of increasing product availability nationwide is based on cross-marketing Fannie May and Sweet Factory product offerings in Company-operated stores as well as increasing sales of all of our brands through third party channels.


    - GROW NON-RETAIL SALES. We have developed several non-retail sales channels for our Fannie May and Fanny Farmer brands, including our: (1) quantity order program, (2) mail order program and (3) fundraising program. We believe that these non-retail sales channels provide potential future sales growth without the overhead generally associated with maintaining a retail store presence.


    - PURSUE STRATEGIC ACQUISITIONS. We intend to continue to pursue selective acquisitions that complement or provide further opportunities to use our brands, manufacturing resources or distribution systems.


                                   MANAGEMENT

    We believe that the depth, experience and ability of our management team has led to the successful execution of our current business strategy. Our executive officers and key managers, led by Ted A. Shepherd, President and Chief Operating Officer, average over 18 years of industry experience. Mr. Shepherd, who joined the Company in late fiscal 1994, and the rest of our current management team have been chiefly responsible for the development of our business strategy and improved operating results as reflected in the increase in EBITDA from $8.2 million in fiscal 1994 to $19.0 million in fiscal 1998.

    The stockholders of Holdings include affiliates of (and funds advised by affiliates of) The Jordan Company LLC, a private investment firm that has completed over 80 transactions and currently has a portfolio of investments representing over $3.0 billion in annual sales. Affiliates of (and funds advised by affiliates of) The Jordan Company LLC hold a majority of the voting common stock of Holdings and maintain majority representation on the Board of Directors of the Company and Holdings. The other primary stockholders of Holdings are funds affiliated with TCW Capital, an investment management firm, and the Company's management. Affiliates of TCW Capital hold the remaining positions on the Board of Directors of the Company and Holdings.

    Archibald Candy Corporation was incorporated in Illinois on May 31, 1922. Our headquarters are located at 1137 West Jackson Boulevard, Chicago, Illinois 60607, telephone number (312) 243-2700.

                         SUMMARY OF THE EXCHANGE OFFER

REGISTRATION RIGHTS.............  We sold the Outstanding Notes on December 7, 1998 to the initial purchaser--Jefferies & Company, Inc. The initial
                                  purchaser then sold the Outstanding Notes to institutional investors. Simultaneously with the initial sale of the
                                  Outstanding Notes, the Company agreed to provide the
                                  holders of the Outstanding Notes with certain registration rights. The Registration Rights Agreement provides for the
                                  Exchange Offer.

                                  You may exchange your Outstanding Notes for Exchange
                                  Notes, which have substantially identical terms. The
                                  Exchange Offer satisfies your rights under the
                                  Registration Rights Agreement. After the Exchange Offer is
                                  over, you will not be entitled to any exchange or
                                  registration rights with respect to your Outstanding
                                  Notes.

THE EXCHANGE OFFER..............  We are offering to exchange $30.0 million total principal amount of our 10 1/4% Series B Senior Secured Notes due
                                  2004, which have been registered under the Securities Act, for your outstanding 10 1/4% Series A Senior Secured Notes due 2004 issued in the December 1998 unregistered
                                  offering. To exchange your Outstanding Notes, you must
                                  properly tender them, and we must accept them. We will
                                  exchange all Outstanding Notes that you validly tender and do not validly withdraw. We will issue registered Exchange
                                  Notes at or promptly after the end of the Exchange Offer.

RESALES.........................  We believe that you can offer for resale, resell or otherwise transfer the Exchange Notes without complying
                                  with the registration and prospectus delivery requirements of the Securities Act if:

                                  - you are acquiring the Exchange Notes in the ordinary
                                  course of your business;

                                  - you are not participating, do not intend to participate, and have no arrangement or understanding with any person
                                    to participate, in the distribution of the Exchange
                                    Notes; and

                                  - you are not an "affiliate" of the Company, as defined in
                                  Rule 405 of the Securities Act.

                                  If any of these conditions is not satisfied and you
                                  transfer any Exchange Notes without delivering a proper
                                  prospectus or without qualifying for a registration
                                  exemption, you may incur liability under the Securities
                                  Act. We will not assume or indemnify you against such
                                  liability.

                                  Each broker-dealer that receives Exchange Notes for its
                                  own account in exchange for Outstanding Notes that such
                                  broker-dealer acquired through market-making or other
                                  trading activities must acknowledge that it will deliver a proper prospectus when it transfers any Exchange Notes. A
                                  broker-dealer may use this Prospectus for a limited period for an offer to resell, a resale or other transfer of the
                                  Exchange Notes.

EXPIRATION DATE.................  The Exchange Offer expires at 5:00 p.m., New York City
                                  time, on       , 1999, unless we extend the expiration
                                  date.

CONDITIONS TO THE EXCHANGE
  OFFER.........................  The Exchange Offer is subject to customary conditions, some of which we may waive. See "The Exchange
                                  Offer--Conditions to the Exchange Offer" for more
                                  information.

ACCRUED INTEREST ON THE EXCHANGE
  NOTES AND THE OUTSTANDING
  NOTES.........................  The Exchange Notes will bear interest from January 1,
                                  1999. If we accept your Outstanding Notes for exchange,
                                  then you will waive all interest accrued but unpaid on
                                  such Outstanding Notes.

PROCEDURES FOR TENDERING
  OUTSTANDING NOTES.............  The Company issued the Outstanding Notes in global and registered form. When the Outstanding Notes were issued,
                                  the Company deposited the global note with The Bank of New
                                  York, as book-entry depositary. The Bank of New York
                                  issued a certificateless depositary interest in the global note, which represents a 100% interest in the note, to The
                                  Depository Trust Company ("DTC"). Beneficial interests in
                                  the Outstanding Notes, which are held by direct or
                                  indirect participants in DTC through the certificateless
                                  depositary interest, are shown on records maintained in
                                  book-entry form by DTC.

                                  You may tender your Outstanding Notes held in global form
                                  through book-entry transfer in accordance with DTC's
                                  Automated Tender Offer Program ("ATOP"). To tender your
                                  Outstanding Notes by a means other than book-entry
                                  transfer, a Letter of Transmittal must be completed and
                                  signed according to the instructions contained in the
                                  letter. The Letter of Transmittal and any other documents
                                  required by the Letter of Transmittal must be delivered to the Exchange Agent by mail, facsimile, hand delivery or
                                  overnight carrier. In addition, you must deliver the
                                  Outstanding Notes to the Exchange Agent or comply with the procedures for guaranteed delivery. See "The Exchange
                                  Offer--Procedures for Tendering Outstanding Notes" for
                                  more information.

                                  Do not send Letters of Transmittal and certificates
                                  representing Outstanding Notes to the Company. Send these
                                  documents only to the Exchange Agent. See "The Exchange
                                  Offer--Exchange Agent" for more information.

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS.............  If you are a beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial
                                  bank, trust company or other nominee and wish to tender
                                  your Outstanding Notes in the Exchange Offer, please
                                  contact the registered holder as soon as possible and
                                  instruct it to tender on your behalf and comply with our
                                  instructions set forth elsewhere in this Prospectus.

WITHDRAWAL RIGHTS...............  You may withdraw the tender of your Outstanding Notes at any time before 5:00 p.m., New York City time, on the
                                  expiration date.

APPRAISAL OR DISSENTER'S
  RIGHTS........................  Holders of Outstanding Notes do not have any appraisal or dissenters' rights in the Exchange Offer. If you do not
                                  tender your Outstanding Notes or the Company rejects your
                                  tender, you will not be entitled to any further
                                  registration rights under the Registration Rights
                                  Agreement, except under limited circumstances. However,
                                  your notes will remain outstanding and entitled to the
                                  benefits of the indenture governing the notes (the
                                  "Indenture"). You should read the discussion under the
                                  heading "Risk Factors--Consequences of Failure to Exchange
                                  Outstanding Notes" for further information.

FEDERAL TAX CONSEQUENCES........  The exchange of notes generally is not a taxable exchange for United States federal income tax purposes. You
                                  generally will not recognize any taxable gain or loss or
                                  any interest income as a result of such exchange. For
                                  additional information regarding federal tax consequences, you should read the discussion under the heading "Certain
                                  United States Federal Tax Consequences."

EXCHANGE AGENT..................  The Bank of New York is serving as the Exchange Agent in the Exchange Offer. The Exchange Agent's address, and
                                  telephone and facsimile numbers are listed in the section
                                  of this Prospectus entitled "The Exchange Offer--Exchange
                                  Agent" and in the Letter of Transmittal.

USE OF PROCEEDS.................  We will not receive any proceeds from the Exchange Offer, and we will pay the expenses of the Exchange Offer.


    You should consider carefully the information set forth under the caption "Risk Factors" beginning on page 14 and all other information set forth in this Prospectus before deciding whether to participate in the Exchange Offer.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

    The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the Outstanding Notes. The Exchange Notes represent the same debt as the Outstanding Notes. The terms of the Exchange Notes are identical to the terms of Archibald Candy's currently outstanding $100.0 million 10 1/4% Senior Secured Notes due 2004 (the "Original Exchange Notes") except for the date of issuance. The Outstanding Notes, the Exchange Notes and the Original Exchange Notes are governed by the same Indenture and secured ratably by the collateral granted under the Indenture.

AGGREGATE AMOUNT................  $30.0 million principal amount of 10 1/4% Senior Secured
                                  Notes due 2004.

MATURITY DATE...................  July 1, 2004.

INTEREST PAYMENT DATES..........  January 1 and July 1, commencing July 1, 1999.

GUARANTORS......................  All of the Company's material subsidiaries will fully and unconditionally guarantee the Exchange Notes on a senior
                                  secured basis. You should read "Description of the
                                  Exchange Notes--Collateral" and "Description of the
                                  Exchange Notes--

                                  Guarantors" for more information regarding the guarantees
                                  of the Exchange Notes.

SECURITY........................  The Exchange Notes will be secured by:

                                  - security interests in certain of the Company's and the
                                    guarantor subsidiaries' equipment, fixtures and general
                                    intangibles, including trademarks and trademark
                                    licenses;

                                  - mortgages on certain of the Company's owned real
                                  property; and

                                  - a security interest in and a pledge of all of the
                                  capital stock of each material subsidiary of the Company.

                                  The Exchange Notes will be secured ratably with the
                                  Original Exchange Notes. The Exchange Notes will not be
                                  secured by the Company's owned store locations and certain other assets of the Company and the guarantor
                                  subsidiaries, such as their accounts receivable, raw
                                  materials and finished goods inventories. See the
                                  discussion under the heading "Description of the Exchange
                                  Notes--Collateral" for further information regarding the
                                  collateral that will secure the Exchange Notes.

OPTIONAL REDEMPTION.............  At our option, we may redeem all or some of the Exchange
                                  Notes on or after July 1, 2001. In addition, at any time
                                  on or prior to July 1, 2000, we may redeem up to one-third of the total amount of the notes ever issued under the
                                  Indenture with the net proceeds of one or more offerings
                                  of our capital stock. The Company's optional redemption
                                  prices for the Exchange Notes are contained in this
                                  Prospectus under the heading "Description of the Exchange
                                  Notes--Redemption."

CHANGE OF CONTROL...............  Upon a change of control of the Company, we must offer to repurchase your Exchange Notes at a price of 101% of their principal amount plus accrued interest to the repurchase
                                  date. For more information, see "Description of the
                                  Exchange Notes-- Repurchase Upon Change of Control."

RANKING.........................  The Exchange Notes:

                                  - are senior secured obligations of the Company;

                                  - rank senior in right of payment to all existing and
                                  future subordinated indebtedness of the Company;

                                  - rank equally in right of payment with all existing and
                                  future senior indebtedness of the Company;

                                  - are effectively junior to our revolving credit facility
                                  with respect to the assets securing such obligations; and

                                  - are jointly and severally guaranteed on a senior secured basis by certain current and future material subsidiaries.

                                  The revolving credit facility is secured by a first
                                  priority security interest in the accounts receivable, raw materials and finished goods inventories of the Company
                                  and the guarantor subsidiaries and certain of the
                                  Company's owned store locations. As of the date of this
                                  Prospectus, we had no borrowings outstanding under the
                                  revolving credit facility, although a letter of credit in
                                  the

                                  amount of $0.5 million was outstanding under the revolving credit facility.

CERTAIN COVENANTS...............  The Indenture contains certain covenants for your benefit which, among other things and subject to certain
                                  exceptions, restrict our ability to:

                                  - incur indebtedness;

                                  - create liens;

                                  - make certain payments or investments;

                                  - enter into transactions with affiliates;

                                  - sell assets;

                                  - consolidate, merge or transfer all or substantially all
                                  of our assets; or

                                  - allow our subsidiaries to issue capital stock.

FORM OF THE EXCHANGE NOTES......  The Exchange Notes will be represented by one or more permanent global securities in bearer form deposited with
                                  The Bank of New York, as book-entry depositary, for the
                                  benefit of DTC. You will not receive notes in registered
                                  form unless one of the events set forth under the heading
                                  "Description of the Exchange Notes--Certificated Notes"
                                  occurs. Instead, beneficial interests in the Exchange
                                  Notes will be shown on, and transfers of these interests
                                  will be effected only through, records maintained in
                                  book-entry form by DTC with respect to its participants.

ABSENCE OF A PUBLIC MARKET FOR
  THE EXCHANGE NOTES............  While the Outstanding Notes are presently eligible for trading in the Private Offerings, Resales and Trading
                                  through Automated Linkages ("PORTAL") market of the
                                  National Association of Securities Dealers, Inc. ("NASD")
                                  by qualified institutional buyers, there is no existing
                                  market for the Exchange Notes. The initial purchaser of
                                  the Outstanding Notes has advised the Company that it
                                  currently intends to make a market in the Exchange Notes
                                  following the Exchange Offer, but it is not obligated to
                                  do so, and any market-making may be stopped at any time
                                  without notice. The Company does not intend to apply for a listing of the Exchange Notes on any securities exchange.
                                  We do not know if an active public market for the notes
                                  will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the
                                  market price and liquidity of the notes may be adversely
                                  affected. The Company cannot make any assurances regarding the liquidity of the market for the Exchange Notes, the
                                  ability of holders to sell their Exchange Notes or the
                                  price at which holders may sell their Exchange Notes.

    For additional information regarding the Exchange Notes, see "Description of the Exchange Notes."

       SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

    The following table summarizes financial data from the unaudited pro forma condensed consolidated financial statements included elsewhere in this Prospectus. The pro forma condensed consolidated income statement and other data for the year ended August 29, 1998, and the three-month period ended November 28, 1998 are intended to give you a picture of what our business might have looked like if the Acquisition and related financing had occurred on August 31, 1997.

    It is important that you read the summary unaudited pro forma condensed consolidated financial data presented below along with "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Archibald Candy and Sweet Factory and accompanying notes included elsewhere in this Prospectus.


                                                                                           PRO FORMA CONSOLIDATED
                                                                   PRO FORMA CONSOLIDATED       THREE-MONTH
                                                                         YEAR ENDED             PERIOD ENDED
                                                                     AUGUST 29, 1998(1)     NOVEMBER 28, 1998(2)
                                                                   ----------------------  ----------------------
STATEMENT OF OPERATIONS DATA:
Net sales:
  Company-Operated Retail (3)....................................        $  169,147              $   32,821
  Third-Party Retail (4).........................................            18,230                   7,980
  Non-Retail (5).................................................            17,024                   5,566
                                                                           --------                --------
    Total net sales..............................................        $  204,401              $   46,367
                                                                           --------                --------
                                                                           --------                --------
Gross profit.....................................................        $  132,998              $   27,968
Operating income (loss)..........................................            13,185                  (1,836)
OTHER DATA:
EBITDA (6).......................................................            26,341                   1,545
Depreciation and amortization....................................            12,964                   3,344
Capital expenditures.............................................             9,583                   1,648
STORE DATA:
Company-operated stores at period end (7)........................               573                     592
SELECTED RATIOS:
Ratio of EBITDA to net interest expense (8)......................               2.1                     0.5
Ratio of total debt to EBITDA (9)................................               5.0                    84.4
Ratio of earnings to fixed charges (10)..........................               1.0                     n/a


------------------------

SEE FOOTNOTES ON THE FOLLOWING PAGE.

 (1) The pro forma financial data for the fiscal year ended August 29, 1998 includes financial data for Archibald Candy for the fiscal year ended August 29, 1998 and Sweet Factory for the twelve month period ended August 29, 1998.

 (2) The pro forma financial data for the three-month period ended November 28, 1998 includes financial data for Archibald Candy for the quarterly period ended November 28, 1998 and for Sweet Factory for the three-month period ended November 28, 1998.

 (3) Company-Operated Retail includes sale of products through Company-operated Fannie May, Fanny Farmer and Sweet Factory stores.


 (4) Third-Party Retail includes sale of Archibald Candy's branded products through grocery stores, drug stores and other independent retailers that purchase Archibald Candy's branded products at wholesale pricing for resale to the consumer.



 (5) Non-Retail includes sale of Archibald Candy's branded products through the Company's quantity order, mail order and fundraising programs.


 (6) Pro forma EBITDA for any period presented above is defined as earnings before interest, income taxes, depreciation and amortization. Includes $2.7 million of annual cost savings the Company's management expects to realize as a result of the cost savings initiatives to be undertaken in connection with the consolidation of Sweet Factory's operations into those of the Company. See "The Acquisition." EBITDA is included because management believes that certain investors may find it useful for analyzing operating performance, leverage and liquidity. EBITDA should not be construed as a measure that is superior to, or a substitute for, operating income or net cash flow provided by operating activities, or as an indicator of liquidity, which are determined in accordance with generally accepted accounting principles. Other companies may not calculate EBITDA in a similar manner and, for that reason, the Company's measure of EBITDA may not be comparable to that of other companies.


 (7) The term "stores" includes retail stores, kiosks and carts.



 (8) Pro forma to reflect the Transactions as if the Transactions had occurred on August 31, 1997 and August 30, 1998, respectively. For the fiscal year ended August 29, 1998, the EBITDA to net interest expense ratio is based upon EBITDA of $26.3 million and net interest expense (including interest on capital leases and revolving credit facility commitment fees) of $12.4 million (net of $1.1 million of interest income). For the three months ended November 28, 1998, the EBITDA to net interest expense ratio is based upon EBITDA of $1.5 million and net interest expense (including interest on capital leases and revolving credit facility commitment fees) of $3.3 million (net of $0.1 million of interest income).



 (9) Pro forma to reflect the Transactions as if the Transactions had occurred on August 31, 1997 and August 30, 1998, respectively. For the fiscal year ended August 29, 1998, the total debt to EBITDA ratio is based upon total debt of $130.5 million at August 29, 1998 and EBITDA of $26.3 million. For the three months ended November 28, 1998, the total debt to EBITDA ratio is based upon total debt of $130.4 million at November 28, 1998 and EBITDA of $1.5 million.



(10) Pro forma to reflect the Transactions as if the Transactions had occurred on August 31, 1997 and August 30, 1998, respectively. For the fiscal year ended August 29, 1998, the earnings to fixed charges ratio is based on earnings of $24.0 million and fixed charges of $23.3 million. For the three months ended November 28, 1998, the earnings to fixed charges ratio is based on a loss of $0.6 million and fixed charges of $5.9 million.

                        SUMMARY SELECTED FINANCIAL DATA


    The summary historical financial data as of and for each year in the three-year period set forth below have been derived from the audited financial statements of Archibald Candy and Sweet Factory. The summary historical financial data set forth below as of and for the three-month periods ended November 29, 1997 and November 28, 1998 (for Archibald Candy), and as of and for the nine-month periods ended October 4, 1997 and October 3, 1998 (for Sweet Factory), have been derived from the respective unaudited financial statements of Archibald Candy and Sweet Factory. The historical results of Archibald Candy and Sweet Factory for the three-month and nine-month periods, respectively, are not necessarily indicative of the results of operations of Archibald Candy and Sweet Factory for the full year. The unaudited historical financial data reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of each entity's financial position, results of operations and cash flows as of and for the end of the periods presented. The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Archibald Candy and Sweet Factory and accompanying notes included elsewhere in this Prospectus.


                         ARCHIBALD CANDY FINANCIAL DATA

                                                                 FISCAL YEAR ENDED             THREE-MONTH PERIOD ENDED
                                                       -------------------------------------  --------------------------
                                                       AUGUST 31,   AUGUST 30,   AUGUST 29,   NOVEMBER 29,  NOVEMBER 28,
                                                        1996 (1)     1997 (1)     1998 (1)        1997          1998
                                                       -----------  -----------  -----------  ------------  ------------
                                                                                                     (UNAUDITED)

                                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales:
  Company-Operated Retail (2)........................   $  88,938    $  89,276    $  91,488    $   16,172    $   16,102
  Third-Party Retail (3).............................      14,924       17,074       18,230         6,061         7,980
  Non-Retail (4).....................................      13,486       15,583       17,024         4,940         5,566
                                                       -----------  -----------  -----------  ------------  ------------
    Total net sales..................................   $ 117,348    $ 121,933    $ 126,742    $   27,173    $   29,648
                                                       -----------  -----------  -----------  ------------  ------------
                                                       -----------  -----------  -----------  ------------  ------------

Gross profit.........................................   $  76,338    $  79,649    $  82,764    $   16,578    $   17,238
Operating income (loss)..............................       7,945       10,801       12,539          (612)         (149)
OTHER DATA:
EBITDA (5)...........................................      14,731       16,868       18,964         1,057         1,465
Cash provided by (used in):
  Operating activities...............................       4,117        3,919        4,206        (4,346)       (4,400)
  Investing activities...............................      (1,121)      (3,688)      (4,709)       (1,287)         (880)
  Financing activities...............................      (3,098)      15,190       (2,217)         (114)         (358)
Depreciation and amortization........................       6,807        5,932        6,233         1,611         1,577
Capital expenditures.................................       2,280        3,688        4,574         1,287           880
STORE DATA:
Company-operated stores at period end (6)............         340          322          317           326           333
Increase (decrease) in same store sales (7)..........         2.6%         5.2%         4.2%          3.9%         (0.3)%


                                                                                     NOVEMBER     NOVEMBER
                                             AUGUST 31,   AUGUST 30,   AUGUST 29,       29,          28,
                                               1996(1)      1997(1)      1998(1)       1997         1998
                                             -----------  -----------  -----------  -----------  -----------
                                                                                          (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................   $     380    $  15,801    $  13,081    $  10,054    $   7,443
Working capital (deficiency)...............      (4,349)      23,475       26,988       20,289       24,591
Total assets...............................      78,668       95,660       98,089       97,533      100,228
Total debt.................................      72,721      100,521      100,145      100,439      100,097
Shareholder's equity (deficit).............     (15,448)     (16,619)     (14,944)     (19,722)     (17,532)

------------------------

SEE FOOTNOTES ON THE FOLLOWING PAGE.

(1) In 1995, the Company changed its fiscal year to the last Saturday in August from the last day in August. As a result of this change, fiscal 1996 had 53 weeks (371 days). Fiscal 1997 and fiscal 1998 each had 52 weeks (364 days).

(2) Company-Operated Retail includes sale of products through Company-operated Fannie May and Fanny Farmer stores.


(3) Third-Party Retail includes sale of Archibald Candy's branded products through grocery stores, drug stores and other independent retailers that purchase Archibald Candy's branded products at wholesale pricing for resale to the consumer.



(4) Non-Retail includes sale of Archibald Candy's branded products through its quantity order, mail order and fundraising programs.


(5) EBITDA for any period presented above is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is included because management believes that certain investors may find it useful for analyzing operating performance, leverage and liquidity. EBITDA should not be construed as a measure that is superior to, or a substitute for, operating income or net cash flow provided by operating activities, or as an indicator of liquidity, which are determined in accordance with generally accepted accounting principles. Other companies may not calculate EBITDA in a similar manner and, for that reason, Archibald Candy's measure of EBITDA may not be comparable to that of other companies.


(6) The term "stores" includes retail stores and kiosks, but not carts.


(7) Same store sales are defined as the aggregate sales from stores open for the entire periods being compared. Increases or decreases reflect changes from the immediately prior comparable period.

                   SWEET FACTORY CONSOLIDATED FINANCIAL DATA

                                                            YEAR ENDED                  NINE-MONTH PERIOD ENDED
                                              --------------------------------------  ----------------------------
                                              DECEMBER 30,  JANUARY 4,   JANUARY 3,    OCTOBER 4,     OCTOBER 3,
                                                  1995         1997         1998          1997           1998
                                              ------------  -----------  -----------  -------------  -------------
                                                                                              (UNAUDITED)

                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales...................................   $   52,939    $  65,062    $  74,209     $  52,289      $  55,928
Gross profit (1)............................       35,866       43,498       48,944        34,947         36,306
Operating income (loss).....................        1,241        2,125         (351)         (745)        (2,520)
OTHER DATA:
EBITDA (2)..................................        5,527        7,205        5,848         3,814          2,647
Cash provided by (used in):
  Operating activities......................        4,905        6,736        3,574           693            503
  Investing activities......................       (5,956)      (8,594)      (8,134)       (6,219)        (1,851)
  Financing activities......................          (75)       1,821        4,648         5,451          1,541
Depreciation and amortization...............        4,286        5,080        6,199         4,559          5,167
Capital expenditures........................        5,765        8,551        8,005         6,202          2,087
STORE DATA:
Company-operated stores at
  period end (3)............................          167          207          251           235            257
Increase (decrease) in same store
  sales (4).................................          2.1%         2.3%        (4.7)%         (3.0 )%         (3.7 )%



                                       DECEMBER
                                          30,      JANUARY 4,   JANUARY 3,   OCTOBER 4,   OCTOBER 3,
                                         1995         1997         1998         1997         1998
                                      -----------  -----------  -----------  -----------  -----------
                                                                                   (UNAUDITED)
                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........   $     817    $     779    $     868    $     704    $   1,061
Working capital (deficiency)........        (770)        (909)         492        2,089        3,320
Total assets........................      34,942       40,048       44,297       44,081       42,656
Total debt..........................         673        2,713        7,533        8,576        9,122
Shareholder's equity................      27,098       28,250       27,636       27,530       25,752


------------------------


(1) Gross profit excludes occupancy costs. Consistent with Archibald Candy's presentation, occupancy costs are included in selling, general and administrative expenses.



(2) EBITDA for any period presented above is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is included because management believes that certain investors may find it useful for analyzing operating performance, leverage and liquidity. EBITDA should not be construed as a measure that is superior to, or a substitute for, operating income or net cash flow provided by operating activities, or as an indicator of liquidity, which are determined in accordance with generally accepted accounting principles. Other companies may not calculate EBITDA in a similar manner and, for that reason, Sweet Factory's measure of EBITDA measures may not be comparable to that of other companies.



(3) The term "stores" includes retail stores, carts and kiosks.



(4) Same store sales are defined as the aggregate sales from stores open for the entire periods being compared. Increases or decreases reflect changes from the immediately prior comparable period.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, BEFORE MAKING A DECISION TO EXCHANGE YOUR NOTES IN THE EXCHANGE OFFER.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMS SUCH AS "MAY," "WILL," "BELIEVE," "EXPECT," ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE STATEMENTS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF RESULTS OF OPERATIONS OR OF FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION THAT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN CONSIDERING SUCH FORWARD-LOOKING STATEMENTS, YOU SHOULD KEEP IN MIND THE RISK FACTORS AND OTHER CAUTIONARY STATEMENTS IN THIS PROSPECTUS. THE RISK FACTORS NOTED IN THIS SECTION AND OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS. GIVEN THESE UNCERTAINTIES, YOU SHOULD NOT PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS.

    SIGNIFICANT LEVERAGE


    We have substantial indebtedness and debt service requirements. As of November 28, 1998 on a pro forma basis, we had outstanding long-term debt of approximately $130.4 million (consisting of $130.0 million of the Original Exchange Notes and the Outstanding Notes and $0.4 million of capital lease obligations) and a shareholders' deficit of approximately $17.5 million. We also had borrowing availability of $19.5 million under our revolving credit facility, subject to certain borrowing conditions. You should read the discussions under the headings "Capitalization", "Unaudited Pro Forma Condensed Consolidated Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the Revolving Credit Facility" for further information regarding the Company's indebtedness.


    This high level of debt could have important consequences to you, including:

    - a substantial portion of our cash flow from operations will be required to make debt service payments and will not be available for other purposes;

    - our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited; and

    - our leverage could limit our flexibility to react to competitive pressures, changes in our operating environment and general economic conditions.

    In addition, our ability to meet our debt service obligations and reduce our total indebtedness will depend upon our future performance, which will be subject to economic, financial, competitive and other factors, many of which are beyond our control.

    SUBORDINATION

    If the Company declares bankruptcy, liquidates or reorganizes, the Company must pay all senior debt before our assets will be available to pay on the Original Exchange Notes and the Exchange Notes. In certain circumstances, we may not be able to pay on some or all of the Original Exchange Notes and the Exchange Notes. Our obligations under the revolving credit facility are secured by the accounts receivable, raw materials and finished goods inventories of the Company and the guarantor subsidiaries and certain of the Company's owned store locations. As a holder of Exchange Notes, you will be effectively subordinated to the claims of the lenders under the revolving credit facility to the extent of the assets securing such obligations and to any of our future secured indebtedness and other secured obligations. In the event of a default on the Exchange Notes, or a liquidation or reorganization of the Company, such assets would be available to satisfy obligations under the revolving credit facility before any payment from such assets could be made on the Original Exchange Notes or the Exchange Notes. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the Original Exchange Notes or the Exchange Notes then outstanding. As of November 28, 1998, there was no indebtedness outstanding that would have been senior in right of payment to the Original Exchange Notes or the Exchange Notes. The Original Exchange Notes and the Exchange Notes are secured ratably by the collateral pledged pursuant to the Indenture.

    RESTRICTIVE DEBT COVENANTS

    The terms and conditions of the revolving credit facility and the Indenture impose restrictions that affect, among other things, our ability to:

    - pay dividends or make certain other restricted payments;

    - incur additional indebtedness;

    - encumber or sell assets;

    - enter into transactions with affiliates;

    - enter into certain guarantees of indebtedness;

    - merge or consolidate with any other entity; or

    - transfer or lease all or substantially all of our assets.


    Our ability to comply with these provisions can be affected by events beyond our control. The breach of any of these covenants could result in a default under our indebtedness, including indebtedness under the revolving credit facility and the Indenture. In the event of any such default, depending on the actions taken by the lenders under the revolving credit facility or the trustee under the Indenture, we may be unable to continue to manage the business as currently operated or make any payments of principal or interest on the Original Exchange Notes and the Exchange Notes for a period of time. In addition, the lenders under the revolving credit facility could elect to declare all amounts borrowed, together with accrued and unpaid interest, to be due and payable. If we were unable to repay such amounts, the lenders under the revolving credit facility could proceed against the collateral securing such indebtedness. If the indebtedness under the revolving credit facility were to be accelerated, our assets and other sources of liquidity may not be sufficient to repay in full such indebtedness and our other indebtedness, including the Exchange Notes. You should read "Description of the Revolving Credit Facility" and "Description of the Exchange Notes--Certain Covenants" for more information about the Company's restrictive debt covenants.


    TERM OF REVOLVING CREDIT FACILITY; NEED FOR SEASONAL FINANCING

    The revolving credit facility, which is designed to address our seasonal working capital needs, expires July 2, 2000. We cannot assure you that, at such time, we will be able to extend or renew the revolving credit facility or obtain alternative financing to meet our seasonal working capital needs. In the event that we do not have a revolving credit facility in place, we may not be able to satisfy our seasonal working capital needs, which would have a material adverse effect on the Company and its results of operations.

    POTENTIAL INABILITY TO FUND A CHANGE OF CONTROL OFFER

    We must offer to purchase the Exchange Notes and the Original Exchange Notes at 101% of their principal amount plus accrued interest upon a change of control of the Company. If a change of control were to occur, we cannot assure you that we would have sufficient money or be able to arrange financing to pay for all tendered Exchange Notes and Original Exchange Notes. The Indenture does not protect holders of Exchange Notes or Original Exchange Notes from a highly leveraged transaction, reorganization, restructuring, merger or similar event that does not result in a change of control. The revolving credit facility prohibits the Company from voluntarily purchasing the Exchange Notes and the Original Exchange Notes, and certain events constituting a change of control constitute a default under the revolving credit facility. If a change of control occurs under the revolving credit facility, the Company could ask its lenders to consent to our purchase of Exchange Notes and Original Exchange Notes or could attempt to refinance the debt. However, our ability to obtain the lenders' consent or to refinance is uncertain. The Company's inability to purchase the Exchange Notes or the Original Exchange Notes could become an event of default under the Indenture and other debt. You should read "Description of the Exchange Notes--Repurchase Upon Change of Control" and "Description of the Revolving Credit Facility" for more information regarding the Company's potential inability to fund a change of control offer.

    FRAUDULENT CONVEYANCE


    Any of the Company's creditors may file a lawsuit objecting to the Company's obligations under the Exchange Notes and/or the Outstanding Notes or the use of the proceeds from the Outstanding Notes. A court could void the Company's obligations under the Exchange Notes and/or the Outstanding Notes, subordinate the Exchange Notes and/or the Outstanding Notes to the Company's other debt or order the holders to return any amounts paid on the Outstanding Notes to the Company or to a fund benefitting the creditors if the court finds the Company
(1) intended to defraud a creditor or (2) did not receive fair value for the Outstanding Notes and the Company either (A) was insolvent or became insolvent by offering the Outstanding Notes, (B) did not have enough capital to engage in the Acquisition or (C) intended to or believed that it overextended its debt obligations. Creditors of the guarantor subsidiaries may also object to their guarantee of the Exchange Notes and the Original Exchange Notes. A court could provide creditors of the guarantor subsidiaries with the relief outlined above. In addition, the creditors of the guarantor subsidiaries could claim that since the guarantees were made for the benefit of the Company, the guarantor subsidiaries did not receive fair value for the guarantees.



    The measure of insolvency for fraudulent transfer purposes will vary depending upon the law of the jurisdiction that is being applied in any proceeding. Generally, however, the Company or a guarantor subsidiary would be considered insolvent if, at the time it incurred the debt, either (1) the sum of its debts (including contingent liabilities) is greater than its assets, at a fair valuation, or (2) the present fair salable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. We cannot give any assurance as to what standards a court would use to determine whether the Company or a guarantor subsidiary was solvent at the relevant time, or whether, whatever standard might be used, the Exchange Notes would not be voided or further subordinated on the grounds set forth above.


    We believe that at the time we incurred the debt constituting the Outstanding Notes and the subsidiary guarantees, we (1) were (a) neither insolvent nor to be rendered insolvent as a result, (b) in possession of sufficient capital to run our businesses effectively, and (c) incurring debts within our ability to pay them as they become due, and (2) had sufficient assets to satisfy any probable money judgment against us in any pending action. In reaching this conclusion, we have relied upon our analyses of internal cash flow projections and estimated values of our assets and liabilities. We cannot assure you, however, that a court passing on the same questions would reach the same conclusions.

    INTEGRATION OF OPERATIONS

    We will face significant challenges in integrating the Sweet Factory brand name, stores and operations with Archibald Candy's existing operations. The integration will require substantial attention from our management. The diversion of management's attention from Archibald Candy's existing business could have an adverse impact on the Company's operating results and financial condition. Additional risks related to the integration of operations which could have an adverse impact on the Company's operating results and financial condition, include:

    - the failure to realize expected operating efficiencies from the Acquisition;


    - the failure to improve the performance of the Sweet Factory stores;



    - the costs and time required for the integration of the operations of Sweet Factory and Archibald Candy exceeding our expectations;

    - the failure to effectively cross-market products or expand product distribution; and

    - unexpected costs or liabilities in Sweet Factory's operations.

    Sweet Factory experienced negative same store sales results in each of fiscal 1997 and fiscal 1998. We cannot assure you that these results will not continue. Although we intend to apply many of the same strategies that have been successful in improving our Fannie May and Fanny Farmer store-level performance since 1994, we cannot assure you that we will be successful in doing so.

    RISK OF ACQUISITION STRATEGY


    We intend to continue to pursue selective acquisitions that complement or provide further opportunities to use our brands, manufacturing resources or distribution systems. However, we cannot assure you that we will be able to identify suitable acquisition candidates or that, if identified, we will be able to finance such acquisitions or acquire such companies on suitable terms. Moreover, other companies are competing for acquisition candidates, which could result in an increase in the price of acquisition targets and a decrease in the number of attractive companies available for acquisition. In addition, we cannot assure you that the anticipated economic, operational and other benefits of future acquisitions will be achieved or that we will be able to successfully integrate acquired businesses in a timely manner without substantial costs, delays or other operational or financial problems.


    SUBSTANTIAL COMPETITION

    The production and sale of confectionery products is highly competitive. We compete with numerous businesses that manufacture, distribute or retail boxed chocolates and other confectionery products, including confectionery manufacturers, distributors and retailers who supply or seek to supply various segments of the confectionary market that we currently target for growth and development. Our primary competitors in the boxed chocolate segment of the confectionery industry are Russell Stover, Whitman's and Godiva. We also compete with manufacturers, distributors and retailers of other snack food products, including cookies, ice cream and coffee, as well as with grocery stores, gift distributors and retailers, such as florists and card and gift shops, that offer products at price points comparable to those of our products or, in some cases, at price points lower than those of our products. Many of our competitors have greater name recognition and greater financial, marketing and other resources. Competitive market conditions could have a material adverse effect on the Company and its results of operations. You should read "Business--Competition" for more information regarding the Company's competition.

    DEPENDENCE ON REAL ESTATE LEASES; CONTINUING OBLIGATIONS ON LEASES


    We lease locations for all of our Fanny Farmer and Sweet Factory stores and substantially all of our Fannie May stores. Our success depends in part on our ability to secure leases in high quality locations at rents we believe to be reasonable. Within the next four years, approximately 58% of our store leases are due to expire. We cannot assure you that we will be able to renew our leases or that the terms of such renewals will be favorable to us. We believe that the market for the type of locations historically leased by us is highly competitive. As a result, we cannot assure you that we will succeed in renewing or obtaining such leases in the future at rents that we believe to be reasonable or at all, or that if we are successful at renewing leases, that our assumptions about what are reasonable rents will be accurate. Moreover, if certain locations should prove to be unprofitable, we may continue to be liable for lease payments if we determine to withdraw from such locations.


    SEASONALITY

    Our sales and profits are highly seasonal, particularly Archibald Candy's sales and profits. Historically, Archibald Candy has realized a majority of its annual sales and profits during the periods preceding Christmas, Valentine's Day and Easter. If for any reason demand for Archibald Candy's products during any such holiday season is insufficient, our total sales and profits will be materially reduced for such period and for the fiscal year in general. Further, we must establish inventory levels in anticipation of projected seasonal demand. To the extent that we underestimate such demand, we could lose sales and profits. To the extent that we establish inventories in excess of actual demand, we may have to sell inventory at reduced prices or write-off the excess inventory as unsaleable. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results and Seasonality" for more information regarding the seasonality of Archibald Candy's sales and profits.

    FLUCTUATIONS IN COST OF SALES AND IMPACT ON PRICING

    The principal components of our Fannie May and Fanny Farmer cost of sales are raw materials, purchased product, labor and manufacturing overhead. The principal component of our Sweet Factory cost of sales is purchased product. The overall supply and price of our raw materials and purchased products have been relatively stable in recent years. However, there are many factors over which we have no control, including market fluctuations and economic, political and weather conditions affecting commodity supplies, that may significantly affect the supply and price of specific raw materials and purchased products. We have long-standing relationships with many of our principal raw material and candy product suppliers and generally do not depend on any single supplier for key ingredients or products. Nevertheless, a significant or prolonged increase in the prices of chocolate, nutmeats or other key ingredients or purchased candy products, or the unavailability of adequate supplies of such materials or products of the quality or brand sought by us, could have a material adverse effect on the Company and its results of operations.


    Archibald Candy has entered into non-exclusive, short term (less than one year) supply agreements with Peter's Chocolate Company and Merckens Chocolate Company, which suppliers account for over 90% of the total coatings Archibald Candy purchases. In fiscal 1998, we purchased approximately 3 million pounds and 2 million pounds of coatings from Peter's Chocolate Company and Merckens Chocolate Company, respectively. The loss of services from either of these suppliers could have a material adverse effect on the Company and its results of operations. Archibald Candy historically has not had business relationships with many of Sweet Factory's suppliers, some of which are the sole source for nationally recognized third-party branded products. Therefore, we cannot assure you that we will be able to continue to source some or all of our Sweet Factory products.


    In many of our sales channels, we must set our prices prior to or at the beginning of the fiscal year. Therefore, if the cost of sales or operating expenses rise unexpectedly during the year, we may be limited in our ability or unable to pass along such cost increases to our customers through higher prices. Furthermore, we generally may be unable or limited in our ability to pass along cost increases to our customers through higher prices either because of real or perceived competitive issues or consumer resistance. Our sensitivity to cost increases and inability to raise prices may have a material adverse effect on the Company and its results of operations. See "Business--Products."

    REGIONAL CONCENTRATION OF OPERATIONS


    A majority of our Fannie May and Fanny Farmer stores and third-party retailers carrying Fannie May and Fanny Farmer products are located in the Midwestern United States, particularly in the greater Chicago metropolitan area. A significant number of our Sweet Factory stores are located in the Western United States, primarily in California. Many of our remaining stores are located in and around large metropolitan areas in the Northwestern, the upper Midwestern and the Northeastern United States and Florida. As a result, we are susceptible to adverse developments in the economy, weather conditions, competition, consumer preferences or demographics in any of these metropolitan areas. For example, severe weather conditions in any of our principal metropolitan markets may have a material negative impact on customer traffic and sales, especially if such weather occurs during one of our peak selling periods. Due to our susceptibility to such adverse developments, we cannot assure you that the current geographic concentration of our business will not have a material adverse effect on the Company and our results of operations. See "Business--Marketing and Sales."

    OTHER FACTORS AFFECTING SALES AND PROFITABILITY

    A number of factors beyond our control may adversely affect our sales and profitability. Such factors include:

    - general customer traffic in shopping centers and malls in which our stores and third-party retailers of our products are located;

    - the timing of the Christmas and Valentine's Day holidays (I.E., the days of the week on which such holidays occur);

    - changes in discretionary spending priorities; and

    - changes in consumer tastes, preferences and eating habits.


    The Company believes its sales are strongly influenced by the amount and proximity of pedestrian traffic near the Company-operated stores and third-party retailers of the Company's products. Because a significant percentage of the Company-operated stores are located in shopping malls, a decline in mall traffic could adversely affect the Company's financial condition and results of operations.


    GOVERNMENTAL REGULATION; LITIGATION

    As a manufacturer and retailer of food products, we are subject to extensive regulation by various federal and state regulatory agencies, including the Food and Drug Administration. In addition, all of our retail stores are subject to licensing and regulation by the health, sanitation, safety, building and fire agencies of the respective states and municipalities in which such stores are located. A failure to comply with one or more regulations could result in the imposition of sanctions. Such sanctions could include the closing of all or a portion of our facilities for an indeterminate period of time or the recall of products that were manufactured under improper conditions, either of which could have a material adverse effect on the Company and its results of operations.

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. A number of properties owned or operated by Archibald Candy were formerly operated as gasoline stations. We have engaged in a limited review of these properties and removed underground storage tanks and associated contamination where such underground storage tanks were identified. Although we are not aware of any environmental conditions that require remediation under federal, state or local law at these properties, we cannot assure you that we have identified all of the potential environmental liabilities at these properties or that such liabilities would not have a material impact on the Company's financial condition.

    We also are subject to laws governing our relationships with employees, including minimum wage requirements, overtime, work and safety conditions and citizenship requirements. Because a significant number of our employees are paid at rates related to the federal minimum wage, an increase in the minimum wage would increase our labor costs. An increase in the minimum wage rate or employee benefits costs (including costs associated with mandated health insurance coverage) could have a material adverse effect on the Company and its results of operations.

    Although we are not currently subject to any product liability litigation, we cannot assure you that product liability litigation will not occur in the future involving our products. Our quality control program is designed to maintain high standards for the food and materials and food preparation procedures used by us. Our personnel periodically inspect our products at both the point-of-sale locations and the manufacturing facilities to ensure that they conform to our standards. We maintain insurance relating to personal injury and product liability in amounts that we consider adequate for the retail food industry. While we have been able to obtain such insurance in the past, we cannot assure you that we will be able to maintain these insurance policies in the future at reasonable prices or at all.

Consequently, any successful claim against us, in an amount materially exceeding our coverage, could have a material adverse effect on the Company's business, financial condition or results of operations.

    In the ordinary course of business, we are involved in routine litigation. Although we maintain insurance, we cannot assure you that such insurance or the coverage thereunder will be adequate. In addition, although litigation has not adversely affected us in the past, we cannot assure you as to the future effect of any litigation involving us.

    DEPENDENCE ON KEY PERSONNEL; LABOR RELATIONS

    We believe that our success is largely dependent on the abilities and experience of our senior management team. The loss of services of one or more of these senior executives could adversely affect our ability to (1) effectively manage the overall operations of the Company or (2) successfully execute current or future business strategies, either of which could have a material adverse effect on the Company and its results of operations. In addition, we believe that our continued success will depend upon our ongoing ability to attract and retain qualified management and employees. We do not have employment agreements with any members of our senior management and do not maintain key man life insurance on any such individuals. You should read "Management" for more information regarding our key personnel.

    Archibald Candy currently is subject to seven collective bargaining agreements, all of which expire on or before March 31, 2003. Archibald Candy historically has had satisfactory labor relations with its employees and their labor unions and have not experienced an organized work stoppage in over 15 years. Future union contracts with Archibald Candy are likely to result in higher wages and benefits paid to union members and, therefore, increased operating costs, which could have a material adverse effect on the Company and its results of operations. A work stoppage or strike by Archibald Candy's employees, especially preceding or during one of its key selling periods (I.E., Christmas, Valentine's Day or Easter), could have a material adverse effect on the Company and its results of operations. None of Sweet Factory's employees currently are represented by a union. However, we cannot assure you that such employees may not attempt to unionize in the future. The unionization of Sweet Factory employees could result in higher wages and benefits for such employees and, therefore, have a material adverse effect on the Company and its results of operations.

    TRADEMARKS

    We believe that our trademarks have significant value and are important to the marketing of our products. Although we have registered our trademarks in numerous jurisdictions, we cannot assure you that our trademarks cannot be circumvented, do not or will not violate the proprietary rights of others, or would be upheld if challenged or that we would not be prevented from using our trademarks. A negative ruling with regards to our use, validity or enforceability of our trademarks, or the time consumed and the legal costs of defending against such a claim could have an adverse effect on the Company and its results of operation. In addition, we cannot assure you that we will have the financial resources necessary to enforce or defend our trademarks.

    We own the exclusive license to operate Sweet Factory stores in the United States and Mexico, although appropriate actions to protect the use of the license by Sweet Factory in Mexico may not have been taken. Because Sweet Factory currently has no operations, or plans to operate in Mexico, the Company's management does not believe that the failure to take such actions will have a material adverse effect on the Company or its results of operations. Further, we cannot assure you that the licensor or Sweet Factory will continue to fulfill their respective obligations under the license agreement. The current license period under the license agreement expires in the year 2000. However, we have the option to extend the license for an additional ten year period by paying a renewal fee of $825,000. We also have the option to extend the license for two additional ten-year periods to the year 2030 by paying a renewal fee of $825,000 for each such additional extension. We cannot assure you that we will be able to exercise or enforce our rights to extend the license for such additional periods. The loss of such license could have a material adverse effect on the Company and our results of operations.

    CONTROL BY PRINCIPAL STOCKHOLDERS; POTENTIAL CONFLICTS OF INTEREST

    We are subject to potential conflicts of interest arising out of our relationship with affiliates of the TJC Investors (as defined). See "Principal Stockholders." The TJC Investors own a majority of the issued and outstanding capital stock of Holdings, which in turn owns all of the issued and outstanding capital stock of the Company. Messrs. John W. Jordan II, Thomas H. Quinn and Adam E. Max, each a director of Holdings, Archibald Candy and each of the guarantor subsidiaries, are TJC Investors. In addition, Messrs. Quinn and Max are officers of Archibald Candy and each of the guarantor subsidiaries. The ability of the TJC Investors to control certain decisions concerning the management of the Company may present conflicts of interest between the holders of the Exchange Notes and the TJC Investors. Subject to the rights of the other holders of Holdings' capital stock, the TJC Investors have the right to elect directors that have a majority of the voting power of the Board of Directors of Holdings and Archibald Candy. As a result, the TJC Investors generally will have the ability to control the business affairs of Holdings and the Company and to determine the outcome of any corporate transaction or other matter requiring stockholder approval. Such matters requiring stockholder approval include, among others:

    - an amendment to the articles of incorporation of Holdings or Archibald Candy;

    - the authorization of additional shares of capital stock; and

    - a merger, consolidation or sale of all or substantially all of the assets or stock of Holdings or the Company.

The TJC Investors thus can prevent or cause a change of control of Holdings or the Company, either of which may adversely affect the Company or its results of operations. In addition, certain affiliates of TCW Capital, an investment management firm (the "TCW Investors"), have the right to take control of the Board of Directors of Holdings and the Company upon the occurrence of certain events.

    The holders of Holdings' senior preferred stock have various dividend and redemption rights. Holdings' failure to satisfy such rights would result in the holders of the senior preferred stock acquiring the right to control the Board of Directors of Holdings and Archibald Candy. The acquisition of control of the Board of Directors of Holdings or Archibald Candy by the holders of the senior preferred stock would constitute a change of control under the Indenture. You should read "Risk Factors--Potential Inability to Fund a Change of Control Offer" for a discussion of certain consequences of a change of control.

    In addition to the potential conflicts of interest mentioned above, the Company and Holdings have entered into certain agreements with the TJC Investors or its affiliates that present potential conflicts of interest. Pursuant to a management consulting agreement with an affiliate of the TJC Investors, Holdings pays such affiliate an annual fee of $364,000 for management, consulting and similar services plus any out-of-pocket expenses and additional fees for any investment banking services rendered. Archibald Candy pays Holdings for such services pursuant to a tax sharing and management agreement. The Company believes that the terms of the tax sharing and management agreement relating to such services are comparable to the terms that it would obtain from disinterested third parties for comparable services.

    Although the Company does not have an explicit policy that addresses potential conflicts of interest, the Indenture does prohibit certain transactions between the Company and its affiliates. You should read the discussion under the heading "Description of the Exchange Notes--Certain Covenants--Limitation on Transactions with Affiliates" for further information regarding the Indenture's restrictions on affiliate transactions.

    CAPITALIZATION OF HOLDINGS


    On August 31, 2001, Holdings is required to redeem its senior preferred stock and on November 1, 2001, Holdings is required to redeem its Class A preferred stock and Class B preferred stock. Beginning in January 2000, Holdings may be required to redeem shares of its Class A Common Stock and Class D Common Stock held by the TCW Investors and certain of the TJC Investors. In order for Holdings to make such redemption payments, Holdings must elect either to pursue a sale of the Company or cause the Company, to the extent permitted by the Indenture and the revolving credit facility, to advance the necessary funds to Holdings by dividend or otherwise. Such advances, if made, will reduce the funds available for the Company's operations. You should read "Description of the Exchange Notes--Certain Covenants--Limitation on Restricted Payments" for a discussion of limitations on the Company's ability to make restricted payments.

    IMPACT OF THE YEAR 2000 ISSUE

    Many computer systems and other equipment with embedded chips or processors use only two digits to represent the year and, as a result, they may be unable to process accurately certain data before, during or after the year 2000. As a result, business and governmental entities are at risk for possible miscalculations or system failure causing disruptions in their operations. This is commonly known as the year 2000 issue and can arise at any point in the Company's supply, manufacturing, processing, distribution and financial chains.

    We have surveyed substantially all of the Company's computer systems and are in the process of contacting suppliers and consultants to address year 2000 issues for the software and hardware used by the Company. We also are in the process of upgrading and improving the Company's internal computer systems, which work is expected to be completed by August 1999. Following the completion of this work and based on the representations and warranties of the Company's suppliers and consultants, the Company's computer systems are expected to be year 2000 compliant. We do not believe that the costs associated with making the Company's computer systems year 2000 compliant will be material. However, if the Company's systems or the systems of other companies on whose services the Company depends or with whom the Company's systems interfaces are not year 2000 compliant, it could have a material adverse effect on the Company's results of operation and financial condition.

    CONSEQUENCES OF FAILURE TO EXCHANGE OUTSTANDING NOTES

    The Company did not register the Outstanding Notes under the Securities Act or any state securities laws, nor does it intend to after the Exchange Offer. As a result, the Outstanding Notes may only be transferred in limited circumstances under the securities laws. If the holders of the Outstanding Notes do not exchange their notes in the Exchange Offer, they lose their right to have the Outstanding Notes registered under the Securities Act, subject to certain limitations. A holder of Outstanding Notes after the Exchange Offer may be unable to sell the notes.

    ABSENCE OF A PUBLIC MARKET FOR THE EXCHANGE NOTES

    While the Outstanding Notes are presently eligible for trade in the PORTAL market of the NASD by qualified institutional buyers, there is no existing market for the Exchange Notes. The initial purchaser of the Outstanding Notes has advised the Company that it currently intends to make a market in the Exchange Notes following the Exchange Offer. However, the initial purchaser is not obligated to do so, and any market-making may be stopped at any time without notice. The Company does not intend to apply for a listing of the Exchange Notes on any securities exchange. We do not know if an active public market for the Exchange Notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the Exchange Notes may be adversely affected. The Company cannot make any assurances regarding the liquidity of the market for the Exchange Notes, the ability of holders to sell their Exchange Notes or the price at which holders may sell their Exchange Notes.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Company issued and sold the Outstanding Notes to the initial purchaser on December 7, 1998 pursuant to the terms and conditions of a purchase agreement dated as of November 24, 1998. The Company agreed in the Purchase Agreement to provide the holders of the Outstanding Notes with the same registration rights granted to the holders of the Company's $100.0 million of 10 1/4% Series A Senior Secured Notes due 2004 (the "Original Notes") that were issued and sold in an unregistered offering on July 2, 1997. The Original Notes subsequently were exchanged for a like principal amount of the Company's 10 1/4% Series B Senior Secured Notes due 2004 which are registered under the Securities Act (the "Original Exchange Notes"). The Original Exchange Notes remain outstanding. The registration rights with respect to the Outstanding Notes are set forth in a Registration Rights Agreement dated as of July 2, 1997 between Archibald Candy and the initial purchasers of the Original Notes.

    The Company is conducting the Exchange Offer to satisfy its contractual obligations under the Registration Rights Agreement. The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act, and holders of the Exchange Notes will not be entitled to liquidated damages.

EXCHANGE OFFER REGISTRATION STATEMENT

    The Registration Rights Agreement requires the Company to:

    - file with the Securities and Exchange Commission (the "SEC") by February 5, 1999 a registration statement with respect to an offer to exchange the Outstanding Notes for the Exchange Notes, which would have terms substantially identical in all material respects to the Outstanding Notes;

    - use its best efforts to cause such exchange offer registration statement to become effective under the Securities Act by April 6, 1999;

    - keep the exchange offer registration statement effective until the consummation of the Exchange Offer pursuant to its terms; and

    - commence the Exchange Offer and use its best efforts to issue by
                  , 1999 Exchange Notes in exchange for all Outstanding Notes tendered prior thereto in the Exchange Offer.

The Company has agreed to keep the Exchange Offer open for not less than 30 days, or longer if required by applicable law, after the date notice thereof is mailed to the holders of Outstanding Notes.

SHELF REGISTRATION STATEMENT

    The Registration Rights Agreement requires the Company to file a shelf registration statement with respect to the resale of the Outstanding Notes if:

    - applicable interpretations of the staff (the "Staff") of the SEC would not permit the completion of the Exchange Offer;

    - certain holders of the Outstanding Notes notify the Company that they are not eligible to participate in the exchange of Outstanding Notes for Exchange Notes or would not receive freely tradeable Exchange Notes in exchange for tendered Outstanding Notes;

    - the initial purchaser so requests under certain circumstances; or

    - the Exchange Offer is not completed by May 21, 1999.

The Company has agreed to use its best efforts to keep the shelf registration statement effective until two years after its date of effectiveness.

LIQUIDATED DAMAGES

    The Registration Rights Agreement requires the Company to pay liquidated damages to the holders of the Outstanding Notes if:

    - neither the exchange offer registration statement nor the shelf registration statement has been filed with the SEC by February 5, 1999;

    - neither the exchange offer registration statement nor the shelf registration statement is declared effective by the SEC by April 6, 1999;

    - the Company has not exchanged Exchange Notes for Outstanding Notes validly tendered in accordance with the terms of the Exchange Offer within 45 days after the date on which an exchange offer registration statement is declared effective by the SEC; or

    - a shelf registration statement is filed and declared effective by the SEC but thereafter ceases to be effective without being succeeded within 30 days by a subsequent shelf registration statement filed and declared effective.

    Upon the completion of the Exchange Offer, holders of Outstanding Notes will not be entitled to any liquidated damages on the Outstanding Notes or any further registration rights, except under limited circumstances. See "Risk Factors--Consequences of Failure to Exchange Outstanding Notes" and "Description of the Exchange Notes" for further information regarding the rights of holders of Outstanding Notes after the Exchange Offer. The Exchange Offer is not extended to holders of Outstanding Notes in any jurisdiction where the Exchange Offer does not comply with the securities or blue sky laws of that jurisdiction.

    The term "holder" as used in this section of the Prospectus entitled "The Exchange Offer" means (1) any person in whose name the Outstanding Notes are registered on the books of the Company, or (2) any other person who has obtained a properly completed bond power from the registered holder, or (3) any person whose Outstanding Notes are held of record by DTC and who wants to deliver such Outstanding Notes by book-entry transfer at DTC.

TERMS OF THE EXCHANGE OFFER

    The Company is offering to exchange up to $30.0 million total principal amount of Exchange Notes for a like total principal amount of Outstanding Notes. The Outstanding Notes must be tendered properly on or before the Expiration Date and not withdrawn. In exchange for Outstanding Notes properly tendered and accepted, the Company will issue a like total principal amount of up to $30.0 million in Exchange Notes.

    The Exchange Offer is not conditioned upon holders tendering a minimum principal amount of Outstanding Notes. As of the date of this Prospectus, $30.0 million aggregate principal amount of Outstanding Notes are outstanding.

    Holders of the Outstanding Notes do not have any appraisal or dissenters' rights in the Exchange Offer. If holders do not tender Outstanding Notes or tender Outstanding Notes that the Company does not accept, their Outstanding Notes will remain outstanding. Any Outstanding Notes will be entitled to the benefits of the Indenture, but will not be entitled to any further registration, except under limited circumstances. See "Risk Factors--Consequences of Failure to Exchange Outstanding Notes" for further information regarding the rights of holders of Outstanding Notes after the Exchange Offer.

    After the Expiration Date, the Company will return to the holder any tendered Outstanding Notes that the Company did not accept for exchange.

    Holders exchanging Outstanding Notes will not have to pay brokerage commissions or fees or transfer taxes if they follow the instructions in the Letter of Transmittal. The Company will pay the charges and expenses, other than certain taxes described below, in the Exchange Offer. See "The Exchange Offer--Fees and Expenses" for further information regarding fees and expenses.

    NEITHER THE COMPANY NOR THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS YOU TO TENDER OR NOT TENDER OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, THE COMPANY HAS NOT AUTHORIZED ANYONE TO MAKE ANY RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER IN THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER.

    The Expiration Date is 5:00 p.m., New York City time, on             , 1999,
unless the Company extends the Exchange Offer.

    The Company has the right, in accordance with applicable law, at any time:

    - to delay the acceptance of the Outstanding Notes;

    - to terminate the Exchange Offer if the Company determines that any of the conditions to the Exchange Offer have not occurred or have not been satisfied;

    - to extend the Expiration Date of the Exchange Offer and keep all Outstanding Notes tendered other than those notes properly withdrawn; and

    - to waive any condition or amend the terms of the Exchange Offer.

    If the Company materially changes the Exchange Offer, or if the Company waives a material condition of the Exchange Offer, the Company will promptly distribute a prospectus supplement to the holders of the Outstanding Notes disclosing the change or waiver. The Company also will extend the Exchange Offer as required by Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    If the Company exercises any of the rights listed above, it will promptly give oral or written notice of the action to the Exchange Agent and will issue a release to an appropriate news agency. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

    Promptly after the Expiration Date, the Company will issue Exchange Notes to the Exchange Agent for Outstanding Notes tendered and accepted and not withdrawn. The Exchange Agent might not deliver the Exchange Notes to all tendering holders at the same time. The timing of delivery depends upon when the Exchange Agent receives and processes the required documents.

    The Company will be deemed to have exchanged Outstanding Notes validly tendered and not withdrawn when the Company gives oral or written notice to the Exchange Agent of their acceptance. The Exchange Agent is an agent for the Company for receiving tenders of Outstanding Notes, Letters of Transmittal and related documents. The Exchange Agent is also an agent for tendering holders for receiving Outstanding Notes, Letters of Transmittal and related documents and transmitting Exchange Notes to validly tendering holders. If for any reason, the Company (1) delays the acceptance or exchange of any Outstanding Notes; (2) extends the Exchange Offer; or (3) is unable to accept or exchange Outstanding Notes, then the Exchange Agent may, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered notes. Notes retained by the Exchange Agent may not be withdrawn, except according to the withdrawal procedures outlined in the section entitled "--Withdrawal Rights" below.

    In tendering Outstanding Notes, you must warrant in the Letter of Transmittal or in an Agent's Message (described below) that:

    - you have full power and authority to tender, exchange, sell, assign and transfer Outstanding Notes;

    - the Company will acquire good, marketable and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and other encumbrances, and

    - the Outstanding Notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by the Company or the Exchange Agent to complete the exchange, sale, assignment and transfer of the Outstanding Notes.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

    VALID TENDER

    You may tender your Outstanding Notes by book-entry transfer or by other means. For book-entry transfer, you must deliver to the Exchange Agent either
(1) a completed and signed Letter of Transmittal or (2) an Agent's Message, meaning a message transmitted to the Exchange Agent by DTC stating that you agree to be bound by the terms of the Letter of Transmittal. You must deliver your Letter of Transmittal or the Agent's Message by mail, facsimile, hand delivery or overnight carrier to the Exchange Agent on or before the Expiration Date. In addition, to complete a book-entry transfer, you must also either (1) have DTC transfer the Outstanding Notes into the Exchange Agent's account at DTC using the ATOP procedures for transfer, and obtain a confirmation of such a transfer, or (2) follow the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedures."

    If you tender fewer than all of your Outstanding Notes, you should fill in the amount of notes tendered in the appropriate box on the Letter of Transmittal. If you do not indicate the amount tendered in the appropriate box, the Company will assume you are tendering all Outstanding Notes that you hold.

    For tendering your Outstanding Notes other than by book-entry transfer, you must deliver a completed and signed Letter of Transmittal to the Exchange Agent. Again, you must deliver the Letter of Transmittal by mail, facsimile, hand delivery or overnight carrier to the Exchange Agent on or before the Expiration Date. In addition, to complete a valid tender you must either (1) deliver your Outstanding Notes to the Exchange Agent on or before the Expiration Date, or (2) follow the guaranteed delivery procedures set forth below under "--Guaranteed Delivery Procedures."

    DELIVERY OF REQUIRED DOCUMENTS BY WHATEVER METHOD YOU CHOOSE IS AT YOUR SOLE RISK. DELIVERY IS COMPLETE WHEN THE EXCHANGE AGENT ACTUALLY RECEIVES THE ITEMS TO BE DELIVERED. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES

    You do not need to endorse certificates for the Outstanding Notes or provide signature guarantees on the Letter of Transmittal, unless (a) someone other than the registered holder tenders the certificate or (b) you complete the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, you must sign your Outstanding Notes or provide a properly executed bond power, with the signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution." Eligible Guarantor Institutions include: (1) a bank; (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (3) a credit union; (4) a national securities exchange, registered securities association or clearing agency; or (5) a savings association that is a participant in a securities transfer association.

    GUARANTEED DELIVERY PROCEDURES

    If you want to tender your Outstanding Notes in the Exchange Offer and (1) the certificates for the Outstanding Notes are not immediately available or all required documents are unlikely to reach the Exchange Agent on or before the Expiration Date, or (2) a book-entry transfer cannot be completed in time, you may tender your Outstanding Notes if you comply with the following guaranteed delivery procedures:

    - the tender is made by or through an Eligible Guarantor Institution;

    - you deliver a properly completed and signed Notice of Guaranteed Delivery, similar to the form provided with the Letter of Transmittal, to the Exchange Agent on or before the Expiration Date; and

    - you deliver the certificates or a confirmation of book-entry transfer and a properly completed and signed Letter of Transmittal to the Exchange Agent within three New York Stock Exchange trading days after the Notice of Guaranteed Delivery is executed.

    You may deliver the Notice of Guaranteed Delivery by hand, facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Guarantor Institution in the form described in the notice.

    The Company's acceptance of properly tendered Outstanding Notes is a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

    DETERMINATION OF VALIDITY

    The Company will resolve all questions regarding the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Outstanding Notes. The Company's resolution of these questions as well as the Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal) is final and binding on all parties. A tender of Outstanding Notes is invalid until all irregularities have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person is under any obligation to give notice of any irregularities in tenders nor will they be liable for failing to give any such notice. The Company reserves the absolute right, in its sole and absolute discretion, to reject any tenders determined to be in improper form or unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any condition or irregularity in the tender of Outstanding Notes by any holder. The Company need not waive similar conditions or irregularities in the case of other holders.

    If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate that capacity when signing. In addition, unless waived by the Company, the person must submit proper evidence satisfactory to the Company, in its sole discretion, of his or her authority to so act.

    A beneficial owner of Outstanding Notes that is held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that entity promptly if the holder wants to participate in the Exchange Offer.

RESALES OF EXCHANGE NOTES

    The Company is exchanging the Outstanding Notes for Exchange Notes based upon the position of the Staff set forth in interpretive letters to third parties in other similar transactions. The Company will not seek its own interpretive letter. As a result, the Company cannot assure you that the Staff will take the same position on this Exchange Offer as it did in interpretive letters to other parties. Based on the Staff's letters to other parties, the Company believes that holders of Exchange Notes, other than broker-dealers, can offer the notes for resale, resell and otherwise transfer the Exchange Notes without delivering a prospectus to prospective purchasers. However, prospective holders must acquire the

Exchange Notes in the ordinary course of business and have no intention of engaging in a distribution of the notes, as a "distribution" is defined by the Securities Act.

    Any holder of Outstanding Notes who is an "affiliate" of the Company or who intends to distribute Exchange Notes, or any broker-dealer who purchased Outstanding Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

    - cannot rely on the Staff's interpretations in the above-mentioned interpretive letters;

    - cannot tender Outstanding Notes in the Exchange Offer; and

    - must comply with the registration and prospectus delivery requirements of the Securities Act to transfer the Outstanding Notes, unless the sale is exempt.

    In addition, if any broker-dealer acquired Outstanding Notes for its own account as a result of market-making or other trading activities and exchanges the Outstanding Notes for Exchange Notes, the broker-dealer must deliver a prospectus with any resales of the Exchange Notes.

    If you want to exchange your Outstanding Notes for Exchange Notes, you will be required to affirm that:

    - you are not an "affiliate" of the Company;

    - you are acquiring the Exchange Notes in the ordinary course of your business;

    - you have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes (within the meaning of the Securities
      Act); and

    - you are not a broker-dealer, not engaged in, and do not intend to engage in, a distribution of the Exchange Notes (within the meaning of the Securities Act).

    In addition, the Company may require you to provide information regarding the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) of the Outstanding Notes. Each broker-dealer that receives Exchange Notes for its own account must acknowledge that it acquired the Outstanding Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. By making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" under the Securities Act. Based on the Staff's position in certain interpretive letters, the Company believes that broker-dealers who acquired Outstanding Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Notes with a prospectus meeting the requirements of the Securities Act. Accordingly, a broker-dealer may use this Prospectus to satisfy such requirements. The Company has agreed that a broker-dealer may use this Prospectus for a period ending 180 days after the Expiration Date or, if earlier, when a broker-dealer has disposed of all Exchange Notes. See "Plan of Distribution" for further information. A broker-dealer intending to use this Prospectus in the resale of Exchange Notes must notify the Company, on or prior to the Expiration Date, that it is a Participating Broker-Dealer (as defined in "Plan of Distribution"). This notice may be given in the Letter of Transmittal or may be delivered to the Exchange Agent. Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on the Staff's interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act when reselling Exchange Notes.

WITHDRAWAL RIGHTS

    You can withdraw tenders of Outstanding Notes at any time on or before the Expiration Date.

    For a withdrawal to be effective, you must deliver a written, telegraphic, telex or facsimile transmission of a Notice of Withdrawal to the Exchange Agent on or before the Expiration Date. The Notice of Withdrawal must specify the name of the person tendering the Outstanding Notes to be withdrawn, the total principal amount of Outstanding Notes withdrawn, and the name of the registered holder of the Outstanding Notes if different from the person tendering the Outstanding Notes. If you delivered Outstanding Notes to the Exchange Agent, you must submit the serial numbers of the Outstanding Notes to be withdrawn and the signature on the Notice of Withdrawal must be guaranteed by an Eligible Guarantor Institution, except in the case of Outstanding Notes tendered for the account of an Eligible Guarantor Institution. If you tendered Outstanding Notes as a book-entry transfer, the Notice of Withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Outstanding Notes and you must deliver the Notice of Withdrawal to the Exchange Agent by written, telegraphic, telex or facsimile transmission. You may not rescind withdrawals of tender. Outstanding Notes properly withdrawn may again be tendered at any time on or before the Expiration Date.

    The Company will determine all questions regarding the validity, form and eligibility of withdrawal notices. The Company's determination will be final and binding on all parties. Neither the Company, any affiliate or assign of the Company, the Exchange Agent nor any other person is under any obligation to give notice of any irregularities in any Notice of Withdrawal, nor will they be liable for failing to give any such notice. Withdrawn Outstanding Notes will be returned to the holder after withdrawal.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will bear interest at 10 1/4% per annum, payable semi-annually, on January 1 and July 1 of each year, commencing July 1, 1999. Holders of Exchange Notes will receive interest on July 1, 1999 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued but unpaid interest on the Outstanding Notes. If we accept your Outstanding Notes for exchange, then you will waive all interest accrued but unpaid on such Outstanding Notes.

CONDITIONS TO THE EXCHANGE OFFER

    The Company need not exchange any Outstanding Notes, may terminate the Exchange Offer or may waive any conditions to the Exchange Offer or amend the Exchange Offer, if any of the following conditions have occurred:

    - the Staff no longer allows the Exchange Notes to be offered for resale, resold and otherwise transferred by certain holders without compliance with the registration and prospectus delivery provisions of the Securities Act;

    - a governmental body passes any law, statute, rule or regulation which, in the Company's opinion, prohibits or prevents the Exchange Offer;

    - the SEC or any state securities authority issues a stop order suspending the effectiveness of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement; or

    - the Company is unable to obtain any governmental approval that the Company believes is necessary to complete the Exchange Offer.

    If the Company reasonably believes that any of the above conditions has occurred, it may (1) terminate the Exchange Offer, whether or not any Outstanding Notes have been accepted for exchange, (2) waive any condition to the Exchange Offer or (3) amend the terms of the Exchange Offer in any respect. If the Company's waiver or amendment materially changes the Exchange Offer, the Company will promptly disclose the waiver or amendment through a prospectus supplement, distributed to the registered holders of the Outstanding Notes. The prospectus supplement also will extend the Exchange Offer as required by Rule 14e-1 of the Exchange Act.

EXCHANGE AGENT

    The Company has appointed The Bank of New York as Exchange Agent for the Exchange Offer. Holders should direct questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery to the Exchange Agent addressed as follows:

      BY REGISTERED OR CERTIFIED MAIL:                BY HAND OR OVERNIGHT DELIVERY:
            The Bank of New York                           The Bank of New York
           101 Barclay Street, 7E                         101 Barclay Street, 7E
          New York, New York 10286                    Corporate Trust Services Window
      Attention: Reorganization Section                        Ground Level
                                                         New York, New York 10286
                                                     Attention: Reorganization Section

                             CONFIRM BY TELEPHONE:
                                 (212)

                            FACSIMILE TRANSMISSIONS:
                          (ELIGIBLE INSTITUTIONS ONLY)
                                 (212)

    If you deliver Letters of Transmittal or any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

FEES AND EXPENSES

    The Company will pay the Exchange Agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. The Company also will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for sending copies of this Prospectus and related documents to holders of Outstanding Notes, and in handling or tendering for their customers.

    The Company will pay the transfer taxes for the exchange of the Outstanding Notes in the Exchange Offer. If, however, Exchange Notes are delivered to or issued in the name of a person other than the registered holder, or if a transfer tax is imposed for any reason other than for the exchange of Outstanding Notes in the Exchange Offer, then the tendering holder will pay the transfer taxes. If a tendering holder does not submit satisfactory evidence of payment of taxes or exemption from taxes with the Letter of Transmittal, the taxes will be billed directly to the tendering holder.

    The Company will not make any payment to brokers, dealers or other nominees soliciting acceptances in the Exchange Offer.

ACCOUNTING TREATMENT

    The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes. Accordingly, the Company will not recognize any gain or loss for accounting purposes. The Company intends to amortize the expenses of the Exchange Offer and issuance of the Outstanding Notes over the term of the Exchange Notes.

                                THE ACQUISITION

THE ACQUISITION

    On December 7, 1998, Archibald Candy acquired Sweet Factory (the "Acquisition") for total consideration of $28.0 million pursuant to an Agreement and Plan of Reorganization dated as of November 24, 1998 (the "Merger Agreement"). The Merger Agreement was filed as an exhibit to the Company's Current Report on Form 8-K that was filed with the SEC on December 2, 1998 and is incorporated by reference as an exhibit to the registration statement of which this Prospectus is a part. The $28.0 million in consideration consisted of Archibald Candy's (1) payment of $18.0 million in cash to the stockholders of Sweet Factory and (2) repayment of approximately $10.0 million of indebtedness of Sweet Factory. Archibald Candy funded the Acquisition, in part, through the issuance and sale of the Outstanding Notes. In this Prospectus, we refer to the Acquisition and the offering of the Outstanding Notes collectively as the "Transactions."

ACQUISITION RATIONALE

    The acquisition of Sweet Factory provides Archibald Candy with a specialty bulk candy retail chain to complement its existing Fannie May and Fanny Farmer boxed chocolate manufacturing and retail activities. We believe that the acquisition of Sweet Factory has many potential benefits for both Archibald Candy and Sweet Factory, including:

    - improving the performance of the Sweet Factory stores by implementing many of the same retail store strategies that improved the operations of our Fannie May and Fanny Farmer stores;

    - realizing significant cost savings from the consolidation of Sweet Factory's office, manufacturing and distribution facilities with Archibald Candy's existing operations and the elimination of certain duplicative administrative functions;


    - broadening our geographic reach by providing us with a signficant presence in the Western United States;


    - providing us with a new distribution platform for our Fannie May boxed chocolates (we anticipate that the sale of Fannie May products in Sweet Factory's stores will increase both revenues in Sweet Factory's stores and our output of manufactured products); and


    - strengthening our product lines by making certain of Sweet Factory's products available in our Fannie May and Fanny Farmer stores and through our third-party retail programs and non-retail sales channels.


COST SAVINGS INITIATIVES


    We expect to spend approximately $5.7 million for various cost savings initiatives to be undertaken in connection with the consolidation of Sweet Factory's operations into our existing operations. We expect such expenditures to include, among other things, severance payments to certain employees of Sweet Factory and expenditures to close Sweet Factory's facilities in San Diego, California and expand our facilities in Chicago, Illinois to accommodate Sweet Factory. We expect these cost savings initiatives to reduce our expenses by approximately $2.7 million annually, although there can be no certainty that our consolidation efforts will achieve our expected cost savings or be completed for the budgeted amount or in the time anticipated. See "Risk Factors--Integration of Operations."

                                USE OF PROCEEDS

    The Exchange Offer will not generate cash proceeds for the Company. The Company used the proceeds from the offering of the Outstanding Notes, together with existing cash, to fund the Acquisition and for certain cost savings initiatives related to the Acquisition.

    The following table sets forth the sources and uses of funds for the Transactions (amounts shown are in millions):

                SOURCES OF FUNDS
-------------------------------------------------
The Outstanding Notes (1).............  $    30.0
Existing Cash.........................        7.7
                                        ---------
    Total sources.....................  $    37.7
                                        ---------
                                        ---------


                  USE OF FUNDS
-------------------------------------------------
The Acquisition (2)...................  $    28.0
Cost savings initiatives (3)..........        5.7
Estimated fees and expenses (4).......        4.0
                                        ---------
    Total uses........................  $    37.7
                                        ---------
                                        ---------

------------------------

(1) Reflects the aggregate principal amount of the Outstanding Notes at a sale price of 100% of the principal amount thereof.

(2) On December 7, 1998, Archibald Candy acquired Sweet Factory for total consideration of approximately $28.0 million, consisting of Archibald Candy's (a) payment of $18.0 million in cash to the stockholders of Sweet Factory and (b) repayment of approximately $10.0 million of indebtedness of Sweet Factory.

(3) Reflects expenditures related to cost savings initiatives to be undertaken in connection with the consolidation of Sweet Factory's operations into those of Archibald Candy. Such expenditures are expected to include, among other things, severance payments to certain employees of Sweet Factory and expenditures to close Sweet Factory's facilities in San Diego, California and expand the Company's facilities in Chicago, Illinois to accommodate Sweet Factory.

(4) Includes estimated discounts, consent fees, investment banking fees and legal, accounting and printing fees and expenses incurred in connection with the Transactions.

                                 CAPITALIZATION

    The following table sets forth Archibald Candy's unaudited capitalization as of November 28, 1998 on a historical basis and the Company's unaudited capitalization on a pro forma basis after giving effect to the Transactions. You should read this table together with Archibald Candy's financial statements and the accompanying notes, and the unaudited pro forma condensed consolidated financial statements, both of which are included elsewhere in this Prospectus.

                                                                                              NOVEMBER 28, 1998
                                                                                           ------------------------
                                                                                           HISTORICAL    PRO FORMA
                                                                                           -----------  -----------

                                                                                            (DOLLARS IN MILLIONS)
Cash and cash equivalents................................................................   $     7.4(1)  $     6.8
                                                                                           -----------  -----------
                                                                                           -----------  -----------
Long-term debt (including current maturities):
  Revolving Credit Facility (2)..........................................................   $  --        $  --
  10 1/4% Senior Secured Notes due 2004..................................................       100.0        130.0
  Capital lease obligations..............................................................         0.1          0.4
                                                                                           -----------  -----------
    Total long-term debt (including current maturities)..................................   $   100.1    $   130.4
Shareholder's equity (deficit):
  Common Stock, $.01 par value, 25,000 shares authorized, 19,200 shares issued and
    outstanding..........................................................................      --           --
  Additional paid-in capital.............................................................        18.7         18.7
  Retained earnings (accumulated deficit)................................................       (36.2)       (36.2)
                                                                                           -----------  -----------
    Total shareholder's equity (deficit).................................................       (17.5)       (17.5)
                                                                                           -----------  -----------
    Total capitalization.................................................................   $    82.6    $   112.9
                                                                                           -----------  -----------
                                                                                           -----------  -----------

------------------------

(1) Archibald Candy's business is highly seasonal. During fiscal 1998, Archibald Candy's average cash and cash equivalents balance was $13.4 million higher than on November 28, 1998.


(2) As of November 28, 1998, a letter of credit in the amount of $0.5 million was outstanding under the revolving credit facility and borrowings of $19.5 million were available to the Company for working capital and general corporate purposes, subject to the borrowing conditions contained in the revolving credit facility.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The unaudited pro forma condensed consolidated financial statements below are based on the financial statements of Archibald Candy and the consolidated financial statements of Sweet Factory included elsewhere in this Prospectus. The unaudited pro forma condensed consolidated statements of income for the year ended August 29, 1998 and the three-month period ended November 28, 1998 are based on the financial statements of Archibald Candy and adjusted to give effect to the Transactions as if they had occurred on August 31, 1997. During the periods presented, neither Archibald Candy's nor Sweet Factory's statements of operations included any amounts related to discontinued operations. Archibald Candy operates using a fiscal year ending the last Saturday in August. Prior to the Acquisition, Sweet Factory operated using a fiscal year ending the Saturday closest to December 31st. Adjustments for the Transactions are based upon historical financial information of Archibald Candy and Sweet Factory and certain assumptions that the Company's management believes are reasonable. The Acquisition will be accounted for under the purchase method of accounting. Under this method, the purchase price will be allocated to the assets and liabilities acquired based on preliminary estimates of fair value. The actual fair value may vary from the preliminary estimates. The pro forma financial data does not necessarily reflect the results of operations or the financial position of Archibald Candy that actually would have resulted had the Transactions occurred at the date indicated, or project the results of operations or financial position of the Company for any future date or period.

    The unaudited pro forma condensed consolidated financial data below should be read together with the financial statements of Archibald Candy and the consolidated financial statements of Sweet Factory, and the accompanying notes, included elsewhere in this Prospectus.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF NOVEMBER 28, 1998

                             (DOLLARS IN THOUSANDS)


                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS
                                                                               SWEET     (SEE NOTE    PRO FORMA
                                                                 ARCHIBALD    FACTORY       1)       CONSOLIDATED
                                                                 ----------  ---------  -----------  ------------
ASSETS
Current assets:
  Cash and cash equivalents....................................  $    7,443  $   1,357   $  (2,000)(a)  $    6,800
  Accounts receivable, net.....................................       6,552        568      --             7,120
  Inventories..................................................      26,818      6,083      --            32,901
  Other current assets.........................................         896      2,921      --             3,817
                                                                 ----------  ---------  -----------  ------------
  Total current assets.........................................      41,709     10,929      (2,000)       50,638
  Property, plant, and equipment, net..........................      20,754     28,507      (3,188)(b)      46,073
  Goodwill, other intangibles, and deferred financing fees.....      34,870      1,729       4,000(c)      40,599
  Other assets.................................................       2,895      3,015      --             5,910
                                                                 ----------  ---------  -----------  ------------
  Total assets.................................................  $  100,228  $  44,180   $  (1,188)   $  143,220
                                                                 ----------  ---------  -----------  ------------
                                                                 ----------  ---------  -----------  ------------
LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
Current Liabilities:
  Bank overdraft...............................................  $   --      $   2,643   $  --        $    2,643
  Accounts payable.............................................       6,659      2,542      --             9,201
  Accrued liabilities..........................................      10,400      1,977       3,670(d)      16,047
  Notes payable................................................      --         10,437     (10,437)(e)          --
  Current portion of long-term debt and capital lease
    obligations................................................          59        213      --               272
                                                                 ----------  ---------  -----------  ------------
Total current liabilities......................................      17,118     17,812      (6,767)       28,163
  Due to affiliate.............................................         604     --          --               604
  Long-term debt, less current portion.........................     100,000     --          30,000(f)     130,000
  Capital lease obligations, less current portion..............          38        104      --               142
  Deferred rent................................................          --      1,843      --             1,843
Shareholder's equity (deficit):................................     (17,532)    24,421     (24,421)(g)     (17,532)
                                                                 ----------  ---------  -----------  ------------
Total liabilities and shareholder's equity (deficit)...........  $  100,228  $  44,180   $  (1,188)   $  143,220
                                                                 ----------  ---------  -----------  ------------
                                                                 ----------  ---------  -----------  ------------


See accompanying notes to pro forma condensed consolidated financial statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE FISCAL YEAR ENDED AUGUST 29, 1998

                             (DOLLARS IN THOUSANDS)


                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS
                                                                               SWEET     (SEE NOTE    PRO FORMA
                                                                 ARCHIBALD    FACTORY       2)       CONSOLIDATED
                                                                 ----------  ---------  -----------  ------------
Net sales......................................................  $  126,742  $  77,659   $  --        $  204,401
Cost of sales..................................................      43,978     27,425      --            71,403
Selling, general, and administrative expenses..................      63,992     45,538      (2,681)(a)     106,849
Depreciation and amortization expense..........................       6,233      6,752         (21)(b)      12,964
                                                                 ----------  ---------  -----------  ------------
Operating income (loss)........................................      12,539     (2,056)      2,702        13,185
Other (income) and expense:
Interest expense...............................................      10,346        844       2,298(c)      13,488
Interest income................................................      (1,194)       (31)        100(d)      (1,125)
Other income and expense.......................................        (192)    --          --              (192)
                                                                 ----------  ---------  -----------  ------------
Income (loss) before income taxes and extraordinary item.......       3,579     (2,869)        304         1,014
Provision (benefit) for income taxes...........................         276     (1,099)         24(e)        (799)
                                                                 ----------  ---------  -----------  ------------
Net income (loss)..............................................  $    3,303  $  (1,770)  $     280    $    1,813
                                                                 ----------  ---------  -----------  ------------
                                                                 ----------  ---------  -----------  ------------
Other Data:
EBITDA.........................................................  $   18,964  $   4,696   $   2,681    $   26,341
                                                                 ----------  ---------  -----------  ------------
                                                                 ----------  ---------  -----------  ------------


See accompanying notes to pro forma condensed consolidated financial statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

               FOR THE THREE-MONTH PERIOD ENDED NOVEMBER 28, 1998

                             (DOLLARS IN THOUSANDS)


                                                                                           PRO FORMA
                                                                                          ADJUSTMENTS
                                                                                 SWEET     (SEE NOTE    PRO FORMA
                                                                   ARCHIBALD    FACTORY       2)       CONSOLIDATED
                                                                  -----------  ---------  -----------  ------------
Net sales.......................................................   $  29,648   $  16,719   $  --        $   46,367
Cost of sales...................................................      12,410       5,989      --            18,399
Selling, general, and administrative expenses...................      15,810      11,320        (670)(a)      26,460
Depreciation and amortization expense...........................       1,577       1,753          14(b)       3,344
                                                                  -----------  ---------  -----------  ------------
Operating income (loss).........................................        (149)     (2,343)        656        (1,836)
Other (income) and expense:
Interest expense................................................       2,592         224         575(c)       3,391
Interest income.................................................        (126)         (4)         25(d)        (105)
Other income and expense........................................         (37)         --          --           (37)
                                                                  -----------  ---------  -----------  ------------
Income (loss) before income taxes...............................      (2,578)     (2,563)         56        (5,085)
Provision (benefit) for income taxes............................          10        (967)          7(e)        (950)
                                                                  -----------  ---------  -----------  ------------
Net income (loss)...............................................   $  (2,588)  $  (1,596)  $      49    $   (4,135)
                                                                  -----------  ---------  -----------  ------------
                                                                  -----------  ---------  -----------  ------------
Other Data:
EBITDA..........................................................   $   1,465   $    (590)  $     670    $    1,545
                                                                  -----------  ---------  -----------  ------------
                                                                  -----------  ---------  -----------  ------------


See accompanying notes to pro forma condensed consolidated financial statements.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1: UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET ADJUSTMENTS


(a)        Adjustment to cash and cash equivalents as follows:

           Proceeds from issuance of the Outstanding Notes..............................  $  30,000
           Sweet Factory purchase price.................................................    (28,000)
           Payment of estimated fees and expenses of the Transactions...................     (4,000)
                                                                                          ---------
                                                                                          $  (2,000)
                                                                                          ---------
                                                                                          ---------
(b)        Adjustment to property, plant, and equipment for excess of net assets acquired over purchase price.................................................  $  (3,188)
                                                                                          ---------
                                                                                          ---------
(c)        Adjustment to deferred financing fees for the financing fees incurred in
           connection with the Transactions.............................................  $   4,000
                                                                                          ---------
                                                                                          ---------
(d)        Adjustments to accrued liabilities for estimated severance, lease termination, moving and other costs in connection with the consolidation of
           Sweet Factory's operations with those of Archibald Candy's...................  $   3,670
                                                                                          ---------
                                                                                          ---------
(e)        Adjustment to notes payable for the repayment of Sweet Factory's debt........  $ (10,437)
                                                                                          ---------
                                                                                          ---------
(f)        Adjustment to long-term debt for issuance of the Outstanding Notes...........  $  30,000
                                                                                          ---------
                                                                                          ---------
(g)        Adjustments to shareholder's equity (deficit) as follows:

           Elimination of Sweet Factory Preferred and Common Stock......................  $     (20)
           Elimination of Sweet Factory paid-in-capital.................................    (27,369)
           Elimination of Sweet Factory accumulated deficit.............................      2,682
           Elimination of Sweet Factory notes due from officers.........................        286
                                                                                          ---------
                                                                                          $ (24,421)
                                                                                          ---------
                                                                                          ---------

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 2: UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS


                                                                                     FISCAL YEAR        THREE MONTH
                                                                                        ENDED          PERIOD ENDED
                                                                                   AUGUST 29, 1998   NOVEMBER 28, 1998
                                                                                   ---------------  -------------------
                                                                                          (DOLLARS IN THOUSANDS)
(a)        Adjustments to selling, general, and administrative expenses as follows:

           Reduction in salaries and payroll expenses related to the
             consolidation of Sweet Factory's operations with Archibald
             Candy's.............................................................     $  (1,909)         $    (477)
           Reduction in facility leases expenses due to elimination of San Diego
             facilities..........................................................          (307)               (77)
           Reduction in general and administrative expenses due to the consolidation of the Sweet Factory facilities into Archibald
             Candy's.............................................................          (465)              (116)
                                                                                        -------              -----
                                                                                      $  (2,681)         $    (670)
                                                                                        -------              -----
                                                                                        -------              -----
(b)        Adjustments to depreciation and amortization expense as follows:

           Amortization of deferred financing fees as a result of the
             Transactions........................................................     $     585          $     146
           Reduction of depreciation expense for purchase accounting adjustment
             to property, plant and equipment....................................          (606)              (132)
                                                                                        -------              -----
                                                                                      $     (21)         $      14
                                                                                        -------              -----
                                                                                        -------              -----
(c)        Adjustments to interest expense as follows:

           Interest expense incurred on the Exchange Notes.......................     $   3,075          $     769
           Elimination of Sweet Factory working capital line interest expense....          (777)              (194)
                                                                                        -------              -----
                                                                                      $   2,298          $     575
                                                                                        -------              -----
                                                                                        -------              -----
(d)        Adjustment to interest income for cash outlay.........................     $     100          $      25
                                                                                        -------              -----
                                                                                        -------              -----
(e)        Adjustment to provision for income taxes as a result of all pro forma
             adjustments.........................................................     $      24          $       7
                                                                                        -------              -----
                                                                                        -------              -----

                            SELECTED FINANCIAL DATA
             SELECTED HISTORICAL FINANCIAL DATA OF ARCHIBALD CANDY

    The following table sets forth selected historical financial data of Archibald Candy. The selected historical information as of and for each of the five fiscal years in the period ended August 29, 1998, was derived from the audited financial statements of Archibald Candy. You should read the information in this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Archibald Candy, including the accompanying notes, appearing elsewhere in this Prospectus. The selected historical financial data as of and for the three-month periods ended November 29, 1997 and November 28, 1998 were derived from unaudited interim financial statements of Archibald Candy. In the opinion of Archibald Candy, such unaudited interim financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly its financial position and results of operations as of and for the periods presented.

                                                          FISCAL YEAR ENDED                         THREE-MONTH PERIOD ENDED
                                   ---------------------------------------------------------------  ------------------------
                                                                                                     NOVEMBER     NOVEMBER
                                   AUGUST 31,   AUGUST 26,   AUGUST 31,   AUGUST 30,   AUGUST 29,       29,          28,
                                      1994        1995(1)      1996(1)      1997(1)      1998(1)       1997         1998
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                                                          (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales:
  Company-Operated Retail (2)....   $  91,408    $  90,077    $  88,938    $  89,276    $  91,488    $  16,172    $  16,102
  Third-Party Retail (3).........      13,027       12,954       14,924       17,074       18,230        6,061        7,980
  Non-Retail (4).................      11,297       12,524       13,486       15,583       17,024        4,940        5,566
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total net sales..............   $ 115,732    $ 115,555    $ 117,348    $ 121,933    $ 126,742    $  27,173    $  29,648
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit.....................   $  72,298    $  75,309    $  76,338    $  79,649    $  82,764    $  16,578    $  17,238
Operating income (loss)..........      (5,850)       3,290        7,945       10,801       12,539         (612)        (149)
Interest expense.................       8,913        9,237        9,455        9,235       10,346        2,629        2,592
Other income.....................         207          275          444          411        1,386          225          163
Income tax (benefit).............        (358)         (68)         349          250          276           87           10
Net income (loss) (5)............     (16,440)      (5,604)      (1,415)      (1,171)       3,303       (3,103)      (2,588)
OTHER DATA:
EBITDA (6).......................   $   8,239    $  13,527    $  14,731    $  16,868    $  18,964    $   1,057    $   1,465
Cash provided by (used in):
  Operating activities...........      (1,571)       4,551        4,117        3,919        4,206       (4,346)      (4,400)
  Investing activities...........      (3,601)      (1,958)      (1,121)      (3,688)      (4,709)      (1,287)        (880)
  Financing activities...........       5,701       (3,470)      (3,098)      15,190       (2,217)        (114)        (358)
Depreciation and amortization....      13,216        9,999        6,807        5,932        6,233        1,611        1,577
Capital expenditures.............       3,655        2,325        2,280        3,688        4,574        1,287          880
Total net sales growth...........         2.8%        (0.2)%        1.6%         3.9%         3.9%         9.2%         9.1%
Gross margin.....................        62.5%        65.2%        65.1%        65.3%        65.3%        61.0%        58.1%
EBITDA margin (7)................         7.1%        11.7%        12.6%        13.8%        15.0%         3.9%         4.9%
Ratio of earnings to fixed
  charges (8)....................          --           --           --           --          1.2           --           --
STORE DATA:
Number of Company-operated stores
  at period end (9):
  Fannie May stores..............         231          228          225          223          231          230          248
  Fanny Farmer stores............         169          144          115           99           86           96           85
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total number of stores.......         400          372          340          322          317          326          333
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
Increase (decrease) in same store
  sales: (10)
  Fannie May stores..............         1.5%         4.6%         2.1%         5.4%         4.3%         3.8%         1.0%
  Fanny Farmer stores............        11.8%         0.0%         4.5%         4.6%         3.7%         4.5%        (4.0 )%
    Total increase (decrease)....         4.5%         3.4%         2.6%         5.2%         4.2%         3.9%        (0.3 )%

                                                          FISCAL YEAR ENDED                         THREE-MONTH PERIOD ENDED
                                   ---------------------------------------------------------------  ------------------------
                                                                                                     NOVEMBER     NOVEMBER
                                   AUGUST 31,   AUGUST 26,   AUGUST 31,   AUGUST 30,   AUGUST 29,       29,          28,
                                      1994        1995(1)      1996(1)      1997(1)      1998(1)       1997         1998
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                                                          (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........   $   1,359    $     482    $     380    $  15,801    $  13,081    $  10,054    $   7,443
Working capital (deficiency).....      (5,549)      (3,641)      (4,349)      23,475       26,988       20,289       24,591
Total assets.....................      88,548       83,098       78,668       95,660       98,089       97,533      100,228
Total long-term debt.............      73,883       73,676       72,721      100,521      100,145      100,439      100,097
Shareholder's equity (deficit)...      (8,429)     (14,033)     (15,448)     (16,619)     (14,944)     (19,722)     (17,532)

------------------------

 (1) In 1995, Archibald Candy changed its fiscal year to the last Saturday in August from the last day in August. As a result of this change, fiscal 1995 had less than 52 weeks (360 days) and fiscal 1996 had 53 weeks (371 days). Fiscal 1997 and fiscal 1998 each had 52 weeks (364 days).

 (2) Company-Operated Retail includes sale of products through Company-operated Fannie May and Fanny Farmer stores.

 (3) Third-Party Retail includes sale of Archibald Candy's branded products through grocery stores, drug stores and other independent retailers that purchase Archibald Candy's branded products at wholesale pricing for resale to the consumer.

 (4) Non-Retail includes sale of Archibald Candy's branded product through its quantity order, mail order and fundraising programs.

 (5) Archibald Candy's net loss for fiscal 1994 includes an extraordinary loss of $2.2 million for the write-off of deferred financing fees related to an early extinguishment of debt. Archibald Candy's net loss for fiscal 1994 also includes a loss of $0.7 million relating to the discontinued Fanny Farmer Homestead product line (the "Homestead Loss"). Archibald Candy's net loss for fiscal 1997 includes an extraordinary loss of $2.9 million for the write-off of deferred financing fees and a prepayment penalty related to the early extinguishment of debt.

 (6) EBITDA for any period presented above is defined as of earnings before interest, income taxes, depreciation and amortization. EBITDA is included because management believes that certain investors may find it useful for analyzing operating performance, leverage and liquidity. EBITDA should not be construed as a measure that is superior to, or a substitute for, operating income or net cash flow provided by operating activities, or as an indicator of liquidity, which are determined in accordance with generally accepted accounting principles. Other companies may not calculate EBITDA in a similar manner and, for that reason, Archibald Candy's measure of EBITDA may not be comparable to that of other companies. EBITDA as reported herein for fiscal 1994 excludes the Homestead Loss. In fiscal 1994, the Fanny Farmer Homestead product line accounted for $0.9 million of Third-Party Retail sales.

 (7) EBITDA margin is EBITDA divided by total net sales.

 (8) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness and capitalized interest, amortization of deferred financing costs and that portion of rental expense on operating leases deemed by Archibald Candy to be attributable to interest. For fiscal 1994, 1995, 1996 and 1997 and for the three month periods ended November 29, 1997 and November 28, 1998, earnings were insufficient to cover fixed charges by approximately $29.0 million, $20.2 million, $15.2 million, $14.6 million, $6.4 million and $5.9 million, respectively.


 (9) The term "stores" includes retail stores and kiosks, but not carts.


(10) Same store sales are defined as the aggregate sales from stores open for the entire periods being compared. Increases or decreases reflect changes from the immediately prior comparable period.

              SELECTED HISTORICAL FINANCIAL DATA OF SWEET FACTORY

    The following table sets forth selected historical financial data of Sweet Factory. The selected historical information as of and for each of the five fiscal years in the period ended January 3, 1998, was derived from the audited consolidated financial statements of Sweet Factory. You should read the information in this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Sweet Factory, including the accompanying notes, appearing elsewhere in this Prospectus. The selected historical financial data as of and for the nine-month periods ended October 4, 1997 and October 3, 1998 were derived from unaudited interim consolidated financial statements of Sweet Factory. In the opinion of Sweet Factory, such unaudited interim consolidated financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly its financial position and results of operations as of and for the periods presented.


                                                                                                NINE-MONTH PERIOD ENDED
                                                      FISCAL YEAR ENDED
                               ---------------------------------------------------------------  ------------------------
                                                          DECEMBER
                               JANUARY 2,   JANUARY 1,       30,      JANUARY 4,   JANUARY 3,   OCTOBER 4,   OCTOBER 3,
                                  1994         1995         1995         1997         1998         1997         1998
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                                                      (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales....................   $  26,025    $  41,534    $  52,939    $  65,062    $  74,209    $  52,289    $  55,928
Gross profit.................      18,057       28,429       35,866       43,498       48,944       34,947       36,306
Operating income (loss)......         861         (874)       1,241        2,125         (351)        (745)      (2,520)
Interest expense (income),
  net........................          (2)          44          149          306          576          403          649
Other income.................          --           --           --           --           --           27           12
Income tax (benefit).........         408          120          459          782         (340)         415        1,283
Net income (loss)............         566         (798)         633        1,037         (587)        (706)      (1,874)
OTHER DATA:
EBITDA (1)...................       3,049        2,412        5,527        7,205        5,848        3,814        2,647
Depreciation and
  amortization...............       2,076        3,286        4,286        5,080        6,199        4,559        5,167
Cash flow provided by
  (used in):
  Operating activities.......       2,056        3,339        4,905        6,736        3,574          693          503
  Investing activities.......     (11,134)      (8,753)      (5,956)      (8,594)      (8,134)      (6,219)      (1,851)
  Financing activities.......      13,601          654          (75)       1,821        4,648        5,451        1,541
Capital expenditures.........       8,809        8,523        5,765        8,551        8,005        6,202        2,087
Total net sales growth.......       137.1%        59.6%        27.5%        22.9%        14.1%        17.7%         7.0%
Gross margin.................        69.4%        68.4%        67.7%        66.9%        66.0%        66.8%        64.9%
EBITDA margin (2)............        11.7%         5.8%        10.4%        11.1%         7.9%         7.3%         4.7%
Ratio of earnings to fixed
  charges (3)................         1.2          n/a          1.1          1.1          n/a          1.2          n/a

STORE DATA:
Number of Company-operated
  stores at period end: (4)            98          141          167          207          251          235          257
Increase (decrease) in same
  store sales: (5)                 n/a             1.5%         2.1%         2.3%        (4.7)%       (3.0)%       (3.7)%

BALANCE SHEET DATA:
Cash and cash equivalents....   $   6,702    $   1,943    $     817    $     779    $     868    $     704    $   1,061
Working capital
  (deficiency)...............       6,774         (441)        (770)        (909)         492        2,089        3,320
Total assets.................      30,944       33,629       34,942       40,048       44,297       44,081       42,656
Total long-term debt.........         769          928          673        2,713        7,533        8,576        9,122
Shareholder's equity
  (deficit)..................      27,240       26,450       27,098       28,250       27,636       27,530       25,752


------------------------

(1) EBITDA for any period presented above is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is included because management believes that certain investors may find it useful for analyzing operating performance, leverage and liquidity. EBITDA should not be construed as a measure that is superior to, or a substitute for, operating income or net cash flow provided by operating activities, or as an indicator of liquidity, which are determined in accordance with generally accepted accounting principles. Other companies may not calculate EBITDA in a similar manner and, for that reason, Sweet Factory's measure of EBITDA may not be comparable to that of other companies.


(2) EBITDA margin is EBITDA divided by net sales.


(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness and capitalized interest, amortization of deferred financing costs and that portion of rental expense on operating leases deemed by Archibald Candy to be attributable to interest. For fiscal 1994 and 1997 and for the nine month periods ended October 4, 1997 and October 3, 1998, earnings were insufficient to cover fixed charges by approximately $6.8 million, $12.9 million, $10.0 million and $13.7 million, respectively.


(4) The term "stores" includes retail stores, carts and kiosks.


(5) Same store sales are defined as the aggregate sales from stores open for the entire periods being compared. Increases or decreases reflect changes from the immediately prior comparable period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND THE OTHER FINANCIAL INFORMATION AND DATA APPEARING ELSEWHERE HEREIN. IN AUGUST 1995, ARCHIBALD CANDY CHANGED ITS FISCAL YEAR END FROM AUGUST 31 TO THE LAST SATURDAY IN AUGUST. UNLESS OTHERWISE INDICATED, THE INFORMATION SET FORTH IN THIS SECTION OF THE PROSPECTUS DOES NOT GIVE EFFECT TO THE TRANSACTIONS. ALL REFERENCES TO ARCHIBALD CANDY'S STORES INCLUDE RETAIL STORES AND KIOSKS, BUT NOT CARTS, AND ARE, UNLESS OTHERWISE INDICATED, AS OF NOVEMBER 28, 1998.


OVERVIEW

    Archibald Candy is a manufacturer and marketer of boxed chocolates and other confectionery items. Archibald Candy sells its Fannie May and Fanny Farmer candies primarily in the Midwestern and Eastern United States in 317 Company-operated stores ("Company-Operated Retail") and approximately 8,000 third-party grocery stores, drug stores and independent retail accounts ("Third-Party Retail") as well as through a variety of non-retail programs, including quantity order, mail order and fundraising programs ("Non-Retail"). In fiscal 1998, EBITDA was $19.0 million, or 15.0%, of total net sales as compared to $14.7 million, or 12.6%, of total net sales in fiscal 1996.


    Historically, Company-Operated Retail has represented the most significant distribution channel for Archibald Candy's products and accounted for $91.5 million, or 72.2%, of total net sales in fiscal 1998. Archibald Candy's Third-Party Retail and Non-Retail businesses collectively accounted for $35.3 million, or 27.8%, of total net sales in fiscal 1998. The Company recently has turned its focus to growing sales and earnings by (1) building on its Fannie May and Fanny Farmer brand names by increasing points of availability for its products, (2) acquiring additional confectionery brands or complementary products and services and (3) integrating the Sweet Factory brand name and stores with Archibald Candy's existing operations.


    Archibald Candy's costs of sales include costs associated with Archibald Candy's manufactured products and costs associated with product purchased from third parties and resold by Archibald Candy. The principal elements of Archibald Candy's cost of sales are raw materials, labor, manufacturing overhead, and purchased product costs. Raw materials consist primarily of chocolate, nutmeats, natural sweeteners and fresh dairy products, the overall cost of which has remained relatively stable despite susceptibility to fluctuations for specific items. See "Business--Operations--Suppliers and Purchasing." Labor costs consist primarily of hourly wages, benefits and incentives based on achieving operating efficiencies. Manufacturing overhead generally includes employee fringe benefits, utilities, rents and manufacturing supplies. Historically, Archibald Candy generally has been able to raise prices of its products equal to or in excess of any increases in cost of sales; however, there can be no assurance that Archibald Candy will be able to continue to do so in the future.

    Selling, general and administrative ("SG&A") costs include, but are not limited to: (1) Company-Operated Retail store operating costs, such as wages, rent and utilities, (2) expenses associated with Third-Party Retail and Non-Retail sales, which include, among other things, catalog expenses and direct wages and (3) general overhead expenses, which consist primarily of non-allocable wages, professional fees and administrative and management overhead.

RESULTS OF OPERATIONS

    The following tables summarize Archibald Candy's percentage of total net sales, pounds of product sold and average selling price, according to distribution channel, and number of Company-operated stores, in each case, for the periods indicated.

                                                             FISCAL YEAR ENDED
                                            AUGUST 31, 1996   AUGUST 30, 1997   AUGUST 29, 1998
                                            ---------------  -----------------  ---------------
PERCENTAGE OF TOTAL NET SALES:
  Company-Operated Retail.................          75.8%             73.2%             72.2%
  Third-Party Retail......................          12.7              14.0              14.4
  Non-Retail..............................          11.5              12.8              13.4
                                                  ------            ------            ------
    Total net sales.......................         100.0%            100.0%            100.0%
                                                  ------            ------            ------
                                                  ------            ------            ------

POUNDS SOLD (IN MILLIONS):
  Company-Operated Retail.................           8.7               8.3               8.2
  Third-Party Retail......................           1.9               2.1               2.1
  Non-Retail..............................           1.5               1.7               1.9
                                                  ------            ------            ------
    Total pounds sold.....................          12.1              12.1              12.2
                                                  ------            ------            ------
                                                  ------            ------            ------

AVERAGE SELLING PRICE:
  Company-Operated Retail.................     $   10.23         $   10.73         $   11.12
  Third-Party Retail......................          7.92              8.35              8.61
  Non-Retail..............................          8.75              9.16              9.05
    Total average selling price...........          9.68             10.10             10.36
COMPANY-OPERATED STORES
  (AT PERIOD END).........................           340               322               317

    As a percentage of total net sales, Company-Operated Retail sales decreased from 75.8% in fiscal 1996 to 72.2% in fiscal 1998. This decrease was due primarily to management's strategy of (i) closing unprofitable stores and (ii) expanding channels of distribution other than Company-Operated Retail. From the end of fiscal 1996 to the end of fiscal 1998, the number of Company-operated stores decreased from 340 to 317 which contributed to a decrease in total pounds sold in Company-Operated Retail from 8.7 million to 8.2 million over this period.

    As a percentage of total net sales, Third-Party Retail sales increased from 12.7% in fiscal 1996 to 14.4% in fiscal 1998. Archibald Candy recently launched the sale of Fannie May products in department stores, specialty shops and card and gift stores, and expects Third-Party Retail sales to continue to grow as a percentage of total net sales. Pounds sold in Third-Party Retail increased from
1.9 million in fiscal 1996 to 2.1 million in fiscal 1998 as a result of increased volume with existing customers, the launch of new Fannie May products and the introduction of the Fanny Farmer mass market program in fiscal 1996.

    As a percentage of total net sales, Non-Retail sales increased from 11.5% in fiscal 1996 to 13.4% in fiscal 1998. These increases, which resulted primarily from the growth in net sales through Archibald Candy's fundraising program and improved product mix and merchandising, reflect the results of management's strategy to expand Non-Retail sales. Pounds sold in Non-Retail increased from
1.5 million in fiscal 1996 to 1.9 million in fiscal 1998.

THREE-MONTH PERIOD ENDED NOVEMBER 28, 1998 COMPARED TO THREE-MONTH PERIOD ENDED
  NOVEMBER 29, 1997

    TOTAL NET SALES. Total net sales for the three months ended November 28, 1998 were $29.6 million, an increase of $2.5 million, or 9.1%, from $27.2 for the three months ended

November 29, 1997. Company-Operated Retail sales were $16.1 million for the three months ended November 28, 1998, a decrease of $0.1 million, or 0.4% from $16.2 million for the three months ended November 29, 1997. This decrease was primarily a result of a decline in same store sales of 0.3%, partially offset by seven additional Company-operated stores being open at November 28, 1998 compared to November 29, 1997. For the three months ended November 28, 1998, Third-Party Retail sales were $8.0 million, an increase of $1.9 million, or 31.7%, from $6.1 million for the three months ended November 29, 1997. This increase reflects the continued results of management's strategy to expand Third-Party Retail sales into new markets, including the launch in October 1998 of Archibald Candy's Specialty Markets Hallmark line. For the three months ended November 28, 1998, Non-Retail sales were $5.6 million, an increase of $0.6 million, or 12.7%, from $4.9 million for the three months ended November 29, 1997. The increase was primarily a result of growth in the fundraising boxed chocolate business. Pounds sold for the three months ended November 28, 1998 were 3.3 million, an increase of 0.3 million, or 10.2%, from 3.0 million pounds sold for the three months ended November 29, 1997. The growth in pounds sold was due to an increase in pounds sold in Archibald Candy's Third-Party Retail and Non-Retail channels.



    GROSS PROFIT. Gross profit for the three months ended November 28, 1998 was $17.2 million, an increase of $0.7 million, or 4.0%, from $16.6 million for the three months ended November 29, 1997. Gross profit as a percentage of total net sales decreased to 58.1% for the three months ended November 28, 1998 from 61.0% for the three months ended November 29, 1997. This decrease in gross margin was primarily due to the continuing shift from Company-Operated Retail sales to lower margin Third-Party Retail sales.


    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expenses were $15.6 million for the three months ended November 28, 1998, an increase of $0.2 million, or 1.2%, from $15.5 million for the three months ended November 29, 1997. This increase in SG&A expenses was primarily due to an increase in (i) Third-Party Retail operating expenses resulting from growth of the Specialty Markets Hallmark line and (ii) Non-Retail operating expenses resulting from growth in the fundraising boxed chocolate business. As a percentage of total net sales, SG&A expenses decreased to 52.8% for the three months ended November 26, 1998 from 56.9% for the three months ended November 29, 1997 as Archibald Candy was able to leverage its costs against higher total net sales.

    EBITDA. EBITDA was $1.5 million for the three months ended November 28, 1998, an increase of $0.4 million or 38.6%, from $1.1 million for the three months ended November 29, 1997. As a percentage of total net sales, EBITDA was 4.9% for the three months ended November 28, 1998 as compared to 3.9% for the three months ended November 29, 1997.

    OPERATING LOSS. Operating loss was $0.1 million for the three months ended November 28, 1998, a decrease of $0.5 million, or 75.7%, from a loss of $0.6 million for the three months ended November 29, 1997. Operating loss decreased as a result of the increase in gross profit offset by an increase in SG&A.

FISCAL YEAR ENDED AUGUST 29, 1998 COMPARED TO FISCAL YEAR ENDED AUGUST 30, 1997


    TOTAL NET SALES. Total net sales in fiscal 1998 were $126.7 million, an increase of $4.8 million, or 3.9%, from $121.9 million in fiscal 1997. Pounds sold in fiscal 1998 were 12.2 million, an increase of 0.1 million, or 0.1% from fiscal 1997. This increase was due to an increase in Non-Retail pounds sold from
1.7 million in fiscal 1997 to 1.9 million in fiscal 1998, partially offset by a
0.1 million decrease in Company-Operated Retail pounds sold resulting from the operation of five fewer stores. Company-Operated Retail sales were $91.5 million in fiscal 1998, an increase of $2.2 million, or 2.5%, from $89.3 million in fiscal 1997. This increase reflects same store sales growth of 4.2%, partially offset by the operation of five fewer stores. In fiscal 1998, Third-Party Retail sales were $18.2 million, an increase of $1.2 million, or 6.8%, from $17.1 million in fiscal 1997. This increase reflects the continued results of management's strategy to expand Third-Party Retail sales into new markets, including providing Fanny Farmer branded products to mass merchandisers and developing Fannie May product line extensions. Non-Retail sales were $17.0 million in fiscal 1998, an increase of $1.4 million, or 9.2%, from $15.6 million in fiscal 1997. Increases in the boxed chocolate fundraising business and mail order sales were primarily responsible for the growth in Non-Retail sales.

    GROSS PROFIT. Gross profit in fiscal 1998 was $82.8 million, an increase of $3.1 million, or 3.9%, from $79.6 million in fiscal 1997. This increase in gross profit was primarily due to the increase in total net sales partially offset by an increase in manufactured and purchased product costs. Gross profit as a percentage of total net sales was 65.3% in fiscal 1998, unchanged from fiscal 1997.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A costs were $63.5 million in fiscal 1998, an increase of $1.0 million, or 1.7%, from $62.4 million in fiscal 1997. This increase resulted primarily from an increase in costs related to the development of Third-Party Retail and Non-Retail programs, particularly costs related to growth of the mass market and fundraising programs. As a percentage of total net sales, SG&A decreased to 50.1% in fiscal 1998 from 51.2% in fiscal 1997 as Archibald Candy was able to leverage its costs against higher total net sales.

    EBITDA. EBITDA was $19.0 million in fiscal 1998, an increase of $2.1 million, or 12.4%, from $16.9 million in fiscal 1997. As a percentage of total net sales, EBITDA was 15.0% in fiscal 1998 as compared to 13.8% in fiscal 1997. The increase in EBITDA and EBITDA margin was the result of a combination of the factors described above.


    OPERATING INCOME. Operating income was $12.5 million in fiscal 1998, an increase of $1.7 million, or 16.1%, from $10.8 million in fiscal 1997. As a percentage of total net sales, operating income was 9.9% in fiscal 1998 as compared to 8.9% in fiscal 1997. This increase in operating income and operating margin primarily reflects an increase in EBITDA and EBITDA Margin.


FISCAL YEAR ENDED AUGUST 30, 1997 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1996

    TOTAL NET SALES. Total net sales in fiscal 1997 were $121.9 million, an increase of $4.6 million, or 3.9%, from $117.3 million in fiscal 1996. Pounds sold in fiscal 1997 were 12.1 million, unchanged from fiscal 1996. Company-Operated Retail sales were $89.3 million in fiscal 1997, an increase of $0.3 million, or 0.4%, from $88.9 million in fiscal 1996. This increase reflected same store sales growth of 5.2%, partially offset by the operation of 18 fewer stores. In fiscal 1997, Third-Party Retail sales were $17.1 million, an increase of $2.2 million, or 14.4%, from $14.9 million in fiscal 1996. This increase reflected the continued results of management's strategy to expand Third-Party Retail sales into new markets, including providing Fanny Farmer branded products to mass merchandisers and developing Fannie May product line extensions. Non-Retail sales were $15.6 million in fiscal 1997, an increase of $2.1 million, or 15.5%, from $13.5 million in fiscal 1996.

    GROSS PROFIT. Gross profit in fiscal 1997 was $79.6 million, an increase of $3.3 million, or 4.3%, from $76.3 million in fiscal 1996. Gross profit as a percentage of total net sales increased from 65.1% in fiscal 1996 to 65.3% in fiscal 1997. This increase in gross profit and gross margin was primarily due to the increase in total net sales.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A costs were $62.4 million in fiscal 1997, an increase of $1.3 million, or 2.2%, from $61.1 million in fiscal 1996. This increase resulted primarily from an increase in costs related to the development of Third-Party Retail and Non-Retail programs, particularly costs related to growth of the Fanny Farmer mass merchandising programs. This increase was partially offset by lower store operating costs resulting from store closings. As a percentage of total net sales, SG&A decreased to 51.2% in fiscal 1997 from 52.1% in fiscal 1996, as Archibald Candy was able to leverage its costs against higher total net sales.

    EBITDA. EBITDA was $16.9 million in fiscal 1997, an increase of $2.1 million, or 14.5%, from $14.7 million in fiscal 1996. As a percentage of total net sales, EBITDA was 13.8% in fiscal 1997 as compared to 12.6% in fiscal 1996. The increase in EBITDA and EBITDA margin was a result of a combination of the factors described above.

    OPERATING INCOME. Operating income was $10.8 million in fiscal 1997, an increase of $2.9 million, or 35.9%, from $7.9 million in fiscal 1996. The increase in operating income was primarily a result of higher EBITDA of $2.1 million and a reduction of depreciation and amortization expense of $0.9 million.

LIQUIDITY AND CAPITAL RESOURCES

    Archibald Candy's liquidity requirements have arisen principally from various capital expenditures, seasonal and general working capital requirements and debt service obligations. Archibald Candy has satisfied these requirements during the past three fiscal years primarily with long-term and seasonal borrowings, the proceeds of the offering of the Original Notes and cash generated by operating activities. During fiscal 1996, 1997 and 1998, the net cash generated by Archibald Candy's operating activities was $4.1 million, $3.9 million and $4.2 million, respectively.

    On July 2, 1997, Archibald Candy entered into a revolving credit agreement, which provides for revolving loans to Archibald Candy in an aggregate principal amount at any time not to exceed the lesser of (1) $20 million and (2) a borrowing base comprised primarily of a percentage of eligible accounts receivable, eligible inventory and certain real estate. For fiscal 1998, there were no borrowings under the revolving credit facility, although a letter of credit in the amount of $0.5 million was issued under the revolving credit facility. As of August 29, 1998, Archibald Candy's cash balance was $13.1 million. Inventories historically have represented Archibald Candy's most significant working capital requirement and inventory levels fluctuate significantly during the year. Archibald Candy's ratio of inventories to total net sales is typically highest during the fiscal fourth quarter when it experiences lower seasonal demand for its products and begins to build inventories for its key sales periods. See "--Quarterly Results and Seasonality." The acquisition of Sweet Factory is not expected to materially change this seasonal trend. Receivables have not been a material component of Archibald Candy's working capital because sales through Company-operated stores are made on a cash or credit card basis. As the Company continues to pursue a strategy to develop its Third-Party Retail business with grocery stores, drug stores and other independent retailers, all of which typically pay vendors on 45 to 60 day terms or longer and which often require large shipments in order to roll-out product simultaneously in several markets, the Company expects its working capital needs relating to inventory and receivables to increase.


    Archibald Candy's capital expenditures (including capital lease obligations) for fiscal 1996, 1997 and 1998 were $2.3 million, $3.7 million and $4.6 million, respectively. These expenditures related primarily to retail store development and renovation, purchases of manufacturing and distribution equipment and improvements in Archibald Candy's management information systems. Management expects that capital expenditures for fiscal 1999 (excluding capital expenditures described in the paragraph below) will relate primarily to (1) the remodeling of existing Fannie May, Fanny Farmer and Sweet Factory stores, (2) the purchase of manufacturing and distribution equipment and (3) improvements in the Company's management information systems (including the management information systems of Sweet Factory). Management expects to spend $7.8 million for such capital expenditures in fiscal 1999, of which approximately $4.5 million will be maintenance capital expenditures.



    In addition, the Company expects to spend in fiscal 1999 approximately $5.7 million of the net proceeds from the offering of the Outstanding Notes for various cost savings initiatives to be undertaken in connection with the consolidation of Sweet Factory's operations with those of Archibald

Candy. Such expenditures are expected to include, among other things, severance payments to certain employees of Sweet Factory and expenditures to close Sweet Factory's facilities in San Diego, California and expand the Company's facilities in Chicago, Illinois to accommodate Sweet Factory. See "The Acquisition" and "Use of Proceeds."

    Based upon the Company's current level of operations and anticipated growth, management believes that available cash flow, together with cash on the Company's balance sheet and available borrowings under the revolving credit facility, will be adequate to meet the Company's anticipated future requirements for capital expenditures, working capital and debt service obligations. The revolving credit facility will expire on July 2, 2000, and the Company will need to seek to extend or renew the revolving credit facility or obtain alternative financing to meet its seasonal working capital needs and other requirements.

    In addition, Holdings has certain dividend and redemption obligations for which the Company must generate the necessary funds. Holdings has the following three classes of preferred stock: Senior Preferred Stock, Junior Class A PIK Preferred Stock and Junior Class B PIK Preferred Stock. The Senior Preferred Stock was issued in 1991 in the original face amount of $10.0 million and is subject to mandatory redemption on August 31, 2001. Assuming that Holdings continues to exercise its option to pay 50% of the dividends in kind, the redemption value of the Senior Preferred Stock on August 31, 2001 will be approximately $12.7 million. The Junior Class A PIK Preferred Stock and the Junior Class B PIK Preferred Stock were issued in 1991 in the original face amounts of $7.0 million and $0.7 million, respectively. Both classes of Junior PIK Preferred Stock are subject to mandatory redemption on November 1, 2001. Assuming that Holdings continues to exercise its option to pay all dividends in kind, the redemption value of the Junior Class A PIK Preferred Stock and the Junior Class B PIK Preferred Stock on November 1, 2001 will be approximately $15.1 million and $1.5 million, respectively.

    In order for Holdings to make such redemption payments, Holdings must cause the Company, to the extent permitted by the Indenture and the revolving credit agreement, to advance the necessary funds to Holdings by dividend or otherwise. Such advances, if paid, will reduce the funds available for the Company's operations. To the extent that such funds are not available, whether due to the restrictions set forth in the Indenture or the revolving credit agreement or otherwise, the failure to make required redemption payments would trigger various provisions of Holdings' preferred stock, including provisions providing for a change of control of Holdings' and Archibald Candy's Boards of Directors.

    Instruments governing the Company's indebtedness, including the Indenture and the revolving credit agreement contain financial and other covenants that restrict, among other things, the Company's ability to make investments, loans and advances, pay dividends and make certain other restricted payments, incur additional indebtedness, incur liens, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company, consummate certain other asset sales and enter into certain transactions with affiliates. The revolving credit facility prohibits, except in certain limited circumstances, the Company from making dividend payments or other distributions on its outstanding shares of capital stock if either (1) certain defaults under the revolving credit facility shall have occurred and shall be continuing at the date of declaration, payment or making thereof or would result therefrom or (2) the Indenture or the notes issued thereunder prohibit such distributions. The Indenture provides that, except in certain limited circumstances, Archibald Candy will not, and will not permit any of its subsidiaries to, make dividend payments or other distributions on Archibald Candy's outstanding shares of capital stock unless at the time of such distribution: (a) no default under the Indenture has occurred and is continuing or would occur as a consequence thereof, (b) immediately after such distribution, the Company would comply with certain interest coverage ratios and
(c) such distributions do not exceed an amount determined by reference to a formula consisting primarily of prior distributions and payments, prior income and the proceeds of the sale of securities. In addition, the revolving credit facility requires the Company to comply with specified financial ratios, including minimum fixed charge coverage and maximum leverage ratios. The Indenture prohibits the incurrence of indebtedness unless, among other things, the Company complies with certain minimum interest coverage ratios. Such limitations, together with the highly leveraged nature of the Company, could limit corporate and operating activities, including the Company's ability to respond to market conditions, to provide for unanticipated capital expenditures or to take advantage of business opportunities.

INFLATION


    Inflationary factors such as increases in the costs of ingredients, purchased product, labor and corporate overhead may adversely affect the Company's operating profit. In addition, store operating costs, including most of the Company's retail store leases which require the Company to pay additional rent based on a percentage of sales as well as taxes, insurance and maintenance expenses, are subject to inflation. Although the Company's recent results have not been significantly affected by inflation, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company and its operating results.


QUARTERLY RESULTS AND SEASONALITY

    Archibald Candy's sales and earnings are highly seasonal and are expected to continue to be so following the Acquisition. Historically, Archibald Candy's second and third fiscal quarters have generated the highest sales and profits due to increased consumer demand during the Christmas, Valentine's Day and Easter holiday seasons. Archibald Candy's sales generally have been lowest during the fourth quarter, reflecting reduced demand for Archibald Candy's products during the summer months and resulting in an EBITDA loss in this period. In light of the seasonality of Archibald Candy's business, results for any interim period are not necessarily indicative of the results that may be realized for the full year. Archibald Candy's working capital requirements also fluctuate throughout the year based on Archibald Candy's inventories in anticipation of sales. Such inventory requirements generally are highest during the first four months of each fiscal year as Archibald Candy increases its raw material and other inventories to accommodate anticipated product sales for the Christmas, Valentine's Day and Easter holiday seasons.

    The following table summarizes the total net sales and EBITDA of Archibald Candy by quarter for fiscal 1997 and fiscal 1998.


                                         FIRST     SECOND      THIRD     FOURTH      FIRST     SECOND      THIRD     FOURTH
                                        QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                                         ENDED      ENDED      ENDED      ENDED      ENDED      ENDED      ENDED      ENDED
                                       NOV. 30,    MAR. 1,    MAY 31,   AUG. 30,   NOV. 29,   FEB. 28,    MAY 30,   AUG. 29,
                                         1996      1997(1)    1997(1)     1997       1997       1998       1998       1998
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                       (DOLLARS IN THOUSANDS)
Total net sales......................  $  24,892  $  56,180  $  25,905  $  14,956  $  27,173  $  58,397  $  26,216  $  14,956
EBITDA...............................      1,061     17,888      1,987     (4,068)     1,057     19,588      2,116     (3,797)


------------------------


(1) Because of the timing of the 1997 Easter holiday season, management estimates that total net sales of $1.4 million and EBITDA of $0.6 million attributable to 1997 Easter sales were realized during the second quarter of fiscal 1997. If Easter had occurred later in calendar year 1997, some or all of such total net sales and EBITDA would have been realized in the third quarter of fiscal 1997, and therefore, would not have been included in the second quarter of fiscal 1997.



    During the twelve months ended August 29, 1998, Sweet Factory had total net sales of $77.7 million, of which total net sales by quarter were approximately 21.6%, 29.3%, 23.5% and 25.6%, respectively.

IMPACT OF THE YEAR 2000 ISSUE

    Many computer systems and other equipment with embedded chips or processors use only two digits to represent the year and, as a result, they may be unable to process accurately certain data before, during or after the year 2000. As a result, business and governmental entities are at risk for possible miscalculations or system failure causing disruptions in their operations. This is commonly known as the Year 2000 issue and can arise at any point in the Company's supply, manufacturing, processing, distribution and financial chains.

    We have surveyed substantially all of the Company's computer systems and are in the process of contacting suppliers and consultants to address year 2000 issues for the software and hardware used by the Company. We also are in the process of upgrading and improving the Company's internal computer systems, which work is expected to be completed by August 1999. Following the completion of this work and based on the representations and warranties of the Company's suppliers and consultants, the Company's computer systems are expected to be year 2000 compliant. We do not believe that the costs associated with making the Company's computer systems year 2000 compliant will be material. However, if the Company's systems or the systems of other companies on whose services the Company depends or with whom the Company's systems interfaces are not year 2000 compliant, it could have a material adverse effect on the Company's results of operation and financial condition.

                                    BUSINESS

COMPANY OVERVIEW


    The Company is a manufacturer and marketer of quality boxed chocolates and other confectionery items. Founded in 1921, we manufacture a variety of candies and operate two specialty boxed chocolate confectionery retail chains as well as a specialty bulk candy retail chain. On a pro forma basis as of November 28, 1998, we operated 592 retail stores in 40 states: 248 stores under the Fannie May brand, 85 stores under the Fanny Farmer brand and 259 stores under the Sweet Factory brand. We also sell our Fannie May and Fanny Farmer branded products in approximately 8,000 third-party retail outlets as well as through our quantity order, mail order and fundraising programs. We manufacture over three-quarters of the products that we sell under our Fannie May and Fanny Farmer brand names and maintain proprietary specifications for a significant amount of the confectionery products that we purchase from other sources for resale under our Fannie May and Fanny Farmer brand names. We believe that consumers widely recognize the quality, freshness and value of our products. We also believe that our Fannie May, Fanny Farmer and Sweet Factory brands are among the strongest in the confectionery industry and offer significant opportunities for growth.


    In late fiscal 1994, we installed our current management team with the immediate goal of integrating the Fanny Farmer brand name and stores, which we acquired in 1992, with our existing Fannie May operations. Since the arrival of our current management team, Archibald Candy's EBITDA has increased from $8.2 million in fiscal 1994 to $19.0 million in fiscal 1998 and EBITDA margins have increased from 7.1% to 15.0% over the same period. We believe that we have successfully completed the integration of Fannie May and Fanny Farmer. We recently have turned our focus to growing sales and earnings by:


    - building on our Fannie May and Fanny Farmer brand names by increasing points of availability for our products;



    - acquiring additional confectionery brands or complementary products and services; and



    - integrating the Sweet Factory brand name and stores with our existing operations.


CONFECTIONERY INDUSTRY OVERVIEW

    The U.S. confectionery industry had 1997 retail sales of approximately $23 billion. The domestic confectionery industry is characterized by moderate long-term growth in consumer demand, with the per capita consumption of candy increasing from approximately 18 pounds in 1987 to over 27 pounds in 1997. The confectionery market is comprised of two broad sectors: non-chocolates and chocolates, which represent 53.9% and 46.1% of the confectionery market, respectively. Non-chocolate products include a wide range of confectionery items, including jelly beans, gummi bears, hard candies and licorice. From 1993 to 1997, sales volume in the non-chocolate and chocolate sectors grew at the rates of 18.9% and 6.4%, respectively. Within the chocolate sector, total sales of boxed chocolates were approximately $1.6 billion in 1997.

BUSINESS STRATEGY


    Our business strategy is to grow our core brands and acquire and build other leading brand names in the confectionery industry and to leverage these brands through multi-channeled distribution. We acquired the Fanny Farmer brand in 1992 to complement our existing Fannie May boxed chocolate brand. The acquisition of Sweet Factory in 1998 provides us with a leading name in non-chocolate bulk candy retail. We expect to continue to grow our brands with a strategy that includes the following key elements:

    CONTINUE IMPROVEMENT IN COMPANY-OPERATED STORES. Our retail store strategy consists of two main components: (1) continuing to improve same store sales by enhancing merchandising, customer service and product selection and (2) reducing store operating costs, primarily by selectively closing unprofitable stores. The Fannie May and Fanny Farmer stores had average annual sales of approximately $289,000 in fiscal 1998 and achieved average annual same store sales growth of 4.0% during the past five years. The Sweet Factory stores had average annual sales of approximately $308,000 for the twelve month period ended August 29, 1998. Historically, Sweet Factory has experienced an increase in same store sales although, since 1997, same store sales have declined. We believe there are opportunities to improve the performance of our Sweet Factory stores by implementing many of the same retail store strategies that improved the operations of our Fannie May and Fanny Farmer stores.


    INCREASE PRODUCT AVAILABILITY THROUGH COMPANY-OPERATED STORES AND THIRD-PARTY RETAIL PROGRAMS. Our strategy of increasing product availability nationwide is based on cross-marketing Fannie May and Sweet Factory product offerings in Company-operated stores as well as increasing sales of all of our brands through third party channels.


    - COMPANY-OPERATED STORES. We believe that the Acquisition of Sweet Factory provides us with an effective opportunity to sell our Fannie May boxed chocolates to a broader consumer market. Prior to the Acquisition, Sweet Factory's stores had limited boxed chocolate offerings. Since the Acquisition, we have begun selling Fannie May boxed chocolates in the Sweet Factory stores. We also intend to distribute certain Sweet Factory products through the Fannie May and Fanny Farmer stores.

    - THIRD-PARTY RETAIL PROGRAMS. We continue to pursue several third-party retail programs designed to make our Fannie May and Fanny Farmer brands more readily available to customers in new and existing markets. We have implemented a two-tiered distribution and pricing strategy to capitalize on our strong Fannie May and Fanny Farmer brand names. Our strategy is to position our third-party retail programs under the Fannie May brand at a higher retail price point for the retail market while offering our Fanny Farmer brand at a lower retail price point more appropriate for the mass market. As a result of this strategy, we have increased Archibald Candy's sales through third-party retail programs from $13.0 million in fiscal 1994 to $18.2 million in fiscal 1998. Our strategy of increasing product availability through third-party retail programs includes the following key elements:

     - expanding our Fannie May third-party retail programs which (i) service approximately 1,200 grocery, drug and variety stores in the greater Chicago metropolitan area, on a year-round basis, and (ii) target department stores, specialty shops and card and gift stores nationwide, during the Christmas, Valentine's Day and Easter seasons;

     - expanding our Fanny Farmer third-party retail program which sells to the mass market during the peak holiday seasons through approximately 5,000 grocery stores, drug stores and mass merchandisers nationwide; and

     - distributing certain Sweet Factory products through selected third-party retailers who currently carry Fannie May or Fanny Farmer branded products.

    GROW NON-RETAIL SALES. We have developed several non-retail sales channels for our Fannie May and Fanny Farmer brands, including our:

    - quantity order program, through which we market our products to approximately 43,000 organizations for corporate gift giving or member purchases;

    - mail order program, through which customers can order products over the Internet at our web site (www.fanniemaycandies.com) and through a catalog which has a national circulation of over 2.1 million catalogs annually and a database of over 350,000 customers; and

    - fundraising program, through which we sell products to schools and non-profit organizations nationwide for resale to their supporters.

    We believe that these non-retail sales channels provide potential future sales growth without the overhead generally associated with maintaining a retail store presence. We have increased Archibald Candy's sales through non-retail sales channels from $11.3 million in fiscal 1994 to $17.0 million in fiscal 1998. We also intend to complement our existing boxed chocolate product line by making certain Sweet Factory products available through our quantity order, mail order and fundraising programs.


    PURSUE STRATEGIC ACQUISITIONS. We intend to continue to pursue selective acquisitions that complement or provide further opportunities to use our brands, manufacturing resources or distribution systems.


PRODUCTS

    The Company manufactures over three-quarters of the products it sells under the Fannie May and Fanny Farmer brands and maintains proprietary specifications for a significant amount of the confectionery products, such as seasonal novelties, that it purchases from other sources for resale. The Company's manufactured products include more than 125 items, including its best selling Pixie, Mint Meltaway and Trinidad lines. Products sourced from vendors for resale under the Fannie May and Fanny Farmer brands include assorted nuts, hard candy, novelties, ice cream and an extensive line of gift items. The Company believes that the superior quality and freshness of its products differentiates the Company from many other confectionery manufacturers. The Company relies on proven recipes, many dating back to the 1920s, for its traditional chocolates. Because the Company relies on freshness rather than preservatives to ensure a high-quality product, it is the Company's policy to destroy products not sold within specified periods.

    The Company's Sweet Factory stores sell 150 to 200 different candies in a self-serve, pick and mix bulk format. With the exception of novelty, gift, count goods and pre-packaged items, most of Sweet Factory's products are sold for a single price per pound. For the twelve month period ended August 29, 1998, bulk products represented 79.3% of Sweet Factory's retail sales. The majority of bulk products are non-chocolate items such as gourmet jelly beans, gummi bears, hard candies and licorice. Sweet Factory also sells nationally branded count goods, gifts and novelty items. Chocolate items comprise approximately 16% of Sweet Factory's product mix, of which boxed chocolates represent a negligible share. Sweet Factory purchases substantially all of the products it sells from independent distributors and manufacturers that deliver the products directly to Sweet Factory's stores. The Company believes that the Sweet Factory stores will provide the Company with a new distribution platform for its Fannie May boxed chocolates and that the sale of Fannie May products in these stores will increase both revenues in Sweet Factory's stores and the Company's output of manufactured products.

OPERATIONS

    MANUFACTURING AND PRODUCTION. All of the Company's manufacturing operations are located in its headquarters facility in Chicago, Illinois, other than the manufacturing operations of its Sweet Factory subsidiaries which the Company intends to close as part of the cost savings initiatives to be undertaken in connection with the Acquisition. See "The Acquisition" and "--Properties." The Company's Chicago, Illinois headquarters facility includes space for manufacturing, cold and dry storage and office and administrative functions.

    The production process at the Company's manufacturing facility in Chicago, Illinois is split functionally into cooking, enrobing and packaging. Each area is managed by one department head who in turn reports to the plant manager. Additional departmental detail is shown below.

    - COOKING. There are separate cooking areas in the Company's plant for its various products. Gas-fired copper kettles and steam-jacketed stainless steel kettles are used to cook ingredients to achieve the appropriate moisture level and flavor profile. The finished batches are further processed at the enrobers or in other areas of the plant.

    - ENROBING. Approximately 75% of the pounds of candy produced in the Company's plant pass through six enrobers ranging in size from 34 to 42 inches. The enrobers form batches of cooked candy into shapes and cover the candy with a variety of coatings, including milk chocolate, vanilla chocolate, liquor chocolate and pastel.

    - PACKAGING. Approximately 68% of the pounds produced at the Company's plant are hand-packed into boxes for sale through Company-Operated Retail or other distribution channels. The Company utilizes six packing lines with an average crew size of 21 packers to place the pieces of candy into distinctive white paper cups and then into boxes. The boxes are wrapped by automatic wrapping machines and placed into corrugated cartons for storage or shipment. Candy which is not packed in the factory is delivered on pans to Company-operated stores so that customers can select their own assortments.

    The Company's plant currently operates on a seasonal basis with the busiest seven-month period commencing after Labor Day and running through Easter. After Easter, the Company reduces production by approximately 20% until late summer. There is an annual two-week plant shutdown during the summer to allow for comprehensive maintenance and cleaning activities.


    WAREHOUSING AND DISTRIBUTION. In order to maintain product freshness and to ensure prompt deliveries to Fannie May and Fanny Farmer stores, the Company maintains warehousing and distribution facilities in both Chicago, Illinois and Bensalem, Pennsylvania, which facilities have 112,000 and 17,000 square feet of warehousing and distribution space, respectively. These facilities maintain temperature and sanitation controls in order to protect the quality of the products. Employees generally fill orders daily to allow weekly deliveries to each of the Company-operated Fannie May and Fanny Farmer retail locations and on an "as needed" basis to others. The Company's fleet of 24 trucks are refrigerated in order to provide appropriate shipping conditions for pan candy, pre-boxed chocolates and necessary shop supplies. With the exception of all Fannie May and Fanny Farmer Florida locations, certain Fannie May and Fanny Farmer Minnesota and North Dakota locations and all Sweet Factory locations, shops typically are serviced by the Company's own fleet. All other sales channels and stores are supplied via parcel service and selected common carriers and freight forwarding companies.


    SUPPLIERS AND PURCHASING. The Company's primary raw materials include chocolate coatings, nutmeats, natural sweeteners, such as corn syrup and sugar, and fresh dairy products, including sweetened-condensed milk, high-butterfat cream and butter. The Company has long-standing relationships with its suppliers for each of these products to ensure quality, consistency and cost control. Written specifications are provided to the suppliers and certificates of analysis must accompany incoming shipments. Peter's Chocolate Company ("Peter's Chocolate"), a division of Nestle Company, Inc., has been Archibald Candy's primary chocolate coating supplier for over 50 years and accounted for approximately one-half of Archibald Candy's chocolate purchases in fiscal 1998. Merckens Chocolate Company ("Merckens"), a division of Archer-Daniels-Midland Company, also has been a leading supplier of chocolate coating to Archibald Candy for over 20 years, and accounted for approximately one-third of Archibald Candy's chocolate purchases in fiscal 1998. Management believes that the Company is one of the leading bulk customers, by volume, of each of Peter's Chocolate and Merckens. Archibald Candy currently has short term (less than one year) supply agreements with

Peter's Chocolate and Merckens. All chocolate coatings prepared for Archibald Candy are proprietary and are produced according to Archibald Candy's recipes.

MARKETING AND SALES

    The Company sells its candy products through three channels: (i) Company-Operated Retail, (ii) Third-Party Retail and (iii) Non-Retail.


    COMPANY-OPERATED RETAIL. As of November 28, 1998 on a pro forma basis, the Company operated 248 Fannie May stores (including 13 temporary seasonal kiosks), 85 Fanny Farmer stores and 259 Sweet Factory stores. In fiscal 1998, this sales channel accounted for $169.1 million, or 82.8%, of the Company's total net sales on a pro forma basis. While Fannie May, Fanny Farmer and Sweet Factory stores co-exist in certain states, such stores generally do not compete in the same local markets. Fannie May stores typically are found in strip centers and shopping malls or as street-front units and stand-alone roadside sites. Fanny Farmer and Sweet Factory stores typically are located in shopping malls. In addition, Sweet Factory also has opened stores in airports, railroad stations, specialty centers and selected street locations and developed kiosks in malls, sports venues and other public areas.


    The Company's Fannie May and Fanny Farmer stores had average annual sales of approximately $289,000 in fiscal 1998 and achieved average annual same store sales growth of 4.0% during the past five fiscal years. The Company's Sweet Factory stores had average annual sales of approximately $308,000 for the twelve month period ended August 29, 1998. Historically, Sweet Factory has experienced an increase in same store sales although, since 1997, same store sales have declined. The Company believes there are opportunities to improve the performance of its Sweet Factory stores by implementing many of the same retail store strategies that improved the operations of the Company's Fannie May and Fanny Farmer stores. In addition, the Company believes that the acquisition of Sweet Factory provides the Company with an opportunity to increase product availability nationwide by cross-marketing Fannie May and Sweet Factory product offerings in Company-operated stores. Prior to the Acquisition, the Sweet Factory stores had limited boxed chocolate offerings. The Company anticipates that the sale of its Fannie May products in its Sweet Factory stores will increase both revenues in Sweet Factory's stores and the Company's output of manufactured products. The Company also intends to distribute certain of its non-chocolate Sweet Factory products through its Fannie May and Fanny Farmer stores.

    As of November 28, 1998 on a pro forma basis, the Company's stores were located in 40 states, the District of Columbia and Puerto Rico as follows:


STATE                                                        FANNIE MAY       FANNY FARMER       SWEET FACTORY     TOTAL STORES
---------------------------------------------------------  ---------------  -----------------  -----------------  ---------------
Illinois.................................................           166                --                  7               173
California...............................................            --                --                 69                69
New York.................................................            --                20                 17                37
Florida..................................................            10                 3                 17                30
Indiana..................................................            26                --                  3                29
Minnesota................................................             4                23                  1                28
Michigan.................................................             8                11                  5                24
Ohio.....................................................            --                 4                 12                16
Washington...............................................            --                --                 16                16
Massachusetts............................................            --                 6                  8                14
Wisconsin................................................             6                 8                 --                14
Texas....................................................            --                --                 13                13
Pennsylvania.............................................             6                --                  6                12
Georgia..................................................             5                --                  5                10
Missouri.................................................             7                --                  2                 9
New Jersey...............................................             1                --                  8                 9
Arizona..................................................            --                --                  8                 8
Nevada...................................................            --                --                  8                 8
Virginia.................................................             4                --                  4                 8
Maryland.................................................             2                --                  5                 7
Iowa.....................................................             2                 4                 --                 6
Hawaii...................................................            --                --                  5                 5
Oregon...................................................            --                --                  5                 5
Connecticut..............................................            --                --                  4                 4
District of Columbia.....................................             1                --                  3                 4
Louisiana................................................            --                --                  4                 4
Colorado.................................................            --                --                  4                 4
New Hampshire............................................            --                 2                  1                 3
Tennessee................................................            --                --                  3                 3
Kansas...................................................            --                --                  2                 2
Kentucky.................................................            --                --                  2                 2
Mississippi..............................................            --                --                  2                 2
New Mexico...............................................            --                --                  2                 2
North Dakota.............................................            --                 2                 --                 2
Puerto Rico..............................................            --                --                  2                 2
Rhode Island.............................................            --                 2                 --                 2
Alabama..................................................            --                --                  1                 1
Delaware.................................................            --                --                  1                 1
Nebraska.................................................            --                --                  1                 1
North Carolina...........................................            --                --                  1                 1
South Carolina...........................................            --                --                  1                 1
Utah.....................................................            --                --                  1                 1
                                                                    ---               ---                ---               ---
    Total................................................           248                85                259               592
                                                                    ---               ---                ---               ---
                                                                    ---               ---                ---               ---

    The Company owns 33 Fannie May stores. These stores typically are located in stand-alone roadside structures and tend to be among the Company's highest grossing sales locations. The Company's leased stores are in the following locations: 351 in shopping malls, 86 in strip centers, 55 in street-front units and 67 in other locations (including stadiums and airports). Lease terms and rates vary by location with the typical lease providing an average seven year term with a minimum base rent plus additional rent based on a percentage of sales and common area charges. Historically, the Company has been able to renew its store leases upon expiration.


    The size of the Company's stores, including both leased and Company-owned stores (excluding carts and kiosks), generally ranges from 600 square feet mall locations to 2,900 square feet stand-alone roadside locations, with an average store size of approximately 825 square feet. Company-operated stores typically are open seven days per week and employ six to ten people, including a full-time manager and several part-time employees. Employees are trained to provide customers with customized selections and to weigh and price each purchase accordingly. Fannie May and Fanny Farmer customers are served primarily by store staff, although many of the larger Fannie May and Fanny Farmer stores also have a self-service section with prepacked boxes. Sweet Factory's stores are primarily self-serve. The Company controls each store's design, signage and layout to maintain consistency among all Fannie May, Fanny Farmer and Sweet Factory stores.


    Since fiscal 1994, the Company has opened 41 new Fannie May and Fanny Farmer stores and closed 157 Fannie May and Fanny Farmer stores, most of which were unprofitable. The majority of the closed stores had been acquired by the Company in fiscal 1992 as part of its acquisition of the Fanny Farmer brand name and selected assets. As a result of management's efforts to improve Company-Operated Retail store performance and to eliminate weaker store locations, same store sales in the Company's Fannie May and Fanny Farmer stores increased 4.5%, 3.4%, 2.6%, 5.2% and 4.2% in fiscal 1994, 1995, 1996, 1997 and 1998, respectively.
Company-operated Fannie May and Fanny Farmer store openings and closings for fiscal 1994, 1995, 1996, 1997 and 1998 are set forth below.

                                                                          FISCAL YEAR ENDED
                                AUGUST 31, 1994      AUGUST 26, 1995       AUGUST 31, 1996       AUGUST 30, 1997
                              -------------------  -------------------  ---------------------  -------------------
OPENINGS:
  Fannie May................               8                    7                     4                     4
  Fanny Farmer..............               4                    5                     0                     0
                                         ---                  ---                   ---                   ---
      Total.................              12                   12                     4                     4
                                         ---                  ---                   ---                   ---
                                         ---                  ---                   ---                   ---

CLOSINGS:
  Fannie May................              23                   10                     7                     6
  Fanny Farmer..............              22                   30                    29                    16
                                         ---                  ---                   ---                   ---
      Total.................              45                   40                    36                    22
                                         ---                  ---                   ---                   ---
                                         ---                  ---                   ---                   ---


                                AUGUST 29, 1998
                              -------------------
OPENINGS:
  Fannie May................               9
  Fanny Farmer..............               0
                                         ---
      Total.................               9
                                         ---
                                         ---
CLOSINGS:
  Fannie May................               1
  Fanny Farmer..............              13
                                         ---
      Total.................              14
                                         ---
                                         ---

    Management plans to continue its emphasis on improving store mix rather than store expansion for the near future, and, over the next four fiscal years, intends to open approximately 40 new stores (including approximately 20 Sweet Factory stores) and close approximately 50 additional unprofitable stores (including approximately 20 Sweet Factory stores).

    THIRD-PARTY RETAIL. Through its Third-Party Retail channel, the Company markets its Fannie May and Fanny Farmer branded products to grocery stores, drug stores, department stores and other variety stores through its frozen fresh, specialty market, and mass market programs. These programs are designed to make the Company's Fannie May and Fanny Farmer branded products more readily available to consumers in new and existing markets. Within the mid-priced segment of the boxed chocolate market, management has implemented a two-tiered distribution and pricing strategy to differentiate the Company's brand names. The Company utilizes the Fannie May brand for its higher price point frozen fresh and specialty markets programs and has positioned the Fanny Farmer brand at a lower price point for the mass market.

    Under the frozen fresh program, the Company distributes frozen products to retailers who then maintain the products in freezer display cases for sale to their customers. The Company initiated the frozen fresh program under the Fannie May brand name in the early 1950's as a way to market a limited number of its best-selling assortments through independent retailers on a year-round basis. The Company has approximately 1,200 frozen fresh accounts, the vast majority of which are in the greater Chicago metropolitan area and include stores operated by Jewel Foods, Osco Drug, Dominick's and Walgreen Company (which collectively account for over 65% of the Company's frozen fresh candy sales). These accounts generally purchase Fannie May branded products from the Company at wholesale prices and mark-up the product to prices comparable to those for products sold in Company-operated stores. For fiscal 1998, frozen fresh sales accounted for $13.5 million, or 10.7%, of Archibald Candy's total net sales.

    In fiscal 1996, the Company established a national mass market program under the Fanny Farmer brand name. This wholesale program is targeted to grocery stores, drug stores and mass merchandisers, with product availability limited to the peak selling seasons of Christmas, Valentine's Day and Easter. The terms of sale are similar to those terms given to frozen fresh accounts, but the products for this program are selected and packaged to meet lower price points typical of the mass market. Under this program, the Company has obtained approximately 5,000 outlets, operated mostly by retail chains, including Target and American Stores. For fiscal 1998, mass market sales accounted for $3.5 million, or 2.7%, of Archibald Candy's total net sales.


    In fiscal 1997, the Company announced the roll-out of its specialty markets program through which it markets nationally under the Fannie May brand name to department stores, card and gift stores and direct mail catalog companies. The product line for this program, which consists of a variety of boxed and novelty items, is intended to meet unfulfilled consumer demand in the mid-priced segment of the specialty market. This product line is positioned at higher price points and sold only during the peak seasons of Christmas, Valentine's Day and Easter. Pursuant to an agreement with Hallmark Cards, Inc., the Company recently began selling Fannie May boxed chocolates through many of Hallmark's approximately 5,000 Gold Crown stores during the holiday seasons. For fiscal 1998, specialty markets program sales accounted for $0.5 million, or 0.4% of Archibald Candy's total net sales. In fiscal 1998, the Company launched its kiosk licensing program. For fiscal 1998, sales in this program accounted for $0.7 million, or 0.6%, of total net sales (exclusive of sales of the Company's Sweet Factory subsidiary. The Company intends to strengthen its third-party retail product line by making certain of Sweet Factory's products available through selected third-party retailers who currently carry the Company's Fannie May or Fanny Farmer branded products.


    NON-RETAIL. The Company's Non-Retail channel consists of quantity order, fundraising and mail order catalog programs. Under the quantity order program, companies and organizations buy large amounts of prepackaged candy for gift-giving purposes or consolidate individual orders from employees or members in order to obtain discount pricing. Under this program, the Company is responsible for all of the administrative details and timely delivery of product. Historically, the Company has found a high level of repeat sales in this segment, as quantity order customers tend to renew or expand on their prior year's order. The Company's current active quantity order database includes approximately 43,000 customers. The quantity order program is available year-round, but peaks in activity during the Christmas, Valentine's Day and Easter holiday seasons. A quantity order catalog is distributed at the beginning of each fiscal year and prior to each holiday season. The Company also has targeted fundraising organizations, including over 90,000 schools throughout the United States, for its product offerings. For fiscal 1998, quantity order and fundraising sales accounted for $10.6 million, or 8.4%, of Archibald Candy's total net sales.

    In addition, the Company sells its products through a mail order program through which customers can order products over the internet at the Company's web site (www.fanniemaycandies.com) and through a catalog which has a national circulation of over 2.1 million catalogs annually and a database of over 350,000 customers. The Company sends Fannie May mail order catalogs to established and prospective customers during key selling seasons. Mail order catalogs also are made available to the general public through Company-operated retail stores. In fiscal 1998, approximately 139,000 orders were placed through the mail order program, with an average transaction value of approximately $48.00. While this program was established in 1985, mail order sales have grown at an average annual rate of 14.2% since fiscal 1994. For fiscal 1998, mail order sales accounted for $6.4 million, or 5.0%, of Archibald Candy's total net sales. The Company believes that this growth, which corresponds with the arrival of the current management team, is the result of improved product selection and catalog presentation as well as more effective database management. The Company intends to strengthen its non-retail product line by making certain of Sweet Factory's non-chocolate products available through the Company's quantity order, mail order and fundraising programs.

COMPETITION

    The Company competes with numerous local and national businesses that manufacture, distribute or retail boxed chocolates and other confectionery products. The Company's Fannie May and Fanny Farmer products generally compete in the quality boxed chocolate market, which management believes can be divided into premium, mid-priced and low-priced segments. The low-priced segment, which represents the largest share of the boxed chocolate market, is generally comprised of products retailing for less than $10.00, which management believes usually are of lower quality than other boxed chocolates. The primary competitor in this market is Russell Stover Candies, Inc. which sells under the Whitman's Chocolates and Russell Stover brand names and competes primarily on price for sales to grocery stores, drug stores and discount stores. The Company believes that its Fannie May and Fanny Farmer products compete primarily in the mid-priced segment though it also competes against Russell Stover Candies and other lower-priced suppliers in certain distribution channels.

    The mid-priced boxed chocolate segment is generally comprised of those chocolates which retail for between $10.00 and $18.00. The Company's competitors in the mid-priced segment are primarily local confectionery companies against whom the Company competes through Company-operated stores on the basis of price and quality. See's Candies, a subsidiary of Berkshire Hathaway Inc., is believed by management to be the largest participant in the mid-priced segment.

    The premium boxed chocolate segment generally is comprised of chocolates retailing in excess of $18.00. The leading participant in this segment is Godiva Chocolatier, Inc., a subsidiary of the Campbell Soup Company. Other brands in this market include Perugina, Tobler and Lindt. Most of these chocolates are imported from abroad and, despite their high prices, management does not believe that such brands provide the same freshness as the Company's chocolates. The Company competes in the premium segment on the basis of quality and packaging primarily through Third-Party Retail sales of its Fannie May branded products in department stores.


    There are only a few national or regional confectionery retailers that directly compete with the Company's Sweet Factory stores in the bulk candy retail market. The largest of these competitors are Mr. Bulky, Candy Express, FAO Schweetz and Sweets From Heaven. Sweet Factory also competes with other confectionery retailers, including grocery stores, drug stores and toy stores.


    The Company also competes with manufacturers, distributors and retailers of other snack food products, including cookies, ice cream and coffee, as well as with gift manufacturers, distributors and retailers, such as florists and card and gift shops, that offer products at price points comparable to those of the Company's products.

EMPLOYEES

    On a pro forma basis as of November 28, 1998, the Company employed approximately 4,900 people, of which 2,066 worked in Fannie May stores, 436 worked in Fanny Farmer stores, 1,726 worked in

Sweet Factory stores, 113 worked in Sweet Factory's office, manufacturing and distribution facilities in San Diego, California and the remainder worked primarily in the Company's Chicago manufacturing, distribution and headquarters facilities. Of the total number of employees, 611 were salaried. Typically, the number of employees increases by approximately 1,000, many of whom work part-time in Company-operated retail stores, during periods of high seasonal retail demand in the Company's second and third fiscal quarters. As of November 28, 1998 on a pro forma basis, over one-half of the hourly store personnel were employed on a part-time basis. As of November 28, 1998 on a pro forma basis, approximately 800 of the Company's employees were members of one of the various labor unions that represent employees of the Company. The Company currently is subject to seven collective bargaining agreements, all of which expire on or before March 31, 2003. None of the Company's Sweet Factory employees are represented by labor unions. Management generally considers its employee relations to be good. See "Risk Factors -- Dependence on Key Personnel; Labor Relations."


INTELLECTUAL PROPERTY

    The Company owns numerous trademarks in the United States. The names Fannie May and Fanny Farmer and certain product names, including Pixie and Trinidad, are registered trademarks of the Company. The Company's trademarks are material to the sale of the Company's products. Trademarks generally are valid as long as they are in use and/or their registrations are properly maintained and provided that such trademarks have not been found to have become generic.


    Sweet Factory, which is a licensee of United Sweet Factory Limited, owns the exclusive license to operate Sweet Factory stores in the United States and Mexico. Although the current license period under the license agreement with United Sweet Factory Limited expires in the year 2000, Sweet Factory has the option to extend the license for an additional ten year period by paying a renewal fee of $825,000. Sweet Factory has the option to extend the license for two additional ten-year periods to the year 2030 by paying a renewal fee of $825,000 for each such additional extension. See "Risk Factors -- Trademarks."


PROPERTIES


    As of November 28, 1998 on a pro forma basis, the Company operated 248 Fannie May stores, 85 Fanny Farmer stores and 259 Sweet Factory stores. Of the 248 Fannie May stores, 33 are owned by the Company and 215 are leased by the Company. The Company leases all of its Fanny Farmer and Sweet Factory stores. Within four years following August 29, 1998, approximately 58% of the Company's retail store leases are due to expire. The Company believes that it will be able to renew expiring leases at reasonable rates in the future, but there can be no assurances that it will be able to do so. See "Risk Factors -- Dependence on Real Estate Leases; Continuing Obligations on Leases."


    In addition to its Company-operated stores, the Company has five other principal properties: (1) an approximately 320,000 square foot manufacturing, storage and headquarters facility that the Company owns in Chicago, Illinois;
(2) an approximately 112,000 square foot warehouse and distribution facility that the Company leases in Chicago, Illinois; (3) an approximately 17,000 square foot warehouse and distribution facility that the Company owns in Bensalem, Pennsylvania; (4) an approximately 8,000 square foot manufacturing facility that the Company's Sweet Factory subsidiaries lease in San Diego, California; and (5) an approximately 19,000 square foot office facility and an approximately 10,000 square foot distribution facility that the Company's Sweet Factory subsidiaries lease in San Diego, California. At the Chicago manufacturing and headquarters facility, approximately 162,000 square feet are used for manufacturing, 118,000 square feet for cold and dry storage and 40,000 square feet for office and administrative functions. The Company intends to close Sweet Factory's office, manufacturing and distribution facilities as part of the cost savings initiatives to be undertaken in connection with the Acquisition. See "The Acquisition." The lease of the Chicago warehouse and distribution facility expires in June 2000. Management believes that substantially all of the Company's property and equipment is in good condition and that it has sufficient capacity to meet its current manufacturing and distribution requirements.

LEGAL PROCEEDINGS

    From time to time, the Company is involved in routine litigation incidental to its business. The Company is not a party to any pending or threatened legal proceeding which management believes would have a material adverse effect on the Company's results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS AND MANAGEMENT EMPLOYEES

    The following table and summary below set forth certain information with respect to the directors and management employees of the Company as of the date of this Prospectus.


NAME                                         AGE      POSITION WITH THE COMPANY
---------------------------------------      ---      ------------------------------------------------------------------

Thomas H. Quinn........................          51   Chairman of the Board and Chief Executive Officer*

Ted A. Shepherd........................          39   President and Chief Operating Officer*

Donna M. Snopek........................          40   Vice President--Finance and Accounting and Secretary*

Alan W. Petrik.........................          45   Vice President--Business Systems

Ricky L. Lelli.........................          47   Vice President--Operations

Joseph Chipollini......................          48   Vice President--Retail Operations

Nicholas Podoba........................          53   Vice President--Human Resources

John W. Jordan II......................          51   Director*

Adam E. Max............................          40   Director, Vice President, Assistant Treasurer and Assistant
                                                      Secretary*

Jeffrey Rosen..........................          49   Director*

Brant Binder...........................          32   Director*


------------------------

*   Reflects positions held with both Holdings and the Company.


    MR. QUINN has served as Chairman of the Board and Chief Executive Officer of the Company since its acquisition by Holdings in 1991. Since 1988, Mr. Quinn has been President, Chief Operating Officer and a director of Jordan Industries, Inc., a diversified industrial holding company affiliated with The Jordan Company LLC ("TJC"). Mr. Quinn is the Chairman of the Board and Chief Executive Officer of American Safety Razor Company, a director of AmeriKing, Inc. and a director of other privately held companies.


    MR. SHEPHERD has served as President and Chief Operating Officer of the Company since 1996. Mr. Shepherd joined the Company in December 1993 as Vice President of the Specialty Division and was named Vice President of Sales and Marketing in 1995. Mr. Shepherd has over 16 years of general management, sales and marketing experience in the confectionery industry. Prior to joining the Company, Mr. Shepherd worked for 11 years at Mars, Incorporated and affiliated entities, where he held a variety of sales, marketing and general management positions.

    MS. SNOPEK has served as Vice President of Finance and Accounting of the Company since 1996 and as Secretary of the Company since 1995. Ms. Snopek joined the Company in 1993 as Controller. Ms. Snopek has over 18 years experience in various finance and accounting positions. Prior to joining the Company, Ms. Snopek worked for the NutraSweet Company, where she served as Planning and Analysis Director.

    MR. PETRIK has served as Vice President of Business Systems of the Company since 1997. Mr. Petrik has been with the Company for 18 years and has held various senior management positions with the Company, including Vice President of Manufacturing and Vice President of Operations.

    MR. LELLI has served as Vice President of Operations of the Company since 1997. Mr. Lelli joined the Company in 1994 as Director of Manufacturing. Mr. Lelli has over 22 years of experience in the food processing industry. Prior to joining the Company, Mr. Lelli worked for five years at The Masterson Company, a confectionery company, where he served as Vice President of Manufacturing.

    MR. CHIPOLLINI has served as Vice President of Retail Operations of the Company since April 1998. Mr. Chipollini joined the Company in April 1995 as East Coast Regional Manager. Prior to joining the Company, Mr. Chipollini worked for four years at Crystal Brands, where he served as a District Manager.

    MR. PODOBA has served as Vice President of Human Resources of the Company since he joined the Company in October 1998. Prior to joining the Company, Mr. Podoba worked for seven years at Northwestern Memorial Faculty Foundation, where he served as Director of Human Resources.


    MR. JORDAN has served as Director of the Company since its acquisition by Holdings in 1991. Mr. Jordan is a managing director of TJC, a private investment firm which he founded in 1982. Mr. Jordan is also a director of Jordan Industries, Inc., American Safety Razor Company, Carmike Cinemas, Inc., AmeriKing, Inc., Winning Ways, Inc., Motor and Gears, Inc., Rockshox, Inc. and Apparel Ventures, Inc., all of which are affiliates of TJC, as well as other privately-held companies.


    MR. MAX has served as Director of the Company since its acquisition by Holdings in 1991. Mr. Max is a managing director of The Jordan Company LLC, which he joined in 1986. Mr. Max is also a director of Rockshox, Inc.

    MR. ROSEN has served as a Director of the Company since 1997. Mr. Rosen is a partner in the law firm of O'Melveny & Meyers LLP, counsel for TCW Capital.

    MR. BINDER has served as a Director of the Company since September 1998. Mr. Binder is a Vice President of TCW Capital.

SHAREHOLDERS AGREEMENT

    In connection with the formation of Holdings and its acquisition of Archibald Candy in 1991, Archibald Candy, Holdings, the TJC Investors, the TCW Investors, Jackson National Life Insurance Company and certain individuals listed on the signature pages thereto as members of the Jordan Group entered into a shareholders agreement dated as of October 30, 1991(as amended by the First Amendment thereto dated as of July 2, 1997, the "Shareholders Agreement") which contains provisions relating to the governance of Archibald Candy and Holdings. These provisions provide for, among other things, the election to each of Archibald Candy's and Holdings' Boards of Directors of three directors nominated by the TJC Investors and two directors nominated by the TCW Investors. Messrs. Jordan, Quinn and Max are the directors nominated by the TJC Investors and Messrs. Rosen and Binder are the directors nominated by the TCW Investors. See "Principal Stockholders" and "Certain Transactions--Shareholders Agreement."

BOARD OF DIRECTORS--INDEMNIFICATION AND COMPENSATION

    INDEMNIFICATION. Archibald Candy's By-Laws authorize Archibald Candy to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such individuals to repay such amounts if so required.

    INDEMNIFICATION AGREEMENTS. Archibald Candy and each of its directors have entered into indemnification agreements. The indemnification agreements provide that Archibald Candy will indemnify the directors against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of Archibald Candy) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of Archibald Candy, or serving at the request of Archibald Candy in any other capacity for or on behalf of Archibald Candy; provided that (1) such director acted in good faith and in a manner not opposed to the best interest of Archibald Candy, (2) with respect to any criminal proceedings, such director had no reasonable cause to believe his or her conduct was unlawful, (3) such director is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to Archibald Candy, unless the court views in light of the circumstances that the director is nevertheless entitled to indemnification and (4) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act or the rules or regulations promulgated thereunder. With respect to any action brought by or in the right of Archibald Candy, directors also may be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against costs and expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in the best interest of Archibald Candy.

    Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Archibald Candy pursuant to Archibald Candy's By-Laws, the indemnification agreements or otherwise, such indemnification may be unenforceable as being against public policy.

    DIRECTOR COMPENSATION. Archibald Candy pays each director a quarterly fee of $2,500. In fiscal 1998, Mr. Quinn also was paid a $52,000 consulting fee by Archibald Candy. See "Certain Transactions--Director's Consulting Fee and TCW Investors' Expense Reimbursement." Archibald Candy also reimburses directors for their travel and other expenses incurred in connection with attending meetings of the Board of Directors.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid or accrued by the Company during each of the three most recent fiscal years to the Company's chief executive officer and each of the executive officers of the Company whose total annual salary and bonus for each of such fiscal year exceeded $100,000 (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                                         LONG-TERM
                                                                                                       COMPENSATION
                                                                   ANNUAL COMPENSATION                    AWARDS
                                                     ------------------------------------------------  -------------
                                                                                        OTHER ANNUAL    SECURITIES
                                                                                        COMPENSATION    UNDERLYING
NAME AND PRINCIPAL POSITION                            YEAR     SALARY ($)  BONUS ($)        ($)         SARS (#)
---------------------------------------------------  ---------  ----------  ----------  -------------  -------------

Thomas H. Quinn,...................................       1998          --          --   $    52,000(1)          --
Chairman of the Board and Chief                           1997          --          --        52,000(1)          --
  Executive Officer                                       1996          --          --        52,000(1)          --

Ted A. Shepherd,...................................       1998  $  235,000  $  200,000            --          9.75(3)
President and Chief Operating                             1997     221,583     311,000            --            --(3)
  Officer (2)                                             1996     200,163     101,491            --          7.00

Donna M. Snopek,...................................       1998     121,167      67,500            --          1.00(3)
Vice President--Finance and Accounting                    1997     110,167     103,575            --            --
  and Secretary (4)                                       1996      93,500      24,310            --          3.00(3)

------------------------

(1) Reflects a consulting fee Archibald Candy paid Mr. Quinn in each of fiscal 1998, 1997 and 1996 in lieu of salary. See "Certain Transactions--Director's Consulting Fee and TCW Investors' Expense Reimbursement."

(2) Reflects positions held by Mr. Shepherd since March 1996. During fiscal 1996, Mr. Shepherd served as Vice President of Sales and Marketing.


(3) Reflects stock appreciation rights ("SARs") granted pursuant to Holdings' SAR Plan (as defined). Holdings subsequently has converted all of Mr. Shepherd's 19.75 SARs into 19.75 shares of Holdings' Class A Common Stock. See "--Holdings' 1998 Stock Bonus Plan".


(4) Reflects position held by Ms. Snopek since September 1996. During fiscal 1996, Ms. Snopek served as Secretary and Vice President--Controller of the Company.

HOLDINGS' STOCK APPRECIATION RIGHTS PLAN

    The Fannie May Holdings, Inc. Stock Appreciation Rights Plan (the "Plan") was adopted by the Board of Directors of Holdings in October, 1991 to afford selected employees of Holdings and its subsidiaries, including the Company, an opportunity to participate in the potential economic appreciation of Holdings' consolidated common stock equity value. A total of 52.75 stock appreciation rights ("SARs") are authorized for grant under the Plan representing the economic equivalent of 52.75 shares, or 4.9%, of Holdings Common Stock, on a fully diluted basis. As of the date of this Prospectus, 30 SARs were outstanding under the Plan, with 18 SARs issued to current employees of the Company and the balance held by former employees.

    The Plan is administered under the direction of the Board of Directors of Holdings. The Board selects the employees to receive SARs and the number of SARs subject to each such grant and determines the exercise or vesting schedule for each SAR granted. Pursuant to the Plan, each SAR entitles the holder to surrender all or a portion thereof to Holdings upon the occurrence of any Cash Out Event (as defined in the Plan) for a payment in an amount based upon the value of one share of Holdings Common Stock, or a percentage thereof, determined with reference to the applicable Cash Out Event. In certain cases, all such payments may be deferred if Holdings is not permitted to pay the same by the governing debt documents. The Plan generally defines a Cash Out Event to include:

    - certain public offerings of Holdings Common Stock;

    - any merger, combination, consolidation or similar transaction involving Holdings in which the holders of a majority of the outstanding Holdings Common Stock immediately prior to such transaction are not the holders of a majority of the ordinary voting securities of the entity surviving such transaction;

    - the sale of all or substantially all of the assets of Holdings; or

    - the sale of a majority of Holdings Common Stock.


    The Plan provides that in the event the employment of any holder of an SAR terminates for (1) Cause (as defined in the Plan) at any time or (2) any other reason except death or disability within a prescribed period (the "Vesting Period") following the grant of the subject SAR, then all of such holder's rights in such SAR shall automatically terminate. The Plan further provides that upon any termination of any SAR holder's employment following the Vesting Period or upon the death or disability of a holder at any time, such holder's SARs shall be subject to repurchase by Holdings at the option of either Holdings or the holder. The price payable by Holdings in connection with any such repurchase is the amount allocable to such SAR by which the value of Holdings exceeds the dollar amount of all debt and preferred stock obligations of Holdings. The value of Holdings is to be determined by reference to certain book values and earnings measures established by the Plan. At Holdings' option, the repurchase amounts may be paid by a note payable over three years.


                           SAR GRANTS IN FISCAL 1998

    The following table sets forth certain information with respect to SARs granted by the Company to the Named Executives during fiscal 1998.

                                                              SAR GRANTS IN LAST FISCAL YEAR
                                         ------------------------------------------------------------------------

                                             NUMBER OF        % OF TOTAL SARS
                                              SHARES            GRANTED TO         EXERCISE OR
                                            UNDERLYING         EMPLOYEES IN        BASE PRICE       EXPIRATION
NAME                                       SARS GRANTED       FISCAL YEAR(1)         ($/SH)           DATE(2)
---------------------------------------  -----------------  -------------------  ---------------  ---------------

Ted A. Shepherd........................           9.75                61.9%         $       0               --

Donna M. Snopek........................           1.00                 6.3%                 0               --



                                              GRANT DATE
NAME                                       PRESENT VALUE(3)
---------------------------------------  ---------------------
Ted A. Shepherd........................        $       0
Donna M. Snopek........................                0

------------------------

(1) A total of 15.75 SARs were granted to employees in fiscal 1998 pursuant to the SAR Plan.

(2) SARs issued pursuant to the SAR Plan have no expiration date. However, all or a part of an SAR is automatically terminated under certain circumstances in connection with an employee's termination of employment with the Company.

(3) Based on the formulation specified in the SAR agreements of the respective Named Executives. The actual value of an SAR is subject to and not determinable until the occurrence of either (a) a Cash Out Event (as defined in the SAR Plan) or (b) in certain circumstances, the call or put election of Holdings or the holder, respectively, following the termination of the holder's employment with the Company.

AGGREGATED SAR EXERCISES IN FISCAL YEAR 1998 AND 1998 FISCAL YEAR-END SAR VALUES

    The following table sets forth certain information with respect to SAR exercises by the Named Executives during fiscal 1998 and the number of shares of Holdings Common Stock underlying SARs held by each of the Named Executives and the value of such Named Executives' exercisable and unexercisable SARs on August 29, 1998.

                                                                    NUMBER OF
                                                                   SECURITIES
                                                                   UNDERLYING
                                                                   UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                     SHARES                      SARS AT FISCAL      MONEY SARS AT FISCAL YEAR-
                                   ACQUIRED ON      VALUE             YEAR-                     END,
                                    EXERCISE      REALIZED      END, EXERCISABLE/     EXERCISABLE/UNEXERCISABLE
NAME                                 (#)(1)          ($)        UNEXERCISABLE (#)              (#)(2)
---------------------------------  -----------  -------------  -------------------  -----------------------------

Ted A. Shepherd..................      --            --               0/19.75                 $    0/$0

Donna M. Snopek..................      --            --               0/ 4.00                      0/ 0

------------------------

(1) No SARs were exercised during fiscal 1998, however, as of September 30, 1998, Holdings issued 19.75 shares of its Class A Common Stock to Mr. Shepherd pursuant to the 1998 Stock Bonus Plan in consideration for the cancellation of Mr. Shepherd's 19.75 SARs. See "--Holdings 1998 Stock Bonus Plan."

(2) Based on the formulation specified in the SAR agreements of the respective Named Executives. The actual value of an SAR is subject to and not determinable until the occurrence of either (a) a Cash Out Event or (b) in certain circumstances, the call or put election of Holdings or the holder, respectively, following the termination of the holder's employment with the Company.

HOLDINGS' 1998 STOCK BONUS PLAN

    The Fannie May Holdings, Inc. 1998 Stock Bonus Plan (the "1998 Stock Bonus Plan") was adopted by the Board of Directors of Holdings in August 1998 to promote the long-term success of Holdings and its subsidiaries by strengthening Holdings' ability to attract and retain highly competent management employees and to provide a means to encourage stock ownership and proprietary interests in Holdings. The 1998 Stock Bonus Plan provides for the issuance of the right to acquire shares of Holdings' Class A Common Stock to those management employees who can significantly enhance the long-term performance of Holdings and its subsidiaries and is intended to provide, in combination with other forms of compensation and benefits, a total compensation program which is competitive with the reward programs of other similar enterprises. No more than 33 shares of Holdings' Class A Common Stock may be issued under the 1998 Stock Bonus Plan. The 1998 Stock Bonus Plan terminates on July 1, 2008. As of the date of this Prospectus, Holdings has issued 19.75 shares in aggregate of Holdings' Class A Common Stock pursuant to the 1998 Stock Bonus Plan.

    The 1998 Stock Bonus Plan is administered under the direction of the Board of Directors of Holdings. The Board determines the management employees to receive shares of Holdings' Class A Common Stock under the 1998 Stock Bonus Plan, the number of shares to be granted, the consideration, if any, to be paid for such shares and the other terms and conditions of any such issuances. As of September 30, 1998, Holdings issued 19.75 shares of Holdings' Class A Common Stock to Mr. Shepherd, pursuant to the 1998 Stock Bonus Plan, in consideration for the cancellation of Mr. Shepherd's 19.75 SARs.

BENEFIT PLANS

    The Company sponsors two noncontributory defined benefit pension plans, one for eligible collective bargaining employees and one for eligible non-collective bargaining employees (collectively, the "Pension Plans"). An employee of the Company is generally eligible to become a participant in the applicable Pension Plan upon attaining age 21 and completing a 12-month period of service to the Company. Participants become vested in their accrued benefits under the applicable Pension Plan based on a three to seven year graded vesting schedule at the rate of 20% per year after three years of "Vesting Service" as defined in the Pension Plans. The Company makes annual contributions to the Pension Plans in amounts determined by the actuary for the Pension Plans.

    The normal retirement age under the Pension Plans is the later of age 65 or the fifth anniversary of participation for participants who enter the Plan on or after September 1, 1988 and age 65 for participants who enter the Plan before September 1, 1988. A reduced early retirement benefit is available when a participant has attained age 55 and completed at least ten years of Vesting Service. A participant's accrued annual benefit under the applicable Pension Plan, starting at age 65, is the sum of (1) his accrued annual benefit, if any, as of August 31, 1992 and (2) one-half of one percent of the compensation (as defined in the Pension Plans) paid to the participant during each year of "Credited Service" (as defined in the Pension Plans) after August 31, 1992. Compensation is generally defined in the Pension Plans as the total cash remuneration paid for the 12 months ending August 31 of each year, and is limited by federal law to $150,000 per year (as adjusted for cost-of-living increases).

    The estimated annual benefits payable to the Named Executives under the Pension Plans upon retirement at normal retirement age, assuming continuous service and constant salary to normal retirement date, is approximately $36,000, in aggregate.

                           CAPITALIZATION OF HOLDINGS

GENERAL

    Holdings, which owns all of the issued and outstanding capital stock of Archibald Candy, has four classes of outstanding common stock and three series of outstanding preferred stock.

COMMON STOCK

    Holdings has the following four classes of authorized common stock: Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock (collectively, "Holdings Common Stock").

    Upon a liquidation or dissolution of Holdings, all classes of Holdings Common Stock will rank PARI PASSU in terms of distribution preferences. In the event of an initial public offering of common stock by Holdings, all outstanding shares of Class B Common Stock, Class C Common Stock and Class D Common Stock automatically will be converted into an equal number of shares of Class A Common Stock.

    With respect to voting rights, the Class B Common Stock is non-voting (except as provided by law) while each of the other classes of common stock has one vote per share for the election of directors and all other corporate matters, except as follows:

    - the holders of Class C Common Stock, as a class, subject to the rights of holders of Senior Preferred Stock and Class D Common Stock described below, may elect a director with 51% of the voting power of the Board of Directors;

    - upon the occurrence of a Triggering Event (as defined) (unless the holders of Senior Preferred Stock have elected a director who is entitled to exercise 51% of the voting power of the Board of Directors because of a failure to make a dividend payment or a mandatory redemption payment (whether or not such payment is legally permissible) due on the Senior Preferred Stock), the holders of the Class D Common Stock, voting separately as a class, have the right to elect an additional director and such director shall have 51% of the voting power of the Board of Directors; and

    - certain events, such as amendments to the Certificate of Incorporation or By-laws which adversely affect holders rights and certain merger and consolidation transactions, require the approval of a majority of holders of each class voting separately as a class.

    The TJC Investors hold Class A Common Stock and all of the Class C Common Stock and the TCW Investors hold Class A Common Stock and all of the Class D Common Stock. Mr. Shepherd also holds shares of Class A Common Stock. No Class B Common Stock is currently outstanding. See "Principal Stockholders."

    The Shareholders Agreement contains certain provisions relating to the governance of Archibald Candy and Holdings and restrictions on, and rights in the event of, the transfer of Holdings' Common Stock. See "Certain Transactions--Shareholders Agreement."

PREFERRED STOCK

    Holdings has the following three series of preferred stock: Senior Preferred Stock, Junior Class A PIK Preferred Stock ("Class A Preferred Stock") and Junior Class B PIK Preferred Stock ("Class B Preferred Stock").

    The Senior Preferred Stock, which was issued in 1991 in the original face amount of $10.0 million to the former shareholders of the Company in connection with Holdings' acquisition of Archibald Candy, has the following rights and preferences:

    - cumulative dividends at the annual rate of 5% ($500.00 per share) are payable on the last business day of August in each year, provided that, at the option of Holdings, 50% of any dividend may be payable in kind (with in kind shares valued at $10,000 per share);

    - upon liquidation or dissolution, the Senior Preferred Stock has preference (valued at $10,000 per share) over all classes of Holdings Common Stock and the Class A Preferred Stock and Class B Preferred Stock;

    - shares are subject to optional redemption at any time at the Company's option at a price of $10,000 per share plus accrued and unpaid dividends;

    - shares are subject to mandatory redemption at a price of $10,000 per share plus accrued and unpaid dividends on August 31, 2001; and

    - no voting rights are provided, except that: (1) upon a default of a dividend or redemption payment due to the holders of Senior Preferred Stock, such holders, voting as a class, may elect a director with 51% of the voting power of Holdings' Board of Directors; and (2) consent of each of the holders of Senior Preferred Stock is required for the issuance of any equity security which is PARI PASSU or senior to the Senior Preferred Stock and for any Certificate of Incorporation or By-law amendment which may adversely affect the interest of such holders.

    As of November 28, 1998, the redemption value of the Senior Preferred Stock was approximately $11.9 million and, assuming that Holdings continues to exercise its option to pay 50% of the dividends in kind, the redemption value of the Senior Preferred Stock on August 31, 2001 will be approximately $12.7 million.

    In the event the holders of the Senior Preferred Stock are entitled to elect a director with 51% of the voting power of the Boards of Directors of Holdings and Archibald Candy, the TJC Investors or TCW Investors would fail to control Holdings and the Company, and such event would constitute a Change in Control under the Indenture, which could have a material adverse effect on the Company. See "Risk Factors--Potential Inability to Fund a Change of Control Offer."

    The Class A Preferred Stock and Class B Preferred Stock, which were issued in 1991 in the original face amounts of $7.0 million and $700,000, respectively, in connection with Holdings' acquisition of Archibald Candy, are entitled to cumulative dividends at the annual rate of 8% and generally possess similar rights, including the following:

    - each pays a dividend of $2,000 per share, payable at Holdings' option either in cash or in kind, wholly or in part (with in kind shares valued at $25,000 per share), on November 1 of each year for the Class A Preferred Stock and November 1 of each year for the Class B Preferred Stock;

    - upon liquidation or dissolution, the Class A Preferred Stock is junior to the Senior Preferred Stock, the Class B Preferred Stock is junior to both the Senior Preferred Stock and the Class A Preferred Stock and all classes of Holdings Common Stock are junior to the Class A Preferred Stock and Class B Preferred Stock;

    - shares are subject to mandatory redemption on November 1, 2001 at a price of $25,000 per share plus accrued and unpaid dividends for the Class A Preferred Stock (provided that no shares of Senior Preferred Stock are outstanding) and November 1, 2001 for the Class B Preferred Stock (provided that all shares of the Senior Preferred Stock and Class A Preferred Stock have theretofore been redeemed in full for cash); and

    - the Securities Purchase Agreement (as defined) provides for the mandatory redemption of the Class A Preferred Stock upon the happening of certain events, including certain equity sales, asset sales, recapitalizations, liquidations and change of control events.

    Neither the holders of Class A Preferred Stock or Class B Preferred Stock possess any voting rights, except that consent of a majority of the holders of Class A Preferred Stock and Class B Preferred Stock, each voting separately as a class, is required for the issuance of any equity security that is PARI PASSU or senior to such shares and for any amendment to the Certificate of Incorporation or By-laws which may adversely affect the interest of such holders. As of November 28, 1998, the redemption value of the Class A Preferred Stock and Class B Preferred Stock was approximately $11.9 million and approximately $1.2 million, respectively, and, assuming that Holdings exercises its option to pay all dividends in kind, the redemption value of the Class A Preferred Stock on November 1, 2001 will be approximately $15.1 million and the redemption value of the Class B Preferred Stock on November 1, 2001 will be approximately $1.5 million. See "--Securities Purchase Agreement" and "Principal Stockholders."

SECURITIES PURCHASE AGREEMENT

    In connection with Holdings' acquisition of Archibald Candy in 1991, Archibald Candy, Holdings, certain TCW Investors, certain TJC Investors and Jackson National Life Insurance Company entered into a Securities Purchase Agreement dated as of October 30, 1991 (as amended, the "Securities Purchase Agreement") pursuant to which Holdings issued subordinated notes, the Class A Preferred Stock and the Class A, B and D Common Stock. The TCW Investors and the TJC Investors amended the Securities Purchase Agreement to permit the Transactions.

    The Securities Purchase Agreement provides, among other things, that Archibald Candy and Holdings are subject to certain covenants, including the following: (1) so long as at least 92 shares of Class A Preferred Stock are outstanding, Archibald Candy and Holdings are restricted in their ability to pay certain dividends or from making certain other restricted payments, incurring additional indebtedness or liens on its assets, or making certain investments and must comply with certain financial ratios and (2) so long as at least 92 shares of Class A Preferred Stock or 333 shares of Common Stock purchased pursuant to the Securities Purchase Agreement are outstanding, Archibald Candy and Holdings are restricted in entering into certain transactions with affiliates and certain mergers or consolidations with other entities or from transferring or leasing a substantial portion of its assets or issuing additional capital stock except for dividends in kind.

    The Securities Purchase Agreement also provides that certain holders of Class A Common Stock and Class D Common Stock of Holdings (which include both TCW Investors and certain TJC Investors) ("Original Purchasers") have the right to require Holdings to either initiate a sale of the Company or to redeem their shares of Holdings Common Stock, at any time, or from time to time, after the earlier of any of the following (each a "Purchase Event"):

    - January 1, 2000;

    - the consummation of certain events, such as a sale of a significant portion of the Company's assets, certain recapitalizations of Holdings, certain issuances of equity securities of Holdings or the liquidation, dissolution or change of control of Holdings ("Exit Events"); or

    - the first date as of which all shares of Class A Preferred Stock have been redeemed.

    If Holdings elects to redeem such Holdings Common Stock, the redemption price depends on the event giving rise to the redemption. The redemption price for Holdings Common Stock issued under the Securities Purchase Agreement is the greater of (x) fair market value or (y) an amount intended to yield a "preferred return" equal to an annual 16% internal rate of return (calculated semi-annually) on the holder's original investment in the subordinated notes, Class A Preferred Stock and Holdings

Common Stock. In the case of Exit Events involving a sale of assets or issuance of equity securities, the fair market value is based upon the proceeds received from such transactions. If Holdings elects to sell the Company, Holdings has up to one year to arrange such sale. If Holdings elects not to initiate a sale of the Company or does not conclude a sale within one year, fair market value is determined by an independent appraisal process.

    The Securities Purchase Agreement further provides that (1) upon a sale of equity securities, 50% of the net proceeds must be applied to the redemption of the Senior Preferred Stock and then to the redemption of Class A Preferred Stock and (2) upon the occurrence of an Exit Event (other than a sale of equity securities), Holdings must redeem all outstanding shares of Class A Preferred Stock (the "Exit Events Redemptions").

    There can be no assurance that, if a Purchase Event occurs, Holdings will be able to sell the Company or have sufficient funds to satisfy its obligations to redeem the applicable shares of Holdings Common Stock or with respect to any Exit Events Redemption, that such redemptions would be permitted under the Indenture, the revolving credit facility or any successor financings. A failure to satisfy such obligations could result in the occurrence of a Triggering Event which would entitle the TCW Investors to elect a director with 51% of the voting power of the Boards of Directors of Holdings and the Company.

    "Triggering Events," as defined in the Securities Purchase Agreement, includes:

    - the failure by Holdings to either effect a sale of the Company or redeem certain shares of Class A Common Stock and Class D Common Stock held by both the TCW Investors and certain TJC Investors in accordance with the terms of the Securities Purchase Agreement;

    - the failure by Holdings to redeem on November 1, 2001 the Class A Preferred Stock held by both the TCW Investors and certain TJC Investors; and

    - the failure by Holdings to redeem the Class A Preferred Stock upon certain events, such as certain equity sales, asset sales, recapitalizations, liquidations and change of control events.


    The TCW Investors hold approximately 64.3% of the Class A Preferred Stock and approximately 81.8% of Holdings Common Stock possessing the right to either initiate a sale of the Company or a redemption of their Holdings Common Stock described above, with the balance held by certain of the TJC Investors. Accordingly, the TCW Investors can assert that a Triggering Event has occurred upon the occurrence of any one of the events described above until such Triggering Event is resolved and thus assume control of 51% of the voting power of the Boards of Directors of Holdings and the Company, provided that the holders of the Senior Preferred Stock have not exercised their right to control 51% of the voting power of the Board of Directors of Holdings. See "--Preferred Stock" and "Principal Stockholders."

                             PRINCIPAL STOCKHOLDERS

    Holdings owns all of Archibald Candy's issued and outstanding capital stock. The following table sets forth certain information with respect to the beneficial ownership of the equity securities of Holdings as of November 28, 1998 by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of any class of Holdings' voting securities;
(ii) each of the directors and Named Executives of the Company and Holdings who own shares of Holdings' equity securities; and (iii) all directors and executive officers of the Company and Holdings, as a group, who own shares of Holdings' equity securities.


                                                                          PERCENTAGE   PERCENTAGE OF ALL OUTSTANDING
NAME(1)                           TITLE OF CLASS(2)    NUMBER OF SHARES    OF CLASS         VOTING COMMON STOCK
-------------------------------  --------------------  -----------------  -----------  -----------------------------
TCW Capital (3)................  Class A Common             339.741000          47.5%                 33.3%
Jordan Industries, Inc. (4)....  Class A Common             151.128000          21.1                  14.8
JZ Equity Partners PLC (5).....  Class A Common             100.752000          14.1                   9.9
WCT Investment Pte
  Ltd. (6).....................  Class A Common              82.573000          11.5                   8.1
Mezzanine Capital (7)..........  Class A Common              21.069000           2.9                   2.1
Leucadia Investors, Inc. (8)...  Class C Common              65.788625          22.3                   6.5
John W. Jordan II (9)..........  Class A Common             151.128000          21.1                  14.8
                                 Class C Common              43.945960          14.9                   4.3
Thomas H. Quinn (10)...........  Class A Common             151.128000          21.1                  14.8
                                 Class C Common              31.582500          10.7                   3.1
Adam E. Max (11)...............  Class C Common              26.315450           8.9                   2.6
Ted A. Shepherd (12)...........  Class A Common              19.750000           2.8                   1.9
TCW Special Placements Fund III
  (7)..........................  Class D Common              10.000000         100.0                   1.0
All directors and executive
  officers of Holdings as a
  group (9) (10)...............  Class A Common             170.878000          23.9                  16.8
                                 Class C Common......       101.843910          34.6                  10.0


------------------------

(1) For purposes herein, (a) the term "TCW Investors" consists of the following:
    TCW Capital, WCT Investment Pte Ltd., Mezzanine Capital and TCW Special Placements Fund III; and (b) the term "TJC Investors" includes, among others, the following: Jordan Industries, Inc., Leucadia Investors, Inc., JZ Equity Partners PLC, John W. Jordan II, Thomas H. Quinn and Adam E. Max (provided, that although an affiliate of The Jordan Company LLC provides financial advisory services to JZ Equity Partners PLC, it is not otherwise affiliated with The Jordan Company LLC).

(2) As of November 28, 1998, there were outstanding (a) 715.0130 shares of Holdings' Class A Common Stock, (b) no shares of Holdings' Class B Common Stock, (c) 294.737 of Holdings' Class C Common Stock and (d) 10 shares of Holdings' Class D Common Stock, aggregating to 1,019.75 outstanding shares of Holdings Common Stock. Holdings' Class B Common Stock is non-voting (except as provided by law and in certain other limited circumstances). Each of the other classes of Holdings' Common Stock has one vote per share for the election of directors and all other corporate matters, except as follows: (i) the holders of Holdings' Class C Common Stock, as a class, subject to the rights of holders of Holdings' Senior Preferred Stock and Class D Common Stock described below, may elect a director who is entitled to exercise 51% of the voting power of the Board of Directors of Holdings;
    (ii) upon the occurrence of certain triggering events (including a failure by Holdings to redeem its Junior Class A PIK Preferred Stock on November 1,
    2001), the holders of Holdings' Class D Common Stock, voting separately as a class, have the right to elect an additional director and such director shall have 51% of the voting power of the Board of

    Directors of Holdings (unless, due to a failure by Holdings to make a dividend payment or a mandatory redemption payment with respect to its Senior Preferred Stock (whether or not such payment is legally permissible), the holders of Holdings' Senior Preferred Stock have elected a director who is entitled to exercise 51% of the voting power of the Board of Directors of Holdings); and (iii) certain events, such as amendments to Holdings' certificate of incorporation or by-laws which adversely affect the rights of holders and certain merger and consolidation transactions, require the approval of a majority of holders of each class voting separately as a class. No event has occurred which would give either the holders of Holdings' Class D Common Stock or Holdings' Senior Preferred Stock the right to elect a director who is entitled to exercise 51% of the voting power of the Board of Directors of Holdings. In addition, all holders of Holdings Common Stock are parties to the Shareholders Agreement. See "Certain Transactions--Shareholders Agreement." As of November 28, 1998, there also were outstanding (A) 1,183.919890 shares of Holdings' Senior Preferred Stock, all of which is owned by former owners of the Company through the Denton Thorne Trust A, the Denton Thorne Trust B and the Denton Thorne Trust C, (B) 480.0652 shares of Holdings' Junior Class A PIK Preferred Stock, approximately 36% of which is owned by TJC Investors and approximately 64% of which is owned by TCW Investors, and (C) 48.0064 shares of Holdings' Junior Class B PIK Preferred Stock, approximately 80% of which is owned by TJC Investors. Holdings' certificate of incorporation provides that in the event that Holdings fails to (i) pay on any dividend payment date the full amount of dividends then accrued and unpaid on the Senior Preferred Stock or
    (ii) redeem all shares of Holdings' Senior Preferred Stock then outstanding on the dividend payment date occurring in 2001, the Board of Directors of Holdings shall automatically be increased by one director and the holders of Holdings' Senior Preferred Stock shall have the right to elect an individual to fill such newly created directorship. The director elected by the holders of Holdings' Senior Preferred Stock would have 51% of the total voting power of the Board of Directors of Holdings.


(3) The Class A Common Stock indicated as owned by TCW Capital is actually held as follows: (a) 311.408 shares are held in the name of TCW Special Placements Fund III; (b) 23.74 shares are held in the name of TCW Capital, as Investment Manager pursuant to an Investment Management Agreement dated as of April 18, 1990; and (c) 4.593 shares are held in the name of TCW Capital, as Investment Management pursuant to an Investment Management Agreement dated as of June 19, 1989. As of November 28, 1998, TCW Investors owned 44.5% of the outstanding voting Holdings' Common Stock. As of November 28, 1998, TCW Investors also owned approximately 64.3% of Holdings' Junior Class A PIK Preferred Stock. The principal address of TCW Capital is c/o Trust Company of the West, Representative Office, 200 Park Avenue, Suite 2200, New York, New York 10166.


(4) As of November 28, 1998, Jordan Industries, Inc. and other TJC Investors also owned approximately 36% of Holdings' Junior Class A PIK Preferred Stock. The principal address of Jordan Industries, Inc. is Arbor Lake Center, 1751 Lake Cook Road, Suite 550, Deerfield, Illinois 60015. Mr. Jordan is Chairman of the Board and Chief Executive Officer of Jordan Industries, Inc. Mr. Quinn is President, Chief Operating Officer and a Director of Jordan Industries, Inc.


(5) As of November 28, 1998, JZ Equity Partners PLC (formerly known as MCIT (Existing Pool) Limited) also owned 68.5807 shares of Holdings' Junior Class A PIK Preferred Stock. The principal address of JZ Equity Partners PLC is c/o The Jordan Company LLC, 767 Fifth Avenue, New York, New York 10153.


(6) As of November 28, 1998, WCT Investment Pte Ltd. also owned 54.5124 shares of Holdings' Junior Class A PIK Preferred Stock. In connection with its acquisition in 1992 from certain affiliates of TCW Capital of shares of Holdings' Class A Common Stock and Junior Class A PIK Preferred Stock, WCT Investment Pte Ltd. granted an irrevocable proxy to TCW Special Placements Fund III for the purpose of approving or consenting to certain actions by Holdings. The principal address of WCT Investment Pte Ltd. is c/o Government of Singapore Investment Corporation, 255 Shoreline Drive, Suite 600, Redwood City, California 94065.

(7) Mezzanine Capital is affiliated with TCW Capital. As of November 28, 1998, Mezzanine Capital also owned 14.438 shares of Holdings' Junior Class A PIK Preferred Stock. The principal address for each of Mezzanine Capital and TCW Special Placements Fund III is c/o TCW Special Placements Fund III, 865 S. Figueroa St., Suite 1800, Los Angeles, California 90017.

(8) As of November 28, 1998, Leucadia Investors, Inc. also owned 12.0015 shares of Holdings' Junior Class B PIK Preferred Stock. The principal address of Leucadia Investors, Inc. is 315 Park Avenue South, New York, New York 10010.

(9) Information presented includes 151.128 shares of Holdings' Class A Common Stock held by Jordan Industries, Inc. (Mr. Jordan is Chairman of the Board and Chief Executive Officer of Jordan Industries, Inc.) and 43.94596 shares of Holdings' Class C Common Stock held by The John W. Jordan II Revocable Trust, of which Mr. Jordan is trustee. Mr. Jordan's address is c/o The Jordan Company LLC, 767 Fifth Avenue, New York, New York 10153.

(10) Information presented includes 151.128 shares of Holdings' Class A Common Stock held by Jordan Industries, Inc. (Mr. Quinn is the President, Chief Operating Officer and a director of Jordan Industries, Inc.). Mr. Quinn's address is c/o Archibald Candy Corporation, 1137 West Jackson Boulevard, Chicago, Illinois 60607.

(11) As of November 28, 1998, Mr. Max also owned 4.8007 shares of Holdings' Junior Class B PIK Preferred Stock. The address of Mr. Max is c/o The Jordan Company LLC, 767 Fifth Avenue, New York, New York 10153.

(12) Mr. Shepherd and Holdings entered into an Executive Subscription Agreement dated as of September 30, 1998 pursuant to which Holdings converted Mr. Shepherd's 19.75 SARs into the same number of shares of Holdings' Class A Common Stock. Mr. Shepherd's address is c/o Archibald Candy Corporation, 1137 West Jackson Boulevard, Chicago, Illinois 60607.

                              CERTAIN TRANSACTIONS

MANAGEMENT CONSULTING AGREEMENT

    On July 2, 1997, Holdings entered into a five year Management Consulting Agreement with TJC Management Corp. (the "Management Consulting Agreement"), pursuant to which TJC Management Corp. or its designee will receive a fixed fee for management, consulting and similar services in the amount of $364,000 per annum plus any out-of-pocket expenses and additional fees for any investment banking services rendered. The Company believes that the terms of the Management Consulting Agreement are comparable to the terms that it would obtain from disinterested third parties for comparable services. For its investment banking services rendered to Holdings in connection with the Transactions, Holdings paid to TJC Management Corp. $600,000 pursuant to the Management Consulting Agreement.

TAX SHARING AND MANAGEMENT AGREEMENT

    On July 2, 1997, Holdings and Archibald Candy entered into a Tax Sharing and Management Consulting Agreement (the "Tax Sharing and Management Agreement"), pursuant to which Archibald Candy agreed to pay or distribute to Holdings:

    - so long as Holdings files consolidated income tax returns that include Archibald Candy, payments for Archibald Candy's share of income taxes, assuming Archibald Candy is a stand-alone entity and without giving effect to any consolidated net operating loss carry forwards of Holdings accumulated through August 30, 1997;

    - an annual fee of $412,000 for management, consulting, investment banking and similar services, plus an amount equal to the expenses incurred by Holdings in connection with the performance of such services;

    - investment banking fees incurred by Holdings on behalf of Archibald Candy with TJC Management Corp. in connection with (1) any future recapitalizations, acquisitions or any similar transaction, which fee shall not exceed 2% of the transaction value, and (2) any financing transactions, which fee shall not exceed 1% of the transaction value;

    - amounts sufficient for Holdings to pay fees, expenses and indemnities to directors of Holdings in accordance with its bylaws and indemnification agreements; and

    - payments to or on behalf of Holdings in respect of franchise or similar taxes and governmental charges incurred by it relating to the business, operations or finances of Archibald Candy.

    The Company believes that the terms of the management services provided under the Tax Sharing and Management Agreement are comparable to the terms that it would obtain from disinterested third parties for comparable services. In fiscal 1998, Archibald Candy paid Holdings (a) $1,628,000 as Archibald Candy's share of income taxes and (b) $412,000 in management consulting fees pursuant to the Tax Sharing and Management Agreement. Pursuant to the Tax Sharing and Management Agreement, Archibald Candy distributed to Holdings $600,000 out of the proceeds of the offering of the Outstanding Notes, which Holdings paid to TJC Management Corp. pursuant to the Management Consulting Agreement as investment banking fees for its services rendered in connection with the Transactions.

PREFERRED STOCK

    As of the November 28, 1998, the TCW Investors owned approximately 64% of the Class A Preferred Stock and the TJC Investors owned approximately 36% of the Class A Preferred Stock and approximately 80% of the Class B Preferred Stock, all of which is subject to redemption.

DIRECTOR'S CONSULTING FEE AND TCW INVESTORS' EXPENSE REIMBURSEMENT

    In each of fiscal 1996, 1997 and 1998, Archibald Candy paid Mr. Quinn a consulting fee equal to $52,000 in lieu of a salary in exchange for services rendered to Archibald Candy. Mr. Quinn consulted with Archibald Candy with respect to its financial and business affairs, its relationships with its lenders and stockholders, and the operation and expansion of its business. Such fee is expected to continue in the future and is subject to reasonable increases. Pursuant to the Tax Sharing and Management Agreement, certain affiliates of the TCW Investors who are members of the Board of Directors will receive $48,000 in the aggregate per year as reimbursement of expenses incurred in performing financial and management consulting services thereunder, including, but not limited to, any travel expenses. See "--Tax Sharing and Management Agreement."

SHAREHOLDERS AGREEMENT


    In connection with the formation of Holdings and its acquisition of Archibald Candy in 1991, TJC Investors and TCW Investors and the other initial investors entered into the Shareholders Agreement, which contains certain provisions relating to the governance of the Company and Holdings and restrictions on, and rights in the event of, the transfer of Holdings' Common Stock. Among other things, the Shareholders Agreement provides that, subject to certain limited exceptions, (1) the composition of the Board of Directors of Holdings and Archibald Candy shall be identical and (2) the number of directors of Holdings and Archibald Candy shall be five, with certain TJC Investors nominating three directors and the TCW Investors nominating two directors. The Shareholders Agreement also provides that upon the occurrence of certain triggering events (unless the TCW Investors as holders of Holdings' Class D Common Stock have already elected a director with 51% of the voting power of the Board of Directors of Holdings), Holdings shall not, without the approval of 60% of the outstanding Holdings' Common Stock (other than Holdings' Class B Common Stock);


    - enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself;

    - convey, sell, lease, transfer or otherwise dispose of in a transaction or related series of transactions 25% or more of the property, business or assets of Holdings and its subsidiaries;

    - acquire by purchase or otherwise the business or any assets of, or stock or other evidences of beneficial ownership of, any person with a purchase price in excess of 20% of the then net worth of Holdings and its subsidiaries; or

    - issue certain equity securities or redeem equity shares.

The Shareholders Agreement further provides that without the approval of a director nominated by the TCW Investors, neither Holdings nor any of its subsidiaries shall (1) make any amendment to Holdings' certificate of incorporation or by-laws or (2) enter into any transaction with any affiliate, except for transactions entered into in the ordinary course of business in good faith and on fair and reasonable terms no less favorable to Holdings than Holdings would be able to obtain in a comparable arm's-length transaction with an unrelated third party. In addition, the Shareholders Agreement restricts the transfer of Holdings Common Stock by providing, in part, that any subsequent holder of Holdings Common Stock must agree to be bound by all the provisions of the Shareholders Agreement. In the event of a transfer of Holdings Common Stock other than to a permitted transferee, the Shareholders Agreement provides each other holder of Holdings Common Stock with certain tag-along rights and preemptive rights.

    In connection with its acquisition in 1992 from certain affiliates of TCW Capital of shares of Holdings' Class A Common Stock and Junior Class A PIK Preferred Stock, WCT Investment Pte Ltd. granted an irrevocable proxy to TCW Special Placements Fund III for the purpose of approving or consenting to certain actions by Holdings, including mergers, consolidations, acquisitions of other entities, recapitalizations, issuances of equity securities and modifications of Holdings' business.

ISSUANCE OF HOLDINGS' CLASS A COMMON STOCK TO COMPANY MANAGEMENT

    Pursuant to the 1998 Stock Bonus Plan, Holdings issued to Mr. Shepherd, as of September 30, 1998, 19.75 shares of Holdings' Class A Common Stock in consideration for the cancellation of Mr. Shepherd's 19.75 SARs. The terms and conditions of Mr. Shepherd's ownership of such shares are set forth in the Executive Subscription Agreement dated as of September 30, 1998 (the "Shepherd Subscription Agreement"). Pursuant to the Shepherd Subscription Agreement, Mr. Shepherd has agreed to be bound by the terms and conditions of the Shareholders Agreement to the same extent as if named a "Shareholder" or "Holder" thereunder.

PROVISION OF SERVICES TO THE COMPANY

    Jordan Industries, Inc. owns 80% of PAMCO Printed Labels ("PAMCO"), which supplied approximately $600,000 of labels to the Company in fiscal 1998. Messr. Quinn, the Chairman of the Board and Chief Executive Officer of the Company, is the President, Chief Operating Officer and a director of Jordan Industries, Inc. Messr. Jordan, a director of the Company, is Chairman of the Board and Chief Executive Officer of Jordan Industries, Inc. The Company believes that the pricing and services provided by PAMCO are comparable to those that it would obtain from disinterested third parties for comparable services.

                  DESCRIPTION OF THE REVOLVING CREDIT FACILITY

    The following summary of the Revolving Credit Facility (as defined) does not purport to be complete and is qualified in its entirety by reference to the definitive Revolving Credit Facility loan documents, which are available upon request from the Company. The capitalized terms used but not defined in this summary are defined in the Revolving Credit Agreement (as defined).

    On July 2, 1997, Archibald Candy entered into a revolving credit agreement (the "Revolving Credit Agreement") with The First National Bank of Chicago, as agent (the "Agent"), as amended by Amendment No. 1 thereto dated as of December 7, 1998 (the "Revolving Credit Facility"). The Revolving Credit Facility provides for revolving loans of $20.0 million, subject to certain borrowing conditions and limitations. Borrowings under the Revolving Credit Facility are available for general corporate purposes, including letters of credit, subject to the borrowing conditions contained therein. The Revolving Credit Facility is secured by first priority liens on Archibald Candy's and the guarantor subsidiaries' accounts receivable, raw materials and finished good inventories and Archibald Candy's owned store locations, and the proceeds therefrom. Under the terms of the Revolving Credit Facility, each material subsidiary of Archibald Candy will guarantee the obligations of Archibald Candy. As of November 28, 1998, there was no indebtedness outstanding under the Revolving Credit Facility, although a $0.5 million letter of credit was outstanding.

    The Revolving Credit Facility includes certain covenants that restrict, among other things:

    - investment, loans, advances, dividends and other restricted payments;

    - prepayment of other indebtedness, including the Notes;

    - the incurrence or existence of additional indebtedness;

    - the granting of liens, other than liens created pursuant to the Revolving Credit Facility, the Indenture and certain permitted liens;

    - mergers, consolidations and sales of all or a substantial part of the Company's business or property;

    - the sale of assets; and

    - certain transactions with affiliates.

The Revolving Credit Facility also requires the Company to comply with certain financial ratios, including, but not limited to, minimum fixed charge coverage and maximum leverage ratios.

    The Revolving Credit Facility contains customary representations and warranties, including, but not limited to, representations and warranties as to, the good standing of Archibald Candy, the solvency of Archibald Candy, the authority of Archibald Candy to enter into the Revolving Credit Facility, the accuracy of the Company's financial statements, the Company's payment of taxes, the disclosure of environmental matters and existing and pending litigation involving the Company, the Company's ownership of assets and properties, and the disclosure of contingent obligations of the Company. The Revolving Credit Facility also contains customary events of default, including, but not limited to, the failure to make payments when due, the breach of covenants, the breach of representations and warranties, defaults as to other indebtedness, involuntary bankruptcy, voluntary bankruptcy, dissolution, a material adverse change or a change of control.

    The Revolving Credit Facility expires July 2, 2000, unless extended. The Revolving Credit Facility provides that borrowings thereunder will accrue interest at a variable rate equal to the Alternate Base Rate plus 1.25% or a fixed rate equal to the Eurodollar Rate plus 2.50%. The Alternate Base Rate generally is defined as the greater of (1) the corporate base rate of interest announced by the Agent from time to time and (2) the Federal Funds Effective Rate plus 0.5%. Interest rates may be adjusted downward, depending upon the Company's leverage ratio as defined therein. The Company is required to pay certain fees in connection with the Revolving Credit Facility, including but not limited to a commitment fee of 0.50% on the undrawn portion.

                       DESCRIPTION OF THE EXCHANGE NOTES

    FOR PURPOSES OF THIS SECTION ENTITLED "DESCRIPTION OF THE EXCHANGE NOTES, THE TERM "COMPANY" MEANS ARCHIBALD CANDY CORPORATION.

GENERAL

    The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an Indenture dated as of July 2, 1997 among the Company and The Bank of New York, as trustee (the "Trustee"), as amended by the First Supplemental Indenture dated as of December 7, 1998 among the Company, the Trustee and the guarantor subsidiaries (the "Indenture"). The Company's $100.0 million of Original Exchange Notes also have been issued pursuant to the Indenture and remain outstanding.

    The terms of the Exchange Notes are the same as the terms of the Outstanding Notes except that (1) the Company registered the Exchange Notes under the Securities Act and their transfer is not restricted like the Outstanding Notes and (2) holders of the Exchange Notes are not entitled to certain rights under the Registration Rights Agreement. The terms of the Exchange Notes are identical to the terms of the Original Exchange Notes except for the date of issuance.

    BECAUSE THIS SECTION OF THE PROSPECTUS MERELY SUMMARIZES THE TERMS OF THE EXCHANGE NOTES, YOU SHOULD READ THE INDENTURE AND THE RELEVANT PORTIONS OF THE TRUST INDENTURE ACT OF 1939 FOR MORE COMPLETE INFORMATION REGARDING THE TERMS OF THE EXCHANGE NOTES. COPIES OF THE INDENTURE AND THE REGISTRATION RIGHTS AGREEMENT CAN BE OBTAINED BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THIS PROSPECTUS UNDER THE HEADINGS "WHERE YOU CAN FIND MORE INFORMATION" AND "INFORMATION INCORPORATED BY REFERENCE." FOR PURPOSES OF THIS SECTION ENTITLED "DESCRIPTION OF THE EXCHANGE NOTES," THE TERM THE "NOTES" REFERS TO ANY NOTES EVER ISSUED UNDER THE INDENTURE, INCLUDING THE ORIGINAL EXCHANGE NOTES. THE DEFINITIONS OF CERTAIN TERMS USED IN THE FOLLOWING SUMMARY ARE SET FORTH BELOW UNDER "CERTAIN DEFINITIONS."

RANKING AND SECURITY

    The Notes are senior secured obligations of the Company and rank senior in right of payment to all subordinated Indebtedness of the Company and PARI PASSU in right of payment with all senior Indebtedness. The Exchange Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

    The Notes are effectively subordinated to all other senior secured indebtedness of the Company and its Subsidiaries, including indebtedness under the Revolving Credit Facility, to the extent of the assets securing such debt. As of November 28, 1998, on a pro forma basis after giving effect to the Acquisition and the related financing, the Company would not have had any secured indebtedness outstanding, other than the Notes, $0.4 million of capital lease obligations and a $0.5 million letter of credit issued for the account of the Company pursuant to the Revolving Credit Agreement.

PRINCIPAL MATURITY AND INTEREST

    The Exchange Notes will be limited in aggregate principal amount to $30.0 million and will mature on July 1, 2004. Interest on the Exchange Notes will be payable semi-annually on January 1 and July 1 of each year, commencing July 1, 1999, to holders of record on the immediately preceding December 15 and June 15, respectively. The Exchange Notes will bear interest at 10 1/4% per annum from January 1, 1999. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 1, 1999. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes, PROVIDED, that all payments with respect to Global Notes, and certificated notes the Holders of which have given wire transfer instructions to the Company and the paying agent, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

COLLATERAL

    Subject to certain exceptions, the Notes and Guarantees will be secured by:
(1) security interests in certain of the equipment, fixtures and general intangibles, including trademarks, of the Company, the Guarantors and each future Restricted Subsidiary of the Company or any Subsidiary; (2) mortgages on the Company's Chicago, Illinois manufacturing and headquarters facility and Bensalem, Pennsylvania warehouse and distribution facility; and (3) all of the Capital Stock of the Guarantors and each future Restricted Subsidiary of the Company or any Subsidiary. All of the assets of the Company and the guarantor subsidiaries described above are collectively referred to herein as the "Collateral." The Notes are not secured by any other property, including any receivables, raw materials or finished goods inventories or Company-owned retail locations.

    The Company and the Guarantors have entered into security agreements, mortgages, deeds of trust and certain other collateral assignment agreements (collectively, the "Collateral Agreements") that provide for the grant of a security interest in or pledge of the Collateral to the Trustee, as collateral agent (in such capacity, the "Collateral Agent"), for the benefit of the holders of the Notes. Such pledges and security interests will secure the payment and performance when due of all of the Obligations of the Company and the Guarantors under the Indenture, the Notes, the Guarantees and the Collateral Agreements.

    So long as no Event of Default has occurred and is continuing, and subject to certain terms and conditions in the Indenture and the Collateral Agreements, the Company will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Capital Stock of any Subsidiary pledged by it, and to exercise any voting, other consensual rights and other rights pertaining to such collateral pledged by it. Upon the occurrence and during the continuance of an Event of Default (1) all rights of the Company to exercise such voting, other consensual rights or other rights will cease upon notice from the Collateral Agent, and all such rights will become vested in the Collateral Agent, which to the extent permitted by law, will have the sole right to exercise such voting, other consensual rights or other rights and (2) all rights of the Company to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will, upon notice from the Collateral Agent, cease and such cash dividends, interest and other payments will be paid to the Collateral Agent. All funds distributed under the Collateral Agreements and received by the Collateral Agent for the benefit of the holders of the Notes will be retained and/or distributed by the Collateral Agent in accordance with the provisions of the Indenture.

    Under the terms of the Collateral Agreements, the Collateral Agent will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to foreclose on the Collateral following an Event of Default. Holders of the Notes may not enforce the Collateral Agreements. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Collateral Agent in its exercise of any trust or power under the Collateral Agreements. Upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Notes, the Collateral Agreements will terminate and the pledged Collateral will be released. In addition, in the event that the pledged Collateral is sold and the Net Proceeds are or will be applied in accordance with the terms of the covenant described under "Limitation on Asset Sales," the Collateral Agent will release simultaneously with such sale the Liens in favor of the Collateral Agent in the assets sold, PROVIDED, HOWEVER, that the Collateral Agent has received all documentation required by the Trust Indenture Act therefor.

    In the event of a default under the Notes, the proceeds from the sale of the Collateral may not be sufficient to satisfy the Company's Obligations under the Notes in full. The amount to be received upon such a sale would be dependent upon numerous factors including the condition, age and useful life of the Collateral at the time of such sale, the timing and the manner of the sale, and whether the Collateral were being sold as part of an ongoing business. In addition, the book value of the Collateral should not be relied upon as a measure of realizable value. By its nature, the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time. To the extent that third parties enjoy Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Lien that, if exercised, could adversely affect the value of the Collateral. In addition, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "Risk Factors--Subordination" and "Risk Factors--Fraudulent Conveyance."

GUARANTORS

    The repayment of the Notes will be unconditionally guaranteed, jointly and severally, by each existing and future Restricted Subsidiary of the Company or any Subsidiary.

    The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. See "Risk Factors--Fraudulent Conveyance."

REDEMPTION

    The Notes are not redeemable at the Company's option prior to July 1, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable date of redemption, if redeemed during the 12-month period beginning on July 1 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2001..............................................................................     105.125%
2002..............................................................................     102.563
2003 and thereafter...............................................................     100.000

    Notwithstanding the foregoing, at any time or from time to time prior to July 1, 2000, the Company may, at its option, redeem up to one-third of the aggregate principal amount of the Notes ever issued under the Indenture, at a redemption price of 110.250% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of redemption, with the net cash proceeds of one or more Public Equity Offerings; PROVIDED, that (1) such redemption shall occur within 90 days of the date of closing of such public offering and (2) at least two-thirds of the aggregate principal amount of Notes ever issued under the Indenture remain outstanding immediately after giving effect to each such redemption.

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a PRO RATA basis, by lot or by such method as the Trustee deems to be fair and appropriate, PROVIDED, HOWEVER, that Notes of $1,000 or less may not be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on the Notes or such portions called for redemption.

    The Notes will not be entitled to any mandatory redemption or sinking fund.

REPURCHASE UPON CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all the Notes then outstanding (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). Within 10 days following any Change of Control, the Company must mail a notice to each holder stating, among other things: (1) that the Change of Control Offer is being made pursuant to this provision and that all Notes tendered will be accepted for payment, (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Change of Control Payment Date"), (3) that any Note not tendered will continue to accrue interest, (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date, (5) that any holder electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the paying agent with respect to the Notes (the "Paying Agent") at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date, (6) that the holder will be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased, and
(7) that a holder whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment the Notes or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered, and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer's Certificate stating that the Notes or portions thereof tendered to the Company are accepted for payment. The Paying Agent will promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee will authenticate and mail to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided, however, that each such new Note will be in principal amount of $1,000 or an integral multiple thereof. The Company will announce the result of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

    There can be no assurance that sufficient funds will be available at the time of any Change of Control Offer to make required repurchases. Further, the Revolving Credit Facility will, and successor financings may, prohibit the repurchase of any Notes as a result of a Change of Control. The Company will therefore, upon the occurrence of a Change of Control, either have to obtain the consent of the lenders under the Revolving Credit Facility, or successor financing, to such repurchase, or repay or refinance the indebtedness under the Revolving Credit Facility or successor financing. A failure to secure the lenders' consent or repay or refinance the indebtedness under the Revolving Credit Facility will result in a default thereunder and an acceleration of all obligations under the Revolving Credit Facility. See "Risk Factors--Restrictive Debt Covenants" and "Risk Factors--Term of Revolving Credit Facility; Need for Seasonal Financing."

"CHANGE OF CONTROL" means (1) the sale, assignment, lease, transfer or conveyance (in one transaction or a series of transactions) of all or substantially all of the Company's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (2) the liquidation or dissolution of the Company or the adoption of a plan by the shareholders of the Company relating to the dissolution or liquidation of the Company, (3) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than the TJC Investors, the TCW Investors or their respective affiliates) of beneficial ownership, directly or indirectly, of Voting Stock of the Company or Holdings having the right to elect directors having a majority of the voting power of the Board of Directors of the Company or Holdings, respectively, by way of purchase, merger or consolidation or otherwise, or (4) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than the TJC Investors, the TCW Investors or their respective affiliates) exercises the right to elect director(s) having (or existing directors, acquire the right to have) a majority of the voting power of the Board of Directors of the Company or Holdings.

CERTAIN COVENANTS

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly (1) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Subsidiaries (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary), (2) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company or any Subsidiary or other Affiliate of the Company, (3) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or such Subsidiary's Guarantees thereof, as the case may be, prior to any scheduled principal payment, sinking fund payment or other payment at the stated maturity thereof, (4) make any Restricted Investment or (5) make any other payment to or on behalf of Holdings (all such payments and other actions set forth in clauses
(1) through (5) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

    (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof, and

    (b) immediately after such Restricted Payment and after giving effect thereto on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness under the Interest

       Coverage Ratio test set forth in the covenant described under "--Limitation on Incurrence of Indebtedness," and

    (c) such Restricted Payment (the value of any such payment, if other than cash, being determined in good faith by the Board of Directors and evidenced by a resolution set forth in an Officers' Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments made after the date of the Indenture (including Restricted Payments permitted by clauses (i) and (ii) of the next following paragraph and excluding Restricted Payments permitted by the other clauses therein), is less than the sum of (w) 50% of the Adjusted Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the Issue Date to the end of the Company's most recently ended full fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Adjusted Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (x) $2 million, plus (y) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale, other than to a Subsidiary, of Equity Interests of the Company (other than Disqualified Stock) after the date of the Indenture and on or prior to the time of such Restricted Payment, plus (z) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale, other than to a Subsidiary, of any convertible or exchangeable debt security of the Company that has been converted or exchanged into Equity Interests of the Company (other than Disqualified Stock) pursuant to the terms thereof after the date of the Indenture and on or prior to the time of such Restricted Payment (including any additional net cash proceeds received by the Company upon such conversion or exchange).

    Notwithstanding the foregoing, the Indenture does not prohibit as Restricted Payments (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would not have been prohibited by the provisions of the Indenture, (2) the redemption, purchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified Stock), (3) the redemption, repurchase or payoff of any Indebtedness with proceeds of any Refinancing Indebtedness permitted to be incurred pursuant to the provision described under "--Limitation on Incurrence of Indebtedness," (4) the payment of dividends to Holdings for purposes of the repurchase, redemption, retirement or acquisition of Equity Interests of Holdings from executives, management or employees of the Company or Holdings pursuant to the Plan as in existence on the Issue Date, (5) payments by the Company to Holdings under the Tax Sharing and Management Agreement between Holdings and the Company (see "Certain Transactions--Tax Sharing and Management Agreement"), (6) payments of the Preferred Stock (other than to pay dividends or redeem shares of preferred stock owned by the TJC Investors on the Issue Date); PROVIDED, that no such payments will be made with proceeds from the Revolving Credit Facility, and (7) payments in connection with the application of the net proceeds of the offering of the Outstanding Notes as described under "Use of Proceeds," PROVIDED that with respect to clauses (1) through (6) (other than payments with respect to taxes under the Tax Sharing and Management Agreement), at such time there shall have been no default in payment when due of interest on the Notes or any default of the types described in clause (ii) or (iii) of "Events of Default and Remedies."

    LIMITATION ON INCURRENCE OF INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (1) create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, "incur"), with respect to any Indebtedness (including Acquired Debt) or (2) issue any Disqualified Stock, PROVIDED, HOWEVER, that the Company may incur Indebtedness or issue shares of Disqualified Stock and a Restricted Subsidiary may incur Acquired Debt if (x) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to such incurrence or issuance, (y) the

Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least equal to the ratio set forth below opposite the period in which such incurrence or issuance occurs, determined on a PRO FORMA basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock has been issued, as the case may be, at the beginning of such four-quarter period:

PERIOD ENDING                                                                             RATIO
--------------------------------------------------------------------------------------  ---------
February 28, 1999.....................................................................      2.00x
Thereafter............................................................................      2.25x

and (z) in the case of Indebtedness, (i) the Weighted Average Life to Maturity of such Indebtedness is greater than the remaining Weighted Average Life to Maturity of the Notes and (ii) such Indebtedness has a final scheduled maturity that exceeds the final stated maturity of the Notes.

The foregoing limitations will not prohibit the incurrence of

    (a) Indebtedness pursuant to the Revolving Credit Facility and repayment obligations in respect of letters of credit, PROVIDED, HOWEVER, that the aggregate principal amount of such Indebtedness so incurred on any date shall not exceed $25.0 million,

    (b) performance bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred in the ordinary course of business,

    (c) Hedging Obligations incurred to fix the interest rate on any variable rate Indebtedness otherwise permitted by the Indenture,

    (d) Indebtedness arising out of sale and leaseback transactions, capital lease obligations or Purchase Money Obligations in an aggregate amount not to exceed $1.5 million at any one time,

    (e) Indebtedness owed by the Company to any Wholly Owned Subsidiary or by any Wholly Owned Subsidiary to the Company or any other Wholly Owned Subsidiary,

    (f) Indebtedness outstanding on the Issue Date, including the Notes,

    (g) other Permitted Indebtedness,

    (h) Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace, or refund (collectively, "Refinance") Indebtedness referred to in clauses (a), (d),
       (f) and (i) and outstanding Indebtedness incurred pursuant to the debt incurrence tests set forth in the immediately preceding paragraph (the "Refinancing Indebtedness"), PROVIDED, HOWEVER, that (1) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of Indebtedness so Refinanced, (2) the Refinancing Indebtedness has a final scheduled maturity that exceeds the final stated maturity, and a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity, of the Indebtedness being Refinanced and (3) the Refinancing Indebtedness ranks, in right of payment, no more favorable to the Notes as the Indebtedness being Refinanced,

    (i) additional Indebtedness of the Company in an aggregate principal amount up to $5.0 million and

    (j) additional Indebtedness of the Company in an aggregate principal amount up to $5.0 million; provided, that such Indebtedness is subordinated in right of payment to the Notes and has a final scheduled maturity that exceeds the final stated maturity, and a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity, of the Notes.

    LIMITATION ON ASSET SALES. The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets subject to such Asset Sale,
(ii) at least 85% of the consideration for such Asset Sale is in the form of cash, Cash Equivalents or liabilities of the Company or any Restricted Subsidiary (other than liabilities that are, by their terms, subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of such assets (PROVIDED, that following such Asset Sale there is no further recourse to the Company and its Restricted Subsidiaries with respect to such assets) and
(iii) within 12 months of such Asset Sale, the Net Proceeds thereof are (a) invested in assets related to the business of the Company or its Restricted Subsidiaries as conducted on the date of the Indenture, (b) used to permanently reduce any Indebtedness which ranks PARI PASSU with the Notes (provided in the case of a revolver or similar arrangement that makes credit available, such commitment is also permanently reduced) or (c) to the extent not used as provided in clause (a) or (b), applied to make an offer to purchase Notes as described below (an "Excess Proceeds Offer"), PROVIDED, HOWEVER, that if the amount of Net Proceeds from any Asset Sale not invested pursuant to clause (a) or used to repay Indebtedness pursuant to clause (b) above is less than $2 million, the Company will not be required to make an offer pursuant to clause
(c).

    The amount of Net Proceeds not invested or applied as set forth in the preceding clauses (a) or (b) constitutes "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, the Company will offer to purchase Notes having an aggregate principal amount equal to the Excess Proceeds (the "Purchase Amount"), at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. The Company must commence such Excess Proceeds Offer not later than 30 days after the expiration of the 12-month period following the Asset Sale that produced Excess Proceeds. If the aggregate purchase price for the Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.

    The Indenture provides that the Excess Proceeds Offer will remain open for a period of 20 business days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period (the "Excess Proceeds Payment Date"), the Company will purchase and mail or deliver payment for the Purchase Amount for the Notes or portions thereof tendered, pro rata or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all Notes tendered pursuant to the Excess Proceeds Offer. The principal amount of Notes to be purchased pursuant to an Excess Proceeds Offer may be reduced by the principal amount of Notes acquired by the Company through purchase or redemption (other than pursuant to a Change of Control Offer) subsequent to the date of the Asset Sale and surrendered to the Trustee for cancellation. Any Excess Proceeds Offer will be conducted in compliance with applicable regulations under the Federal securities law, including Exchange Act Rule 14e-1. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

    There can be no assurance that sufficient funds will be available at the time of any Excess Proceeds Offer to make required repurchases.

    LIMITATION ON LIENS. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset (including, without limitation, all real, tangible or intangible property) of the Company or any Restricted Subsidiary now owned or hereafter acquired, or on any income or profits therefrom, or assign, or convey any right to receive income therefrom, except (i) Liens on (x) accounts receivable and inventory and the proceeds thereof (and certain rights relating thereto) and (y) real property of the Company not constituting Collateral under the Indenture securing Indebtedness permitted to be incurred pursuant to clauses (a) or (i) under "--Limitation on Incurrence of Indebtedness" or any Indebtedness used to Refinance such Indebtedness, (ii) Purchase Money Liens securing Indebtedness incurred pursuant to clause (d) under "--Limitation on Incurrence of Indebtedness," and (iii) Permitted Liens.

    LIMITATION ON RESTRICTIONS ON SUBSIDIARY DIVIDENDS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary (a) to (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on such Restricted Subsidiary's Capital Stock or (B) with respect to any other interest or participation in, or measured by, such Restricted Subsidiary's profits or (ii) pay any indebtedness owed to the Company or any of its Subsidiaries, or (b) make loans or advances to the Company or any of its Restricted Subsidiaries, or (c) transfer any of its assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (1) the Indenture, the Notes and the Collateral Agreements, (2) applicable law, (3) any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and (4) permitted Refinancing Indebtedness, provided, however, that such restrictions contained in any agreement governing such Refinancing Indebtedness are no more restrictive than those contained in any agreements governing the Indebtedness being refinanced.

    MERGER, CONSOLIDATION OR SALE OF ASSETS. The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to, any other Person unless (1) the Company is the surviving Person or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia,
(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company, pursuant to a supplemental indenture and Collateral Agreements in a form reasonably satisfactory to the Trustee and the Collateral Agent, under the Notes, the Indenture, the Collateral Agreements and the Registration Rights Agreement, (3) immediately before, and after giving effect on a PRO FORMA basis to, such transaction, no Default or Event of Default exists or would occur, and
(4) the Company, or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, (A) has a Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) is permitted, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "--Limitation on Incurrence of Indebtedness."

    In the event of any transaction (other than a lease) complying with the conditions listed in the immediately preceding paragraph in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its Obligations under, the Indenture, the Notes, the Collateral Agreements and the Registration Rights Agreement.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), except for (1) Affiliate Transactions, which together with all related Affiliate Transactions, have an aggregate value of not more than $1 million; PROVIDED, that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis with a Person that is not an Affiliate of the Company or such Restricted Subsidiary, (2) Affiliate Transactions, which together with all related Affiliate Transactions have an aggregate value of not more than $2 million; PROVIDED, that a majority of the disinterested members of the Board of Directors of the Company determine that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary, and (3) Affiliate Transactions for which the Company delivers to the Trustee an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing; PROVIDED, HOWEVER, that the following will not be deemed to be Affiliate Transactions: (i) employment or consulting agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business with the approval of the independent members of the Company's Board of Directors, (ii) transactions between or among the Company and/or its Wholly Owned Subsidiaries or Guarantors, (iii) transactions permitted by the provisions of the Indenture described above under "--Limitations on Restricted Payments," and (iv) reasonable and customary directors' fees for independent members of the Board of Directors of the Company.

    RESTRICTIONS ON SALE AND ISSUANCE OF SUBSIDIARY STOCK. The Company shall not sell, and shall not permit any of its Restricted Subsidiaries to issue or sell, any shares of Capital Stock of any Restricted Subsidiary to any Person other than the Company or a Wholly Owned Subsidiary of the Company; PROVIDED, that the Company and its Restricted Subsidiaries may sell all of the Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries if the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under "--Limitation on Asset Sales."

    LINE OF BUSINESS. The Company will not, and will not permit any Subsidiary to, directly or indirectly engage in any business other than (a) the business described in this Prospectus, (b) the manufacture, distribution and retailing of confectionery items and (c) any business that in the reasonable, good faith judgment of the Board of Directors of the Company is directly related to such business.

    GUARANTORS. The Indenture provides that so long as any Notes remain outstanding, any Restricted Subsidiary shall (a) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (b) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

    If all of the Capital Stock of any Guarantor is sold to a Person (other than the Company or any of its Restricted Subsidiaries) and the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under "--Limitation on Asset Sales," then such Guarantor will be released and discharged from all of its obligations under its Guarantee of the Notes and the Indenture.

    REPORTS. Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual financial statements only, a report thereon by the Company's independent auditors and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. From and after the time the Company files a registration statement with the Commission with respect to the Notes, the Company will file such information with the Commission, provided the Commission will accept such filing.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following will constitute an Event of Default under the
Indenture: (i) default for 30 days in the payment when due of interest on the Notes, (ii) default in payment of principal (or premium, if any) on the Notes when due at maturity, upon redemption, by acceleration or otherwise, (iii) default in the performance or breach of the provisions of "--Merger, Consolidation or Sale of Assets," and "--Repurchase Upon Change of Control,"
(iv) failure by the Company or any Guarantor for 30 days after notice to comply with certain other covenants and agreements in the Indenture, the Notes or the Collateral Agreements, (v) default under (after giving effect to any applicable grace periods or any extension of any maturity date) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Guarantor (or the payment of which is guaranteed by the Company or any Guarantor), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if (a) either (1) such default results from the failure to pay principal of such Indebtedness or (2) as a result of such default the maturity of such Indebtedness has been accelerated, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which such a payment default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $5 million in the aggregate, (vi) failure by the Company or any Guarantor to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $7.5 million which judgments are not stayed within 60 days after their entry, (vii) breach by the Company or any Guarantor of any material representation or warranty set forth in the Collateral Agreements, which breach is not cured by the Company or such Guarantor or waived within 30 days after notice to comply with such breach of a material representation or warranty, (viii) repudiation by the Company or any of the Guarantors of their obligations under the Indenture, the Notes, the Collateral Agreements or the Guarantees or the Company or any Guarantor takes any action that causes, or asserts, or fails to take any action that it knows, or has been notified by the Trustee, is necessary to prevent, the unenforceability of the Indenture, the Notes, the Collateral Agreements or the Guarantees against the Company or any of the Guarantors or is necessary to maintain the priority and perfection of the Liens of the Collateral Agreements, and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of the Guarantors.

    If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare by written notice all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

    The holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Trustee, may on behalf of the holders of all of the Notes (i) waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes or a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Note affected, and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree if all existing Events of Default (except nonpayment of principal or interest that has become due solely because the acceleration) have been cured or waived.

    The Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company under the Notes, the Indenture, the Collateral Agreements or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations of their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the Commission that such a waiver is against public policy.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES

    The Indenture provides that the Company will be discharged from any and all obligations in respect of the Notes, other than the obligation to duly and punctually pay the principal of, and premium, if any, and interest on, the Notes in accordance with the terms of the Notes and the Indenture upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations that will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the due dates thereof on the Notes. Such trust may only be established if, among other things, (1) the Company has delivered to the Trustee an opinion of independent counsel to the effect that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, (2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing, and (3) certain customary conditions precedent are satisfied.

    The Company may satisfy and discharge its obligations and the Guarantors' obligations under the Indenture to holders of the Notes by delivering to the Trustee for cancellation all outstanding Notes or by depositing with the Trustee or the Paying Agent, if applicable, after the Notes have become due and payable, cash sufficient to pay at the stated maturity all of the Notes and paying all other sums payable under the Indenture by the Company.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. In addition, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered holder of a Note will be treated as the owner of it for all purposes.

PAYMENTS FOR CONSENT

    Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement, which solicitation documents must be mailed to all Holders of the Notes a reasonable length of time prior to the expiration of the solicitation.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes) and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or the Collateral Agreements may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes) (1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (2) reduce the principal of, or the premium on, or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes or alter the price at which repurchases of the Notes may be made pursuant to an Excess Proceeds Offer or Change of Control Offer, (3) reduce the rate of or change the time for payment of interest on any Note, (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, (5) make any Note payable in money other than that stated in the Notes, (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes, (7) waive a redemption payment with respect to any Note, (8) make any change in the provisions of any of the Guarantees that adversely affects the rights of any holder of Notes, (9) adversely affect the contractual ranking of the Notes or Guarantees, or (10) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of the holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes or a Guarantor's obligation under a Guarantee in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Archibald Candy Corporation, 1137 West Jackson Boulevard, Chicago, Illinois 60607, Attention: Secretary.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used in this section "Description of the Exchange Notes" for which no definition is provided.

"ACQUIRED DEBT" means, with respect to the Company or a Restricted Subsidiary, Indebtedness of any other Person existing at the time such other Person merged with or into the Company or a Restricted Subsidiary or became a Restricted Subsidiary, other than Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into the Company or a Restricted Subsidiary or becoming a Restricted Subsidiary.

"ADJUSTED CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the Consolidated Net Income of such Person plus amortization (including amortization of goodwill, deferred costs and other intangibles) of such Person for such period to the extent such amortization was deducted in computing Consolidated Net Income.

"AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean
(1) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; (2) in the case of a corporation, beneficial ownership of 10% or more of any class of Capital Stock of such Person; and (3) in the case of an individual (A) members of such Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and (B) trusts, any trustee or beneficiaries of which are such Person or members of such Person's immediate family. Notwithstanding the foregoing to the contrary, neither the Initial Purchaser nor any of its Affiliates will be deemed to be Affiliates of the Company.

"ASSET SALE" means any direct or indirect (i) sale, assignment, transfer, lease, conveyance, or other disposition (including, without limitation, by way of merger or consolidation) (collectively, a "transfer"), other than in the ordinary course of business, of any assets of the Company or its Restricted Subsidiaries, or (ii) issuance or sale of any Capital Stock of any Subsidiary (in each case, other than to the Company or a Wholly Owned Subsidiary).

"CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

"CAPITAL STOCK" means (1) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, and (2) with respect to any other Person, any and all partnership interests, membership interests or other indicia of ownership of such Person.

"CASH EQUIVALENT" means (1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (2) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and (3) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) and (2) above.

"CONSOLIDATED EBITDA" means, with respect to any Person (the referent Person) for any period, consolidated income (loss) from operations of such Person for such period, determined in accordance with GAAP, plus (to the extent such amounts are deducted in calculating such income (loss) from operations of such Person for such period, and without duplication) amortization, depreciation and other non-cash charges (including, without limitation, amortization of goodwill, deferred financing fees and other intangibles but excluding (a) non-cash charges incurred after the date of the Indenture that require an accrual of or a reserve for cash charges for any future period, except for accrued and unpaid management fee charges under the Tax Sharing and Management Agreement and (b) normally recurring accruals such as reserves against accounts receivable); PROVIDED, HOWEVER that (1) the income from operations of any Person that is not a Wholly Owned Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person, (2) the income from operations of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, and (3) the income from operations of any Subsidiary will not be included to the extent that declarations of dividends or similar distributions by that Subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its owners.

"CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the consolidated interest expense of such Person for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payment, and the interest component of Capital Lease Obligations), to the extent such expense was deducted in computing Consolidated Net Income of such Person for such period.

"CONSOLIDATED NET INCOME" means, with respect to any Person (the referent Person) for any period, the aggregate of the Net Income of such Person and its consolidated subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however that (1) the Net

Income of any Person that is not a Wholly Owned Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person, (2) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, and (3) the Net Income of any Subsidiary will not be included to the extent that declarations of dividends or similar distributions by that Subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its owners.

"CONSOLIDATED NET WORTH" means, with respect to any Person, the total shareholders' equity of such Person determined on a consolidated basis in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such shareholders' equity attributable to Disqualified Stock or treasury stock of such Person and its consolidated subsidiaries, and (b) all upward revaluations and other write-ups in the book value of any asset of such Person or a consolidated subsidiary of such Person subsequent to the Issue Date, and (c) all investments in subsidiaries of such Person that are not Restricted Subsidiaries and in Persons that are not subsidiaries of such Person.

"DEFAULT" means any event that is, or after notice or the passage of time or both would be, an Event of Default.

"DISQUALIFIED STOCK" means any Equity Interest that, (1) either by its terms or the terms of any security into which it is convertible or for which it is exchangeable or otherwise, is or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (in whole or in part) prior to the final stated maturity of the Notes or is redeemable (in whole or in part) at the option of the holder thereof at any time prior to such final stated maturity or (2) is convertible into or exchangeable at the option of the issuer thereof or any other Person for debt securities or Disqualified Stock.

"EQUITY INTERESTS" means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and in the rules and regulations of the Commission, that are in effect on the Issue Date.

"GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

"INDEBTEDNESS" of any Person means (without duplication) (1) all liabilities and obligations, contingent or otherwise, of such Person (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, debentures, notes or other similar instruments, (c) representing the deferred purchase price of property or services (other than trade payables on customary terms incurred in the ordinary course of business which are not more than 90 days past due), (d) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) as lessee under capitalized leases, (f) under bankers' acceptance and letter of credit facilities, (g) to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock, or (h) in respect of Hedging Obligations, (2) all liabilities and obligations of others of the type described in clause (1) that are Guaranteed by such Person, and (3) all liabilities and obligations of others of the type described in clause (1) that are secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, PROVIDED, HOWEVER, that the amount of such Indebtedness shall (to the extent such Person has not assumed or become liable for the payment of such Indebtedness) be the lesser of (x) the fair market value of such property at the time of determination and (y) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

"INTEREST COVERAGE RATIO" means, for any period, the ratio of (1) Consolidated EBITDA of the Company for such period, over (2) Consolidated Interest Expense of the Company for such period. In calculating Interest Coverage Ratio for any period, pro forma effect shall be given to: (a) the incurrence, assumption, guarantee, repayment, repurchase, redemption or retirement by the Company or any of its Subsidiaries of any Indebtedness subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated, as if the same had occurred at the beginning of the applicable period; and (b) the occurrence of any Asset Sale during such period by reducing Consolidated EBITDA for such period by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets sold and by reducing Consolidated Interest Expense by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness secured by the assets sold and assumed by third parties or repaid with the proceeds of such Asset Sale, in each case as if the same had occurred at the beginning of the applicable period. For purposes of making the computation referred to above, acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including all mergers and consolidations, subsequent to the commencement of such period shall be calculated on a PRO FORMA BASIS, assuming that all such acquisitions, mergers and consolidations had occurred on the first day of such period. Without limiting the foregoing, the financial information of the Company with respect to any portion of a period that falls before the Issue Date shall be adjusted to give pro forma effect to the issuance of the Notes and the application of the proceeds therefrom as if they had occurred at the beginning of such period.

"INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business and (2) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

"ISSUE DATE"  means the date upon which the Original Notes were first issued.

"LIEN" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

"NET INCOME"  means, with respect to any Person for any period, the net income
(loss) of such Person for such period, determined in accordance with GAAP, excluding any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sales and dispositions pursuant to sale and leaseback transactions, and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such gain (but not loss).

"NET PROCEEDS" means the aggregate cash proceeds received in respect of any Asset Sale, net of (1) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), other than any such costs payable to an Affiliate of the Company, (2) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale, (3) any reserve for adjustment in respect of the sale price of such asset or assets, (4) taxes paid or payable as a result thereof, (5) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof, and (6) any deduction or appropriate amounts to be provided by the Company or any of its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such transaction and retained by the Company or any Subsidiary after such sale or disposition thereof including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters or against any indemnification obligations with respect to such transaction.

"OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other obligations and liabilities of the Company or any of the Guarantors under the Indenture, the Notes, the Guarantees of the Notes or any of the Collateral Agreements.

"OTHER PERMITTED INDEBTEDNESS"  means:

    (1) Indebtedness in respect of reimbursement-type obligations regarding workers' compensation claims;

    (2) Indebtedness of the Company and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business;

    (3) Indebtedness of the Company and its Restricted Subsidiaries in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the sale or disposition of any of their business, properties or assets; and

    (4) The guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of the covenant entitled "Limitation on Incurrence of Indebtedness."

"PERMITTED INVESTMENTS" means (a) Investments in the Company or any Wholly Owned Subsidiary, (b) Investments in Cash Equivalents, (c) Investments in a Person, if as a result of such Investment (1) such Person becomes a Wholly Owned Subsidiary and the Capital Stock of such Person is pledged to secure the Obligations, or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary, and (d) other Investments that do not exceed in the aggregate $7.5 million at any time outstanding.

"PERMITTED LIENS" means (1) Liens in favor of the Company and/or its Restricted Subsidiaries other than with respect to intercompany Indebtedness, (2) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Restricted Subsidiary, PROVIDED, HOWEVER, that such Liens were not created in contemplation of such acquisition and do not extend to assets other than those subject to such Liens immediately prior to such acquisition, (3) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, PROVIDED, HOWEVER, that such Liens were not created in contemplation of such acquisition and do not extend to assets other than those subject to such Liens immediately prior to such acquisition, (4) Liens incurred in the ordinary course of business in respect of Hedging Obligations, (5) Liens to secure Indebtedness for borrowed money of a Subsidiary in favor of the Company or a Wholly Owned

Subsidiary, (6) Liens (other than pursuant to ERISA or environmental laws) to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations (exclusive of obligations constituting Indebtedness) of a like nature incurred in the ordinary course of business, (7) Liens existing or created on the Issue Date, (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested or remedied in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED, HOWEVER, that any reserve or other appropriate provision as may be required in conformity with GAAP has been made therefor, (9) Liens arising by reason of any judgment, decree or order of any court with respect to which the Company or any of its Restricted Subsidiaries is then in good faith prosecuting an appeal or other proceedings for review, the existence of which judgment, order or decree is not an Event of Default under the Indenture, (10) encumbrances consisting of zoning restrictions, survey exceptions, utility easements, licenses, rights of way, easements of ingress or egress over property of the Company or any of its Restricted Subsidiaries, rights or restrictions of record on the use of real property, minor defects in title, landlord's and lessor's liens under leases on property located on the premises rented, mechanics' liens, vendors' liens, and similar encumbrances, rights or restrictions on personal or real property, in each case not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries, (11) Liens incidental to the conduct of business or the ownership of properties incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, bids, and government contracts and leases and subleases, and (12) any extension, renewal, or replacement (or successive extensions, renewals or replacements), in whole or in part, of Liens described in clauses
(1) through (11) above.

"PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

"PREFERRED STOCK" means amounts sufficient to pay (1) cash dividends and mandatory redemption payments under the Senior Preferred Stock and the Class A Preferred Stock and Class B Preferred Stock and (2) interest payments on Indebtedness of Holdings, the net proceeds of which are in an amount no greater than the amount necessary to redeem the Senior Preferred Stock and Class A Preferred Stock and Class B Preferred Stock and which Indebtedness has no installment of principal due prior to the first anniversary of the Stated Maturity of the Notes.

"PUBLIC EQUITY OFFERING" means a bona fide underwritten public offering of Qualified Stock of the Company, pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act.

"PURCHASE MONEY LIENS" means Liens to secure or securing Purchase Money Obligations permitted to be incurred under the Indenture.

"PURCHASE MONEY OBLIGATIONS" means Indebtedness representing, or incurred to finance, the cost (1) of acquiring any assets and (2) of construction or build-out of manufacturing, distribution or administrative facilities (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Company or any Restricted Subsidiary), PROVIDED, HOWEVER, that (a) the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges,
(b) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired and (c) such Indebtedness is incurred, and any Liens with respect thereto are granted, within 180 days of the acquisition of such property or asset.

"QUALIFIED STOCK" means, with respect to any Person, Capital Stock of such Person other than Disqualified Stock.

"RESTRICTED INVESTMENT"  means an Investment other than a Permitted Investment.

"RESTRICTED SUBSIDIARY"  means a Subsidiary other than an Unrestricted
Subsidiary.

"SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership in which such Person or any of its subsidiaries is a general partner.

"SUBSIDIARY"  means any subsidiary of the Company.

"UNRESTRICTED SUBSIDIARY" means (a) the Inactive Subsidiaries and (b) any other Subsidiary that has been designated by the Company (by written notice to the Trustee as provided below) as an Unrestricted Subsidiary; PROVIDED, that a Subsidiary may not be designated as an "Unrestricted Subsidiary" unless (1) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary (other than such Subsidiary), (2) neither immediately prior thereto nor after giving pro forma effect to such designation, would there exist a Default or Event of Default, (3) immediately after giving effect to such designation on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "--Limitation on Incurrence of Indebtedness" and (4) the creditors of such Subsidiary have no direct or indirect recourse (including, without limitation, recourse with respect to the payment of principal or interest on Indebtedness of such Subsidiary) to the assets of the Company or of a Restricted Subsidiary (other than such Subsidiary). The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (a) no Default or Event of Default is existing or will occur as a consequence thereof; and (b) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "--Limitation on Incurrence of Indebtedness." Each such designation shall be evidenced by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. The Company shall be deemed to make an Investment in each Subsidiary designated as an "Unrestricted Subsidiary" immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation; provided, that if such Subsidiary is subsequently redesignated as a Restricted Subsidiary, the amount of such Investment shall be deemed to be reduced (but not below zero) by the fair market value of the net consolidated assets of such Subsidiary on the date of such redesignation.

"VOTING STOCK" means, with respect to any Person, (1) one or more classes of the Capital Stock of such Person having general voting power to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency) and (2) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) above.

"WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years (rounded to the nearest one-twelfth) obtained by dividing (1) the then outstanding principal amount of such Indebtedness into (2) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

"WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth in the next paragraph, the Exchange Notes to be issued as set forth herein will initially be issued in the form of one or more registered Global Notes (the "Global Notes"), each of which will be deposited on the date of acceptance for exchange of the Outstanding Notes and the issuance of the Exchange Notes with, or on behalf of, the Depository and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Global Holder"). Interests in Global Notes will be available for purchase only by QIBs (defined below). The following are summaries of certain rules and operating procedures of the Depository which affect the Global Notes.

    Exchange Notes that are (1) originally issued to or transferred to "institutional accredited investors" (as such term is defined under "Notice to Investors" elsewhere herein) who are not QIBs or to any other persons who are not QIBs (the "Non-Global Purchasers") or (2) issued as described under "Certificated Notes," will be issued in registered form (the "Certificated Notes"). Upon the transfer to a QIB of Certificated Notes initially issued to a Non-Global Purchaser, such Certificated Notes will, unless the applicable Global Note has previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred. For a description of the restrictions on the transfer of Certificated Notes, see "Notice to Investors."

    The Depository has advised the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depository (1) upon deposit of the Global Notes, the Depository will credit the accounts of Participants designated by the Initial Purchaser with portions of the Global Notes and (2) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

    So long as the Global Holder is the registered owner of any Notes, the Global Holder will be considered the sole owner of such Notes outstanding under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form ("Certificated Notes"), and will not be considered the owners or Holders thereof under the Indenture for any purpose. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. Accordingly, each QIB owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such QIB is not a Participant or an Indirect Participant, on the procedures of the Participant through which such QIB owns its interest, to exercise any rights of a holder under such Global Note or the Indenture.

    Neither the Company, nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

    Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective interests in the Global Notes in principal amount of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

CERTIFICATED NOTES

    If (1) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Holder of its Global Note, Certificated Notes in such form will be issued to each person that such Global Holder and the Depository identify as the beneficial owner of the related Notes. In addition, subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof) in fully registered form.

YEAR 2000

    The following information has been provided by the Depository:

    The Depository's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depository has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within the Depository ("Depository Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depository's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, the Depository's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom

DTC licenses software and hardware, and third party vendors on whom the Depository relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depository has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the Depository acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and
(2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depository is in the process of developing such contingency plans as it deems appropriate.

    According to the Depository, the foregoing information with respect to the Depository has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    The Company issued and sold the Outstanding Notes to the initial purchaser on December 7, 1998 pursuant to the terms and conditions of a purchase agreement dated as of November 24, 1998. The Company agreed in the Purchase Agreement to provide the holders of the Outstanding Notes with the same registration rights granted to the holders of the Company's $100.0 million of 10 1/4% Series A Senior Secured Notes due 2004 (the "Original Notes") that were issued and sold in an unregistered offering on July 2, 1997. The registration rights are set forth in a registration rights agreement (the "Registration Rights Agreement") dated as of July 2, 1997 between the Company and Jefferies & Company, Inc. and First Chicago Capital Markets, Inc., as initial purchasers of the Original Notes.

    The Registration Rights Agreement requires the Company, at its own cost, to
(1) file an Exchange Offer Registration Statement with the Commission by February 5, 1999, (2) use its best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act as promptly as practicable after the filing of the Exchange Offer Registration Statement, but in no event later than April 6, 1999, (3) keep the Exchange Offer Registration Statement effective until the completion of the Exchange Offer pursuant to its terms and (4) commence the Exchange Offer and use its best efforts to issue, on or prior to 45 days after the date on which the Exchange Offer Registration Statement is declared effective, Exchange Notes in exchange for all Outstanding Notes tendered prior thereto in the Exchange Offer, unless the Exchange Offer would not be permitted by a policy of the Commission. The Company has agreed to keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice thereof is mailed to the holders of Outstanding Notes.

    If (1) prior to the completion of the Exchange Offer for the Outstanding Notes, either the Company or the holders of a majority in aggregate principal amount of the Outstanding Notes determines in its reasonable judgment that (a) the Exchange Notes would not, upon receipt, be tradeable by the holders thereof without restriction under the Securities Act and the Exchange Act and without material restrictions under applicable Blue Sky or state securities laws, or (b) the interests of the holders under the Registration Rights Agreement, taken as a whole, would be materially adversely affected by the completion of the Exchange Offer, (2) applicable interpretations of the Staff would not permit the completion of the Exchange Offer, (3) subsequent to the consummation of the Private Exchange (as defined in the Registration Rights Agreement) but prior to December 7, 1999, the Initial Purchaser so requests, (4) the Exchange Offer is not completed by May 21, 1999 for any reason or (5) in the case of any holder not permitted to participate in the Exchange Offer or of any holder participating in the Exchange Offer that receives Exchange Notes that may not be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Company within the meaning of the Securities Act) and, in either case contemplated by clause (5), such holder notifies the Company within six months of completion of the Exchange Offer, then the Company shall promptly deliver to the holders (or in the case of any occurrence of the event described in clause (5), to any such holder) and the Trustee notice thereof and shall as promptly as possible thereafter file the Shelf Registration Statement.

    If (a) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission by February 5, 1999;
(b) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is declared effective by the Commission by April 6, 1999; (c) the Company has not exchanged Exchange Notes for Outstanding Notes validly tendered in accordance with the terms of the Exchange Offer within 45 days after the date on which an Exchange Offer Registration Statement is declared effective by the Commission; or (d) if a Shelf Registration Statement is filed and declared effective by the Commission but thereafter ceases to be effective without being succeeded within 30 days by a subsequent shelf registration statement filed and declared effective (each of the foregoing a "Registration Default"), then the Company will pay as liquidated damages ("Liquidated Damages") to each holder of Outstanding Notes with respect to the first 90-day period immediately following the occurrence of such Registration Default an amount equal to $.05 per week per $1,000 principal amount of Outstanding Notes held by such holder. Upon a Registration Default, Liquidated Damages will accrue at the rate specified above until such Registration Default is cured and the amount of Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Outstanding Notes with respect to each subsequent week after the first 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.40 per week per $1,000 principal amount of Outstanding Notes. All accrued Liquidated Damages will be paid by the Company by depositing with the Trustee, in trust, for the benefit of the holders thereof, by 12:00 noon, New York City time, on or before the applicable semi-annual interest payment date for the Notes, immediately available funds in sums sufficient to pay the liquidated damages then due. The liquidated damages amount due shall be payable on each interest payment date to the record holder of Outstanding Notes entitled to receive the interest payment to be made on such date as set forth in the Indenture.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

    The following is a general discussion of certain United States federal tax consequences associated with the exchange of the Outstanding Notes for the Exchange Notes pursuant to the Exchange Offer and disposition of the Exchange Notes. This summary applies only to a beneficial owner of Exchange Notes who acquired Outstanding Notes at the initial offering for the original offering price thereof and who acquires the Exchange Notes pursuant to the Exchange Offer. This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. This discussion does not consider any specific facts or circumstances that may apply to a particular holder. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding, and disposing of the Exchange Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

    For purposes of this discussion, a "U.S. Holder" means a holder of Exchange Notes that is either a citizen or resident of the United States, a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. A Non-U.S. Holder is a holder of Exchange Notes other than a U.S. Holder.

EXCHANGE OFFER

    The exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will not constitute a "significant modification" of the Outstanding Notes for United States federal income tax purposes and, accordingly, the Exchange Notes received will be treated as a continuation of the Outstanding Notes in the hand of such holder. As a result, there will be no United States federal income tax consequences to a United States Holder who exchanges Outstanding Notes for Exchange Notes pursuant to the Exchange Offer, and any such holder will have the same adjusted tax basis and holding period in the Exchange Notes for United States federal income tax purposes as it had in the Outstanding Notes immediately before the exchange.

STATED INTEREST

    The holders of Exchange Notes will include stated interest in gross income in accordance with their methods of accounting for tax purposes as if the exchange had not occurred (including interest on Outstanding Notes to the date of the issuance of the Exchange Notes).

DISPOSITION

    In general, a U.S. Holder of Exchange Notes will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the Exchange Notes measured by the difference between (i) the amount of cash and fair market value of property received (not attributable to accrued, but unpaid interest) and (ii) the holder's tax basis in the Exchange Notes. Any such gain or loss will generally be long-term capital gain or loss, provided that the Exchange Notes constitute a capital asset in the hands of the holder and had been held for more than one year (including the period that such holder held the Outstanding Notes exchanged for such Exchange Notes).

NON-U.S. HOLDERS

    Under present United States federal income and estate tax law, assuming certain certification requirements are satisfied (which include identification of the beneficial owner of the instrument), and subject to the discussion of backup withholding below:

        (a) payments of interest on the Exchange Notes to any Non-U.S. Holder will not be subject to United States federal income or withholding tax, provided that (1) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (2) the holder is not (i) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business or (ii) a controlled foreign corporation that is related to the Company through stock ownership, and (3) such interest payments are not effectively connected with the conduct of a United States trade or business of the holder;

        (b) a holder of Exchange Notes who is a Non-U.S. Holder will not be subject to the United States federal income tax on gain realized on the sale, exchange, or other disposition of Exchange Notes, unless (1) such holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, or (2) the gain is effectively connected with the conduct of a United States trade or business of the holder; and

        (c) if interest on the Exchange Notes is exempt from withholding of United States federal income tax under the rules described above (without regard to the certification requirement), the Exchange Notes will not be included in the estate of a deceased Non-U.S. Holder for United States Federal estate tax purposes.

    The certification referred to above may be made on an Internal Revenue Service Form W-8 or a substantially similar substitute form.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company will, where required, report to the holders of Exchange Notes and the Internal Revenue Service the amount of any interest paid on the Exchange Notes in each calendar year and the amounts of federal tax withheld, if any, with respect to such payments. A noncorporate U.S. holder may be subject to information reporting and to backup withholding at a rate of 31% with respect to payments of principal and interest made on Exchange Notes, or on proceeds of the disposition of Exchange Notes before maturity, unless such U.S. holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules. Such information may be made on an Internal Revenue Service Form W-9 or a substantially similar substitute form.

    Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to interest paid on the Exchange Notes to a Non-U.S. Holder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of the Exchange Notes are subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its Non-U.S. Holder status under penalties of perjury and provides its name and address or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the Exchange Notes by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

NEW TREASURY REGULATIONS APPLICABLE TO NON-U.S. HOLDERS

    On October 6, 1997, the United States Treasury Department issued final Treasury regulations governing certification procedures regarding both United States federal withholding tax and backup withholding tax on certain amounts paid to Non-U.S. Holders after December 31, 1999. The new Treasury regulations modify and, in general, unify the way in which Non-U.S. Holders may establish eligibility for United States federal withholding tax exemptions, including under a tax treaty, and an exemption from backup withholding.

    For example, the new Treasury regulations will require new forms, which Non-U.S. Holders will generally have to provide earlier than you would have had to provide replacements for expiring existing forms. The new Treasury regulations also clarify the standards upon which withholding agents of Non-U.S. Holders may rely, add requirements in order for Non-U.S. Holders to claim reduced federal tax withholding under a tax treaty, and provide different procedures in order for foreign intermediaries and flow-through entities (such as foreign partnerships) to claim the benefit of applicable exemptions if they receive payments on behalf of Non-U.S. Holders.

    The new Treasury regulations are particularly complex. Non-U.S. Holders should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on their investment in the Exchange Notes.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the SEC set forth in no-action letters issued to third parties in similar transactions, the Company believes that the Exchange Notes issued in the Exchange Offer in exchange for the Outstanding Notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of such holders' business and the holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of Exchange Notes. This position does not apply to any holder that is (1) an "affiliate" of the Company within the meaning of Rule 406 under the Securities Act, (2) a broker-dealer who acquired Notes directly from the Company or (3) broker-dealers who acquired Notes as a result of market-making or other trading activities. Any broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer are subject to a prospectus delivery requirement with respect to resales of the Exchange Notes. To date, the SEC has taken the position that Participating Broker-Dealers may, for a limited period, fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Outstanding Notes to the initial purchasers) with this Prospectus.

    Each broker-dealer receiving Exchange Notes for its own account in the Exchange Offer must acknowledge that it will deliver a Prospectus in any resale of the Exchange Notes. Participating Broker-Dealers may use this Prospectus in reselling Exchange Notes, if the Outstanding Notes were acquired for their own accounts as a result of market-making activities or other trading activities. The Company has agreed that a Participating Broker-Dealer may use this Prospectus in reselling Exchange Notes for a period ending 180 days after the Expiration Date or, if earlier, when a Participating Broker-Dealer has disposed of all Exchange Notes. A Participating Broker-Dealer intending to use this Prospectus in the resale of Exchange Notes must notify the Company on or before the Expiration Date, that it is a Participating Broker-Dealer. This notice may be given in the space provided for in the Letter of

Transmittal or may be delivered to the Exchange Agent. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests these documents in the Letter of Transmittal. See "The Exchange Offer--Resales of Exchange Notes" for more information.

    The Company will not receive any cash proceeds from any sale of the Exchange Notes by broker-dealers. Broker-dealers acquiring Exchange Notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the Exchange Notes or a combination of such methods. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of Exchange Notes.

    Any broker-dealer reselling Exchange Notes that it received in the Exchange Offer and any broker or dealer that participates in a distribution of Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

    Winston & Strawn will pass upon certain legal matters for the Company related to the Exchange Notes.

                                    EXPERTS

    The financial statements of Archibald Candy Corporation as of August 30, 1997 and August 29, 1998 and for each of the fiscal years in the three year period ended August 29, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Sweet Factory Group, Inc. and subsidiaries as of January 4, 1997 and January 3, 1998, and for each of the fiscal years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Archibald Candy Corporation has filed the Registration Statement regarding the Exchange Notes with the SEC. This Prospectus does not contain all of the information included in the Registration Statement. Any statement made in this Prospectus concerning the contents of any other document is not necessarily complete. If we have filed any other document as an exhibit to the Registration Statement, you should read the exhibit for a more complete understanding of the document or matter. Each statement regarding any other document does not necessarily contain all of the information important to you.

    We file annual, quarterly and special reports and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. Our SEC filings also are available to the public at the SEC's web site at HTTP://WWW.SEC.GOV. The indenture governing the Notes requires us to file reports and other information required to be filed under the Exchange Act with the SEC and provide such information to you, upon request, regardless of whether the Company is subject to the reporting requirements of the Exchange Act.

                     INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, meaning that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information filed later with the SEC will update and supersede the information then on file. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the Exchange Offer is completed.

    1. Archibald Candy's Annual Report on Form 10-K for the fiscal year ended August 29, 1998 filed with the SEC on November 27, 1998;

    2. Archibald Candy's Quarterly Report on Form 10-Q for the quarterly period ended November 28, 1998 filed with the SEC on January 12, 1999; and


    3. Archibald Candy's Current Reports on Form 8-K filed with the SEC on December 2, 1998 and December 22, 1998, as amended by Form 8-K/A, filed with the SEC on February 19, 1999.


    On the request of any person to whom a copy of this Prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference). Written requests for such copies should be directed to Archibald Candy Corporation, 1137 West Jackson Boulevard, Chicago, Illinois 60607; Attention: Secretary (telephone number (312) 243-2700).

    You should rely only on the information incorporated by reference or provided in this Prospectus or any prospectus supplement. Archibald Candy Corporation has not authorized anyone to provide you with different or additional information. We are not making an offer to sell any notes in any state or country where the Exchange Offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this document.

                         INDEX TO FINANCIAL STATEMENTS


ARCHIBALD CANDY CORPORATION

  Report of Independent Auditors...........................................................................     F-2

  Balance Sheets as of August 30, 1997 and August 29, 1998.................................................     F-3

  Statements of Operations for the years ended August 31, 1996, August 30, 1997, and August 29, 1998.......     F-4

  Statement of Changes in Shareholder's Equity (Deficit) for the years ended August 31, 1996, August 30,
    1997, and August 29, 1998..............................................................................     F-5

  Statements of Cash Flows for the years ended August 31, 1996, August 30, 1997, and August 29, 1998.......     F-6

  Notes to Financial Statements............................................................................     F-7

  Balance Sheets as of November 29, 1997 and November 28, 1998 (UNAUDITED).................................    F-15

  Statements of Operations and Changes in Accumulated Deficit for the three months ended November 29, 1997
    and November 28, 1998 (UNAUDITED)......................................................................    F-16

  Statements of Cash Flows for the three months ended November 29, 1997 and November 28, 1998
    (UNAUDITED)............................................................................................    F-17

  Notes to Financial Satements (UNAUDITED).................................................................    F-18

SWEET FACTORY GROUP, INC.

  Independent Auditors' Report.............................................................................    F-20

  Consolidated Balance Sheets as of January 4, 1997 and January 3, 1998....................................    F-21

  Consolidated Statements of Operations for the fiscal years ended January 4, 1997 and January 3, 1998.....    F-22

  Consolidated Statements of Stockholders' Equity for the fiscal years ended January 4, 1997 and January 3,
    1998...................................................................................................    F-23

  Consolidated Statements of Cash Flows for the fiscal years ended January 4, 1997 and January 3, 1998.....    F-24

  Notes to Consolidated Financial Statements...............................................................    F-25

  Consolidated Balance Sheets as of October 4, 1997 and October 3, 1998 (UNAUDITED)........................    F-34

  Consolidated Statements of Operations and Changes in Retained Earnings (Accumulated Deficit) for the
    thirty-nine weeks ended October 4, 1997 and October 3, 1998 (UNAUDITED)................................    F-35

  Consolidated Statements of Cash Flows for the thirty-nine weeks ended October 4, 1997 and October 3, 1998
    (UNAUDITED)............................................................................................    F-36

  Notes to Consolidated Financial Statements (UNAUDITED)...................................................    F-37

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Archibald Candy Corporation

    We have audited the accompanying balance sheets of Archibald Candy Corporation as of August 30, 1997 and August 29, 1998 and the related statements of operations, shareholder's equity (deficit), and cash flows for the fiscal years ended August 31, 1996, August 30, 1997, and August 29, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the 1996, 1997 and 1998 financial statements referred to above present fairly, in all material respects, the financial position of Archibald Candy Corporation as of August 30, 1997 and August 29, 1998, and the results of its operations and its cash flows for the fiscal years ended August 31, 1996, August 30, 1997, and August 29, 1998, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

October 16, 1998
Chicago, Illinois

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)
                                 BALANCE SHEETS
                   AS OF AUGUST 30, 1997 AND AUGUST 29, 1998

                                                        1997          1998
                                                    ------------  ------------
                                                    (DOLLARS IN THOUSANDS)
                                    ASSETS

Current assets:
  Cash and cash equivalents.......................  $     15,801  $     13,081
  Accounts receivable, net........................           576         1,380
  Inventories.....................................        18,965        24,602
  Prepaid expenses and other current assets.......           267           306
                                                    ------------  ------------
Total current assets..............................        35,609        39,369
Due from affiliate................................           825       --
Property, plant, and equipment....................        20,330        20,927
Goodwill, less accumulated amortization of $6,310
  ($5,376 in 1997)................................        31,960        31,161
Noncompete agreements and other intangibles, less
  accumulated amortization of $108 ($90 in
  1997)...........................................           127           109
Deferred financing fees, less accumulated
  amortization of $789 ($108 in 1997).............         4,166         3,698
Other assets......................................         2,643         2,825
                                                    ------------  ------------
      Total assets................................  $     95,660  $     98,089
                                                    ------------  ------------
                                                    ------------  ------------

                LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

Current liabilities:
  Accounts payable................................  $      4,769  $      4,728
  Accrued liabilities.............................         4,964         4,956
  Payroll and related liabilities.................         2,025         2,600
  Current portion of long-term debt and capital
    lease obligations.............................           376            97
                                                    ------------  ------------
Total current liabilities.........................        12,134        12,381
Due to affiliate..................................       --                604
Long-term debt, less current portion..............       100,000       100,000
Capital lease obligations, less current portion...           145            48
Shareholder's equity (deficit):
  Common stock, $0.01 par value:
    Authorized--25,000 shares.....................
    Issued and outstanding--19,200 shares.........       --            --
  Additional paid-in capital......................        18,700        18,700
  Accumulated deficit.............................       (35,319)      (33,644)
                                                    ------------  ------------
Total shareholder's equity (deficit)..............       (16,619)      (14,944)
                                                    ------------  ------------
Total liabilities and shareholder's equity
  (deficit).......................................  $     95,660  $     98,089
                                                    ------------  ------------
                                                    ------------  ------------

                            See accompanying notes.

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

                            STATEMENTS OF OPERATIONS

       YEARS ENDED AUGUST 31, 1996, AUGUST 30, 1997, AND AUGUST 29, 1998

                                                                                  1996        1997        1998
                                                                               ----------  ----------  ----------
                                                                                     (DOLLARS IN THOUSANDS)
Net sales....................................................................  $  117,348  $  121,933  $  126,742
Cost of sales, excluding depreciation and amortization.......................      41,010      42,284      43,978
Selling, general, and administrative expenses, excluding depreciation and
  amortization...............................................................      61,120      62,442      63,478
Depreciation and amortization expense........................................       5,135       4,319       4,600
Amortization of goodwill and other intangibles...............................       1,672       1,613       1,633
Management fees and other fees...............................................         466         474         514
                                                                               ----------  ----------  ----------
Operating income.............................................................       7,945      10,801      12,539
Other (income) and expense:
  Interest expense...........................................................       9,455       9,235      10,346
  Interest and other income and expense......................................        (444)       (411)     (1,386)
                                                                               ----------  ----------  ----------
Income (loss) before income taxes and extraordinary item.....................      (1,066)      1,977       3,579
Provision for income taxes...................................................         349         250         276
                                                                               ----------  ----------  ----------
Income (loss) before extraordinary item......................................      (1,415)      1,727       3,303
Extraordinary item--Loss from early extinguishment of debt...................      --           2,898      --
                                                                               ----------  ----------  ----------
Net Income (loss)............................................................  $   (1,415) $   (1,171) $    3,303
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                            See accompanying notes.

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

             STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY (DEFICIT)

                                                           COMMON STOCK                                       TOTAL
                                                     ------------------------  ADDITIONAL                 SHAREHOLDER'S
                                                      NUMBER OF                  PAID-IN    ACCUMULATED      EQUITY
                                                       SHARES       AMOUNT       CAPITAL      DEFICIT       (DEFICIT)
                                                     -----------  -----------  -----------  ------------  -------------
                                                                           (DOLLARS IN THOUSANDS)
Balance at August 26, 1995.........................      19,200    $  --        $  18,700    $  (32,733)   $   (14,033)
Net loss...........................................      --           --           --            (1,415)        (1,415)
                                                     -----------  -----------  -----------  ------------  -------------
Balance at August 31, 1996.........................      19,200       --           18,700       (34,148)       (15,448)
Net loss...........................................      --           --           --            (1,171)        (1,171)
                                                     -----------  -----------  -----------  ------------  -------------
Balance at August 30, 1997.........................      19,200       --           18,700       (35,319)       (16,619)
Net Income.........................................      --           --           --             3,303          3,303
Distribution under tax-sharing agreement...........      --           --           --            (1,628)        (1,628)
                                                     -----------  -----------  -----------  ------------  -------------
Balance at August 29, 1998.........................      19,200    $  --        $  18,700    $  (33,644)   $   (14,944)
                                                     -----------  -----------  -----------  ------------  -------------
                                                     -----------  -----------  -----------  ------------  -------------

                            See accompanying notes.

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

                            STATEMENTS OF CASH FLOWS
       YEARS ENDED AUGUST 31, 1996, AUGUST 30, 1997, AND AUGUST 29, 1998

                                                                                    1996       1997        1998
                                                                                 ----------  ---------  ----------
                                                                                      (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)..............................................................  $   (1,415)    (1,171) $    3,303
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization................................................       6,807      5,932       6,233
  Net gain on disposal of property, plant, and equipment.......................        (441)    --          --
  Write-off of deferred financing fees.........................................      --          1,148      --
  Changes in operating assets and liabilities:
    Accounts receivable, net...................................................         355       (247)       (804)
    Due from affiliate.........................................................        (543)      (282)      1,429
    Inventories................................................................        (273)      (327)     (5,637)
    Prepaid expenses and other current assets..................................         210        361         (39)
    Other assets...............................................................        (468)      (194)       (805)
    Accounts payable and accrued liabilities...................................        (115)    (1,301)        526
                                                                                 ----------  ---------  ----------
Net cash provided by operating activities......................................       4,117      3,919       4,206

INVESTING ACTIVITIES
Purchase of property, plant, and equipment.....................................      (2,280)    (3,688)     (4,574)
Acquisition....................................................................                               (135)
Proceeds from sale of property, plant, and equipment...........................       1,159     --          --
                                                                                 ----------  ---------  ----------
Net cash used in investing activities..........................................      (1,121)    (3,688)     (4,709)

FINANCING ACTIVITIES
Proceeds from long-term debt...................................................      --        100,000      --
Net decrease in revolving line of credit.......................................      (1,900)    (9,100)     --
Repayments of long-term debt...................................................        (900)   (71,086)     --
Payments of capital lease obligations..........................................        (269)      (350)       (376)
Costs related to loan agreement................................................         (29)    (4,274)       (213)
Distribution under tax-sharing agreement.......................................                             (1,628)
                                                                                 ----------  ---------  ----------
Net cash provided by (used in) financing activities............................      (3,098)    15,190      (2,217)
                                                                                 ----------  ---------  ----------
Net increase (decrease) in cash and cash equivalents...........................        (102)    15,421      (2,720)
Cash and cash equivalents at beginning of year.................................         482        380      15,801
                                                                                 ----------  ---------  ----------
Cash and cash equivalents at end of year.......................................  $      380  $  15,801  $   13,081
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

SUPPLEMENTAL SCHEDULE OF NONCASH TRANSACTIONS
Acquisition of equipment under capital lease agreements........................  $      214  $  --      $   --
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

SUPPLEMENTAL SCHEDULE OF CASH TRANSACTIONS
Interest paid..................................................................  $   10,631  $   9,130  $   10,261
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

                            See accompanying notes.

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                                AUGUST 29, 1998
                             (DOLLARS IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    The Company is a manufacturer and a retailer of boxed chocolates and other confectionery items. The Company sells its Fannie May and Fanny Farmer candies in over 300 Company-operated stores and approximately 6,000 third-party retail outlets as well as through quantity order, mail order and fundraising programs primarily in the Midwestern and Eastern United States.

    In 1995, the Company changed its fiscal year-end to the last Saturday in August from the last day in August. The fiscal year ended August 31, 1996, had 53 weeks while the fiscal years ended August 30, 1997, and August 29, 1998 had 52 weeks.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

    Inventories are stated at the lower of cost or market. Inventories are valued primarily at either average or first in, first out (FIFO) cost.

PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment are recorded at cost. Depreciation and amortization are determined over the estimated useful lives of the assets using the straight-line method for both financial reporting and tax purposes. Leasehold improvements at various locations are amortized over a predetermined life, considering the term of each lease.

INTANGIBLES AND DEFERRED COSTS

    Goodwill is amortized on a straight-line basis over a 40-year period. Deferred financing costs are amortized over the terms of the loans.

    The Company evaluates whether indicators of impairment of long-lived assets, including goodwill, are present, and if such indicators are present, the Company determines whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amounts. If so, the Company would recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value. The Company has determined that no impairment loss has occurred related to long-lived assets.

INCOME TAXES

    Income taxes are accounted for using the liability method. Under this method, a current tax asset or liability is recognized for the estimated taxes payable or refundable on tax returns for the current year, and deferred tax assets or liabilities are recognized for the estimated future tax effects attributable

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) to temporary differences and carryforwards using the enacted rates and laws that will be in effect when the differences are expected to reverse.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

ADVERTISING COSTS

    The Company expenses advertising costs as incurred, except for the costs associated with the development of print advertising which are deferred and expensed upon first showing. Advertising expense was $2,733, $2,853, and $3,051 for 1996, 1997, and 1998, respectively. At August 30, 1997 and August 29, 1998, the Company had $240 and $459 respectively, of print advertising costs which are included in prepaids and other current assets in the accompanying balance sheets.

RECLASSIFICATIONS

    Certain amounts in the 1996 and 1997 financial statements have been reclassified to conform with the 1998 presentation.

3.  INVENTORIES

    Inventories at August 30, 1997 and August 29, 1998 are comprised of the following:

                                                                            1997       1998
                                                                          ---------  ---------
Raw materials...........................................................  $   7,688  $  10,110
Work in process.........................................................        218        237
Finished goods..........................................................     11,059     14,255
                                                                          ---------  ---------
                                                                          $  18,965  $  24,602
                                                                          ---------  ---------
                                                                          ---------  ---------

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4.  PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment at August 30, 1997 and August 29, 1998 are comprised of the following:

                                                                           1997        1998
                                                                        ----------  ----------
Land..................................................................  $    3,539  $    3,539
Machinery and equipment...............................................      15,324      17,135
Buildings and improvements............................................      15,974      17,000
Furniture and fixtures................................................       2,531       2,741
Leasehold improvements................................................      11,659      13,186
                                                                        ----------  ----------
                                                                            49,027      53,601
Less: Accumulated depreciation........................................     (28,697)    (32,674)
                                                                        ----------  ----------
                                                                        $   20,330  $   20,927
                                                                        ----------  ----------
                                                                        ----------  ----------

5.  BENEFIT PLANS

    The Company maintains noncontributory pension plans for substantially all employees. The Company intends to fund pension costs in amounts not less than amounts required by the Employee Retirement Income Security Act of 1974.

    The net periodic pension cost recognized as expense for the years ended August 31, 1996, August 30, 1997, and August 29, 1998, consists of the following:

                                                                      1996       1997       1998
                                                                    ---------  ---------  ---------
Service cost......................................................  $     350  $     370  $     369
Interest cost.....................................................        379        389        396
Return on plan assets.............................................       (710)    (1,700)       114
Other.............................................................        267      1,248       (747)
                                                                    ---------  ---------  ---------
                                                                    $     286  $     307  $     132
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.  BENEFIT PLANS (CONTINUED)
    The following table sets forth the Plans' funded status and amounts recognized in the Company's consolidated balance sheets at August 30, 1997 and August 29, 1998:

                                                                               1997       1998
                                                                             ---------  ---------
Actuarial present value of:
  Accumulated benefit obligations:
    Vested.................................................................  $   3,677  $   4,675
    Nonvested..............................................................        739        885
                                                                             ---------  ---------
                                                                                 4,416      5,560
  Present value of future compensation.....................................        555        727
                                                                             ---------  ---------
                                                                                 4,971      6,287

Assets relating to such benefits:
  Market value of funded assets, primarily invested in money market and
    equity securities......................................................      6,980      6,420
                                                                             ---------  ---------
    Overfunded projected benefit obligation................................      2,009        133
    Unrecognized (gain) loss...............................................       (963)       781
                                                                             ---------  ---------
    Pension asset recorded as a long-term asset............................  $   1,046  $     914
                                                                             ---------  ---------
                                                                             ---------  ---------

    The assumptions used in determining the present value of benefits were:

                                                                                    1997       1998
                                                                                  ---------  ---------
Discount rate...................................................................        8.0%       7.0%
Expected rate of return on assets...............................................        8.0        8.0
Rate of increase in compensation................................................        4.0        4.0

    The Company also maintains 401(k) and profit-sharing trust plans for substantially all employees. Effective January 1, 1994, the Company amended the Plan to include the 401(k) deferral option for the employees. The Company allows full-time, regular employees to elect to participate in the 401(k) portion of the plans upon hire or upon the next entry date of March 1 or September 1 upon the attainment of age 21. Employees can also become participants in the profit-sharing portion of the plans on March 1 or September 1 upon the attainment of the age of 21 and the completion of one year and at least 1,000 hours of service. Employees may contribute 1% to 15% of their compensation. The Company contributes to the Plans a discretionary amount as approved by the Board of Directors. In 1996, 1997, and 1998 the total Company expense related to the Plans was $75 annually.

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  LEASES

    The Company leases the majority of its retail stores under operating leases. Rent expense, for the years ended August 31, 1996, August 30, 1997, and August 29, 1998, consisted of the following:

                                                                     1996       1997       1998
                                                                   ---------  ---------  ---------
Fixed minimum....................................................  $   8,390  $   7,867  $   7,746
Rent based on percentage of sales................................        523        672        548
                                                                   ---------  ---------  ---------
                                                                   $   8,913  $   8,539  $   8,294
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    During 1996, the Company entered into capital leases for machinery and equipment of $214.

    Future minimum lease payments required under the noncancellable leases having lease terms in excess of one year at August 29, 1998, are as follows:

                                                                            OPERATING     CAPITAL
                                                                           -----------  -----------
1999.....................................................................   $   5,989    $     107
2000.....................................................................       4,295           33
2001.....................................................................       2,964           21
2002.....................................................................       2,091       --
2003.....................................................................       1,294       --
Thereafter...............................................................       1,582       --
                                                                           -----------       -----
                                                                               18,215          161
Interest.................................................................      --              (16)
                                                                           -----------       -----
                                                                            $  18,215    $     145
                                                                           -----------       -----
                                                                           -----------       -----

7.  DEBT

    Debt at August 30, 1997 and August 29, 1998, is comprised of $100 million of Senior Secured Notes.

    On July 2, 1997, the Company sold $100 million in face amount of Senior Secured notes through a private offering and retired its existing debt (except capital leases) and related accrued interest. As a result of this refinancing, the Company recognized an extraordinary charge of $2,898 related to deferred financing fees and prepayment penalties for the original credit agreements.

    A portion of the original credit agreements were held by affiliates of The Jordan Company (TJC) and affiliates of TCW Capital (Note 9). The 1997 prepayment penalty of $1,750 for the original credit agreements was paid to affiliates of both TJC and TCW Capital.

    The Senior Secured notes bear interest at 10.25% and mature on July 1, 2004. Interest is payable semiannually beginning January 1, 1998. The notes are secured by certain of the Company's equipment, fixtures, and general intangibles and mortgages on certain real property. The indenture contains covenants that limit the ability of the Company to: (i) incur additional indebtedness or create liens, (ii) sell certain assets, (iii) merge, consolidate, or sell substantially all of the Company's assets, (iv) make

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7.  DEBT (CONTINUED)
restricted payments such as dividends, purchases of its capital stock, or make payments on behalf of Holdings, and (v) conduct transactions with affiliates.

    Prior to July 1, 2000, the Company may redeem up to $33.0 million of the Senior Secured notes at a redemption price of 110.25% with proceeds from one or more public equity offerings. The Company may redeem the Senior Secured notes, in whole or in part, at a redemption price of 105.125% beginning July 1, 2001, 102.563% in the year beginning July 1, 2002, and 100% beginning July 1, 2003. During the term of the indenture, in the event of a change in control, whereby there is a sale or transfer of substantially all the Company's assets or stock, a merger, consolidation, or change in Board of Directors, the Company is required to repurchase all the Senior Secured notes at a purchase price of 101%.

    In November 1997, the Company exchanged these notes for new senior secured notes which have been registered under the Securities Act of 1933. These new notes are substantially identical (including principal amount, interest rate, maturity, security, and ranking) to the form and terms of the old notes for which they were exchanged.

    On July 2, 1997, the Company amended its credit facility. The amended facility provides for revolving loans up to $20.0 million (including a $2.0 million letter of credit facility), based on eligible assets, as defined, and expires July 1, 2000. Borrowings under the credit facility bear interest at prime (8.5% at August 29, 1998) plus a margin or the Eurodollar rate (5.5% at August 29, 1998) plus a margin; the interest rate margins fluctuate based on the Company's leverage ratio. There were no borrowings under the credit facility at August 29, 1998.

    The credit facility provides for a quarterly commitment fee of .375% to .5%, based on the Company's leverage ratio, per annum.

    The credit facility is collateralized by the Company's accounts receivable, certain inventories, and certain properties, as defined. The credit facility contains covenants that restrict, among other things, dividends, loans, prepayment of indebtedness, incurrence of additional indebtedness, granting liens, the sale of assets, certain transactions with affiliates, mergers, consolidations, or the sale of all or a substantial part of the Company's property.

    The carrying amount reported on the balance sheet for debt at August 30, 1997 and August 29, 1998, approximates fair value.

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                                AUGUST 29, 1998
                             (DOLLARS IN THOUSANDS)

8. INCOME TAXES

    The provision for income taxes consists of the following for the years ended August 31, 1996, August 30, 1997, and August 29, 1998:

                                                                          1996       1997       1998
                                                                        ---------  ---------  ---------
Current:
  Federal.............................................................  $     133  $      50  $     100
  State...............................................................        216        200        176
                                                                        ---------  ---------  ---------
                                                                        $     349  $     250  $     276
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    Deferred taxes consist of the following at August 30, 1997 and August 29, 1998:

                                                                            1997       1998
                                                                          ---------  ---------
Assets:
  Net operating loss carryforward.......................................  $   7,536  $   5,889
  Other.................................................................      3,122      1,817
                                                                          ---------  ---------
Total assets............................................................     10,658      7,706
Liabilities:
  Accelerated tax depreciation..........................................        366        171
  Pension and other.....................................................      2,178      1,450
                                                                          ---------  ---------
Total liabilities.......................................................      2,544      1,621
                                                                          ---------  ---------
                                                                              8,114      6,085
Valuation allowance.....................................................     (8,114)    (6,085)
                                                                          ---------  ---------
                                                                          $  --      $  --
                                                                          ---------  ---------
                                                                          ---------  ---------

    The Company files a consolidated income tax return with Holdings. In accordance with generally accepted accounting principles, the provision for income taxes has been determined as if the Company had filed a separate income tax return and includes the benefit of its net operating loss (NOL) carryforward. In accordance with its tax-sharing agreement with Holdings, beginning in fiscal 1998, the Company must compute an amount both with and without the benefit of the NOL carryforward as of August 30, 1997 and remit any excess liability to Holdings. Payments under this agreement will be recorded as an equity distribution to Holdings. A distribution of $1,628 was made in 1998 under this agreement.

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                AUGUST 29, 1998
                             (DOLLARS IN THOUSANDS)

8. INCOME TAXES (CONTINUED)
    The provision for income taxes differs from the amount of income tax expense computed by applying the United States federal income tax rate to the income
(loss) before income taxes. A reconciliation of the differences for the years ended August 31, 1996, August 30, 1997, and August 29, 1998 is as follows:

                                                                      1996       1997       1998
                                                                    ---------  ---------  ---------
Computed statutory tax provision (benefit)........................  $    (362) $    (313) $   1,217
Increase (decrease) resulting from:
  Amortization of goodwill........................................        317        289        289
  Alternative minimum tax.........................................        133         50        100
  Valuation allowance.............................................         54        567     (2,029)
  Changes in deferred tax assets..................................     --                       208
  State taxes, net of federal benefit.............................     --                       116
  Other items, net................................................        207       (343)       375
                                                                    ---------  ---------  ---------
Provision for income taxes........................................  $     349  $     250  $     276
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    At August 29, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $15 million. Pursuant to the tax sharing agreement, these carryforwards are available to reduce Holdings' future taxable income and expire in varying amounts between 2006 and 2010.

9. RELATED PARTY TRANSACTIONS

    The Board of Directors, which is comprised of parties affiliated with either TJC or TCW Capital, was paid $50, $50 and $50 for directors' fees for 1996, 1997, and 1998 respectively. A member of the Board of Directors affiliated with TJC was paid $52 as a consulting fee during 1996, 1997, and 1998. Principally all of the common and preferred shareholders of Holdings are affiliated with TJC or TCW Capital.

    Management consulting fees to TJC were $364 in 1996 and $304 in 1997. Management consulting and investment banking fees of $1,501 were accrued at August 31, 1996 and were paid on July 2, 1997 as part of the debt offering.

    On July 2, 1997, the Company entered into a new tax-sharing and management consulting agreement with Holdings. Under this agreement, the Company will pay $412 annually to Holdings in management consulting fees. Management consulting fee expense was $68 in 1997 and $412 in 1998.

    The accompanying financial statements reflect all of the Company's costs of doing business. There are no costs incurred by Holdings on behalf of the Company.

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)


                                 BALANCE SHEETS
                 AS OF NOVEMBER 29, 1997 AND NOVEMBER 28, 1998



                                                                                       NOVEMBER 29,  NOVEMBER 28,
                                                                                           1997          1998
                                                                                       ------------  ------------
                                                                                         (DOLLARS IN THOUSANDS)
                                                                                                     (UNAUDITED)
                                                     ASSETS

Current assets:
  Cash and cash equivalents..........................................................   $   10,054    $    7,443
  Accounts receivable, net...........................................................        3,389         6,552
  Inventories........................................................................       23,259        26,818
  Prepaid expenses and other current assets..........................................          743           896
                                                                                       ------------  ------------
Total current assets.................................................................       37,445        41,709
Due from affiliate...................................................................          825        --
Property, plant, and equipment.......................................................       20,543        20,754
Goodwill.............................................................................       31,726        30,928
Noncompete agreements and other intangibles..........................................          122           104
Deferred financing fees..............................................................        4,017         3,838
Other assets.........................................................................        2,855         2,895
                                                                                       ------------  ------------
Total assets.........................................................................   $   97,533    $  100,228
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                 LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

Current liabilities:
  Accounts payable...................................................................   $    6,625    $    6,659
  Accrued liabilities................................................................        8,590         7,721
  Payroll and related liabilities....................................................        1,601         2,679
  Current portion of capital lease obligations.......................................          340            59
                                                                                       ------------  ------------
Total current liabilities............................................................       17,156        17,118
Due to affiliate.....................................................................       --               604
Long-term debt.......................................................................      100,000       100,000
Capital lease obligations, less current portion......................................           99            38
Shareholder's equity (deficit):
  Common stock, $0.01 par value:
    Authorized--25,000 shares
    Issued and outstanding--19,200 shares............................................       --            --
  Additional paid-in-capital.........................................................       18,700        18,700
  Accumulated deficit................................................................      (38,422)      (36,232)
                                                                                       ------------  ------------
Total shareholder's equity (deficit).................................................      (19,722)      (17,532)
                                                                                       ------------  ------------
Total liabilities and shareholder's equity (deficit).................................   $   97,533    $  100,228
                                                                                       ------------  ------------
                                                                                       ------------  ------------


                            See accompanying notes.

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                                                           THREE MONTHS ENDED
                                                                                       --------------------------
                                                                                       NOVEMBER 29,  NOVEMBER 28,
                                                                                           1997          1998
                                                                                       ------------  ------------
                                                                                         (DOLLARS IN THOUSANDS)
Net sales............................................................................   $   27,173    $   29,648
Cost of sales, excluding depreciation................................................       10,595        12,410
Selling, general, and administrative expenses, excluding depreciation and
  amortization.......................................................................       15,450        15,641
Depreciation and amortization expense................................................        1,191         1,170
Amortization of goodwill and other intangibles.......................................          420           407
Management fees and other fees.......................................................          129           169
                                                                                       ------------  ------------
Operating (Loss).....................................................................         (612)         (149)
Other (income) and expense:
  Interest expense...................................................................        2,629         2,592
  Interest and other income and expense..............................................         (225)         (163)
                                                                                       ------------  ------------
Loss before income taxes.............................................................       (3,016)       (2,578)
Provision for income taxes...........................................................           87            10
                                                                                       ------------  ------------
Net Loss.............................................................................   $   (3,103)   $   (2,588)
                                                                                       ------------  ------------
                                                                                       ------------  ------------


                            See accompanying notes.

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                                           THREE MONTHS ENDED
                                                                                       --------------------------
                                                                                       NOVEMBER 29,  NOVEMBER 28,
                                                                                           1997          1998
                                                                                       ------------  ------------
                                                                                         (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net loss.............................................................................   $   (3,103)   $   (2,588)
Adjustments to reconcile net income to net cash provided by (used in)operating activities:
  Depreciation and amortization......................................................        1,611         1,577
  Changes in operating assets and liabilities:
    Accounts receivable, net.........................................................       (2,813)       (5,172)
    Inventories......................................................................       (4,294)       (2,216)
    Prepaid expenses and other current assets........................................         (476)         (590)
    Other assets.....................................................................         (329)         (186)
    Accounts payable and accrued liabilities.........................................        5,058         4,775
                                                                                       ------------  ------------
Net cash used in operating activities................................................       (4,346)       (4,400)
INVESTING ACTIVITIES
Purchase of property, plant, and equipment...........................................       (1,287)         (880)
                                                                                       ------------  ------------
Net cash used in investing activities................................................       (1,287)         (880)
FINANCING ACTIVITIES
Principal payments of capital lease obligations......................................          (82)          (48)
Costs related to financing...........................................................       --              (310)
Costs related to refinancing.........................................................          (32)       --
                                                                                       ------------  ------------
Net cash used in financing activities................................................         (114)         (358)
                                                                                       ------------  ------------
Net increase (decrease)in cash and cash equivalents..................................       (5,747)       (5,638)
Cash and cash equivalents beginning of period........................................       15,801        13,081
                                                                                       ------------  ------------
Cash and cash equivalents end of period..............................................   $   10,054    $    7,443
                                                                                       ------------  ------------
                                                                                       ------------  ------------
SUPPLEMENTAL SCHEDULE OF CASH TRANSACTIONS
Interest paid........................................................................   $      255    $      249
                                                                                       ------------  ------------
                                                                                       ------------  ------------


                            See accompanying notes.

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                               NOVEMBER 28, 1998
                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    Archibald Candy Corporation (the "Company") is a manufacturer and marketer of boxed chocolates and other confectionery items. The Company sells its Fannie May and Fanny Farmer brand candies in over 300 Company-operated stores and in approximately 8,000 third-party grocery stores, drug stores and independent retail accounts as well as through a variety of non-retail programs, including quantity order, mail order and fundraising programs. The Company is a wholly owned subsidiary of Fannie May Holdings, Inc.

    The interim financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes these disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for fair presentation for the periods presented have been reflected and are of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto for the year ended August 29, 1998.

    Results of operations for the period from August 29, 1998 to November 28, 1998 are not necessarily indicative of the results that may be achieved for the entire year.

2. INVENTORIES


    Inventories at November 29, 1997 and November 28, 1998 are comprised of the following:



                                                                   NOVEMBER 29,  NOVEMBER 28,
                                                                       1997          1998
                                                                   ------------  ------------
Raw materials....................................................   $    9,732    $   10,058
Work in process..................................................          224           252
Finished goods...................................................       13,303        16,508
                                                                   ------------  ------------
                                                                    $   23,259    $   26,818
                                                                   ------------  ------------
                                                                   ------------  ------------


3. DEBT


    Debt at November 29, 1997 and November 28, 1998 is comprised of $100 million of 10.25% senior secured notes due July 1, 2004.


4. INCOME TAXES

    The provision for income taxes differs from the amount of income tax expense computed by applying the United States federal income tax rate due to the benefit of the net operating losses that were not recognized in prior periods.

                          ARCHIBALD CANDY CORPORATION
            (A WHOLLY OWNED SUBSIDIARY OF FANNIE MAY HOLDINGS, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)

5. ACQUISITION

    On December 7, 1998, the Company acquired Sweet Factory Group, Inc. ("Sweet Factory") for $18 million in cash and the assumption of approximately $10 million of indebtedness of Sweet Factory pursuant to the merger of Sweet Factory Acquisition Corp., a wholly owned subsidiary of the Company ("Acquisition Corp."), with and into Sweet Factory (the "Acquisition"). The Acquisition was effected pursuant to an Agreement and Plan of Reorganization dated as of November 24, 1998 by and among the Company, Acquisition Corp., Sweet Factory, Sweet Factory, Inc., SF Candy Company, SF Properties, Inc. and certain stockholders of Sweet Factory. The Company funded the Acquisition through the issuance of $30 million of senior secured debt. Sweet Factory is a bulk candy retailer with 256 stores in 36 states. This transaction will be accounted for as a purchase.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  Sweet Factory Group, Inc.:

    We have audited the accompanying consolidated balance sheets of Sweet Factory Group, Inc. and subsidiaries as of January 4, 1997 and January 3, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the fiscal years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sweet Factory Group, Inc. and subsidiaries as of January 4, 1997 and January 3, 1998, and the results of their operations and their cash flows for the fiscal years then ended in conformity with generally accepted accounting principles.


                                          KPMG LLP


February 20, 1998
San Diego, California

                           SWEET FACTORY GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                      JANUARY 4, 1997 AND JANUARY 3, 1998

                                                                                         1996           1997
                                                                                     -------------  -------------
                                                 ASSETS (NOTE 6)

Cash and cash equivalents..........................................................  $     779,461  $     867,802
Inventories........................................................................      4,255,240      4,485,998
Prepaid expenses and other current assets..........................................      2,092,082      2,970,906
                                                                                     -------------  -------------
      Total current assets.........................................................      7,126,783      8,324,706
Property and equipment, net (note 4)...............................................     29,216,599     31,999,061
Other assets, net (note 5).........................................................      2,732,196      2,328,603
Deferred income taxes (note 9).....................................................        972,000      1,645,000
                                                                                     -------------  -------------
                                                                                     $  40,047,578  $  44,297,370
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft...................................................................  $   1,454,918  $   1,890,219
  Accounts payable and accrued expenses............................................      4,459,786      4,208,629
  Accrued payroll..................................................................      1,215,073      1,378,002
  Current portion of capital lease obligations (note 8)............................        301,405        355,411
  Income taxes payable (note 9)....................................................        604,904             --
                                                                                     -------------  -------------
      Total current liabilities....................................................      8,036,086      7,832,261
Revolving line of credit (note 6)..................................................      2,174,457      6,755,786
Capital lease obligations, excluding current portion (note 8)......................        237,213        421,906
Deferred rent......................................................................      1,349,592      1,651,185
                                                                                     -------------  -------------
      Total liabilities............................................................     11,797,348     16,661,138
                                                                                     -------------  -------------
Stockholders' equity (note 7):
  Cumulative Convertible Preferred stock, $.001 par value, 19,145,000 shares authorized:
    Series A preferred stock, voting, 12,745,000 shares authorized, issued and
      outstanding; liquidation value of $12,745,000................................         12,745         12,745
    Series B preferred stock, voting, 6,187,141 shares authorized, 6,179,566 shares
      issued and outstanding; liquidation value of $13,904,024.....................          6,180          6,180
    Series C preferred stock, nonvoting, 212,859 shares authorized, issued and
      outstanding; liquidation value of $478,933...................................            213            213
    Common stock, $.001 par value; 21,818,385 shares authorized; 1,261,733 shares issued and outstanding in 1996, 1,289,900 shares issued and outstanding in
      1997; less treasury stock of 6,000 shares....................................          1,255          1,283
  Additional paid-in capital, net of cost of treasury shares.......................     27,354,154     27,366,638
  Retained earnings................................................................      1,107,558        520,275
  Notes receivable from officers...................................................       (231,875)      (271,102)
                                                                                     -------------  -------------
      Total stockholders' equity...................................................     28,250,230     27,636,232
                                                                                     -------------  -------------
Commitments and contingencies (notes 8 and 11).....................................  $  40,047,578  $  44,297,370
                                                                                     -------------  -------------
                                                                                     -------------  -------------

          See accompanying notes to consolidated financial statements.

                           SWEET FACTORY GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE FISCAL YEARS ENDED JANUARY 4, 1997 AND JANUARY 3, 1998


                                                                                         1996           1997
                                                                                     -------------  -------------
Sales..............................................................................  $  65,061,655  $  74,208,849
Cost of sales and occupancy costs..................................................     21,563,986     25,264,761
                                                                                     -------------  -------------
  Gross profit.....................................................................     43,497,669     48,944,088
Selling, general and administrative expenses.......................................     36,292,660     43,095,999
Depreciation and amortization......................................................      5,079,909      6,199,112
                                                                                     -------------  -------------
  Operating income (loss)..........................................................      2,125,100       (351,023)
Interest expense, net..............................................................        305,757        576,260
                                                                                     -------------  -------------
  Income (loss) before income tax expense (benefit)................................      1,819,343       (927,283)
Income tax expense (benefit) (note 9)..............................................        782,000       (340,000)
                                                                                     -------------  -------------
  Net income (loss)................................................................  $   1,037,343  $    (587,283)
                                                                                     -------------  -------------
                                                                                     -------------  -------------


          See accompanying notes to consolidated financial statements.

                           SWEET FACTORY GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
         FOR THE FISCAL YEARS ENDED JANUARY 4, 1997 AND JANUARY 3, 1998

                                  CUMULATIVE
                                 CONVERTIBLE                                                        NOTES       TOTAL
                               PREFERRED STOCK         COMMON STOCK      ADDITIONAL              RECEIVABLE    STOCK-
                             --------------------  --------------------    PAID-IN    RETAINED      FROM      HOLDERS'
                              SHARES    PAR VALUE   SHARES    PAR VALUE    CAPITAL    EARNINGS    OFFICERS     EQUITY
                             ---------  ---------  ---------  ---------  -----------  ---------  -----------  ---------
Balances at December 30,
  1995.....................  19,137,425 $  19,138    937,400  $     937  27,239,910      70,215    (231,875)  27,098,325
Issuance of common stock
  for cash.................         --         --    318,333        318     114,244          --          --     114,562
Net income.................         --         --         --         --          --   1,037,343          --   1,037,343
                             ---------  ---------  ---------  ---------  -----------  ---------  -----------  ---------
Balances at January 4,
  1997.....................  19,137,425    19,138  1,255,733      1,255  27,354,154   1,107,558    (231,875)  28,250,230
Issuance of common stock
  for cash.................         --         --     28,167         28      12,484          --          --      12,512
Interest earned on notes
  receivable from
  officers.................         --         --         --         --          --          --     (39,227)    (39,227)
Net loss...................         --         --         --         --          --    (587,283)         --    (587,283)
                             ---------  ---------  ---------  ---------  -----------  ---------  -----------  ---------
Balances at January 3,
  1998.....................  19,137,425 $  19,138  1,283,900  $   1,283  27,366,638     520,275    (271,102)  27,636,232
                             ---------  ---------  ---------  ---------  -----------  ---------  -----------  ---------
                             ---------  ---------  ---------  ---------  -----------  ---------  -----------  ---------

          See accompanying notes to consolidated financial statements.

                           SWEET FACTORY GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

         FOR THE FISCAL YEARS ENDED JANUARY 4, 1997 AND JANUARY 3, 1998

                                                                                          1996           1997
                                                                                     --------------  -------------
Cash flows from operating activities:
  Net income (loss)................................................................  $    1,037,343  $    (587,283)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization..................................................       5,079,909      6,199,112
    Loss on disposal of property and equipment.....................................          34,942         54,417
    Deferred income taxes..........................................................        (167,000)      (765,000)
    Interest earned on notes receivable from officers..............................              --        (39,227)
    Changes in assets and liabilities:
      Increase in inventories......................................................        (889,691)      (230,758)
      Increase in prepaid expenses and other current assets........................        (444,815)      (878,824)
      Increase (decrease) in accounts payable and accrued expenses.................       1,238,299       (129,634)
      Increase in accrued payroll..................................................         209,809        162,929
      Increase (decrease) in income taxes payable..................................         294,478       (512,904)
      Increase in deferred rent....................................................         342,538        301,593
                                                                                     --------------  -------------
        Net cash provided by operating activities..................................       6,735,812      3,574,421
                                                                                     --------------  -------------
Cash flows from investing activities:
  Capital expenditures, excluding additions for capital leases.....................      (8,550,932)    (8,004,578)
  Proceeds from disposal of property and equipment.................................           3,900        125,000
  Payments for other assets........................................................         (47,089)      (254,552)
                                                                                     --------------  -------------
        Net cash used in investing activities......................................      (8,594,121)    (8,134,130)
                                                                                     --------------  -------------
Cash flows from financing activities:
  Increase (decrease) in bank overdraft............................................            (280)       435,301
  Proceeds from issuance of common stock...........................................         114,562         12,512
  Borrowings on revolving line of credit...........................................      19,720,599     21,790,583
  Payments on revolving line of credit.............................................     (17,546,142)   (17,209,254)
  Payments on capital leases.......................................................        (468,203)      (381,092)
                                                                                     --------------  -------------
        Net cash provided by financing activities..................................       1,820,536      4,648,050
                                                                                     --------------  -------------
Net increase (decrease) in cash and cash equivalents...............................         (37,773)        88,341
Cash and cash equivalents at beginning of year.....................................         817,234        779,461
                                                                                     --------------  -------------
Cash and cash equivalents at end of year...........................................  $      779,461  $     867,802
                                                                                     --------------  -------------
                                                                                     --------------  -------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest...........................................  $      307,506  $     618,278
  Cash paid during the year for income taxes.......................................  $      654,919  $     412,528
Supplemental schedule of noncash investing and financing activities:
  Acquisition of property and equipment financed by capital leases.................  $      333,062  $     619,791
  Decrease in accounts payable and accrued expenses relating to the disposal of
    property and equipment for store closing costs.................................  $      170,018  $     121,523

          See accompanying notes to consolidated financial statements.

                           SWEET FACTORY GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      JANUARY 4, 1997 AND JANUARY 3, 1998

(1)  ORGANIZATION

    Sweet Factory, Inc. ("SFI") was incorporated on July 12, 1991 in the state of Delaware through the acquisition of Sweet Factory California Partners, Inc. (the "Former Company"). SFI was organized to introduce, operate and expand the Sweet Factory retail program throughout the United States under an exclusive licensing agreement with Sweet Factory (U.K.) Limited, a corporation organized under the laws of the United Kingdom. The initial term of the agreement expires in 2000 and includes options to extend the agreement, which SFI fully intends to exercise.

    In January 1997, SFI formed SF Candy Company, Inc. ("SF Candy") as a wholly-owned subsidiary to manufacture panned chocolate products to be sold to third parties.

    In September 1997, SFI was restructured into a holding company, Sweet Factory Group, Inc. (the "Company"), which owns and manages its wholly-owned subsidiaries Sweet Factory, Inc., its retail operations, SF Candy, and SF Properties, Inc. ("Property"), its property management company. The Company charges a management fee to its subsidiaries and charges a sublicensor royalty fee through Property to SFI. All fees and intercompany transactions are eliminated in the Company's consolidated financial statements.

(2)  SUMMARY OF ACCOUNTING POLICIES

FISCAL YEAR

    The Company reports on a 52-53 week fiscal year ending the first Saturday after December 31. Fiscal year 1996 ended January 4, 1997, and was a 53-week year. Fiscal year 1997 ended January 3, 1998, and was a 52-week year.

INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using a method which approximates the first-in, first-out method.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. The Company leases computer equipment under capital leases which have been capitalized for financial statement purposes at the present value of the future minimum lease payments. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the lease term or the estimated useful life of the improvements, whichever is shorter. Site acquisition costs are amortized over the lease term. Improvements which add to the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to operations.

INTANGIBLE ASSETS

    Goodwill is amortized on a straight-line basis over twenty years. Amortization of goodwill for both the years ended January 4, 1997 and January 3, 1998 was approximately $79,500. The Company assesses the recoverability of goodwill by determining whether the unamortized balance can be recovered through projected undiscounted future cash flows over its remaining life. Based on these calculations,

                           SWEET FACTORY GROUP, INC.

                      JANUARY 4, 1997 AND JANUARY 3, 1998

(2) SUMMARY OF ACCOUNTING POLICIES (CONTINUED) the Company has determined that this intangible asset was not impaired at January 4, 1997 and January 3, 1998.

    The exclusive license agreement is amortized on a straight-line basis over its estimated useful life of approximately eight years.

INCOME TAXES

    The Company accounts for its income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are computed using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date.

STORE PRE-OPENING COSTS

    Store pre-opening costs are capitalized and amortized to store operating expense during the first 18 full months a store is in operation. This period coincides with the time at which the Company deems a store to be comparable for financial reporting purposes.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances warrant measurement. Impairment losses for long-lived assets are recorded by reducing the carrying value to the fair value of the asset.

CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less and money market mutual funds to be cash equivalents.

STOCK OPTION PLAN

    The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and the Company provides pro forma net income disclosures for employee stock option grants made as if the Company had adopted the fair value method under SFAS No. 123, "Accounting for Stock-Based Compensation."

ADVERTISING COSTS

    Advertising costs are expensed as incurred and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Advertising expenses amounted to

                           SWEET FACTORY GROUP, INC.

                      JANUARY 4, 1997 AND JANUARY 3, 1998

(2) SUMMARY OF ACCOUNTING POLICIES (CONTINUED) approximately $907,000 and $1,194,000 for the fiscal years ended January 4, 1997 and January 3, 1998, respectively.

USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenue and expenses during the reporting period to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.


RECLASSIFICATIONS



    Certain amounts have been reclassified to conform to the current presentation.


(3)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that fair values be disclosed for the Company's financial instruments. The carrying amount of cash and cash equivalents, accounts payable and accrued expenses, and accrued payroll approximate fair value due to the short-term nature of these instruments. The carrying amounts reported for notes receivable approximate fair value because the underlying instruments earn interest at rates comparable to current rates offered by the Company for similar instruments. The carrying amount reported for the revolving line of credit approximates fair value because the underlying instrument bears interest at a rate comparable to current rates offered to the Company for similar debt instruments.

(4)  PROPERTY AND EQUIPMENT

    Property and equipment as of January 4, 1997 and January 3, 1998 consist of the following:

                                                                      1996           1997
                                                                 --------------  -------------
Leasehold improvements.........................................  $   27,222,042  $  32,641,032
Furniture and fixtures.........................................       8,530,502     10,512,194
Machinery and equipment........................................       4,270,163      5,407,701
Construction in progress.......................................       1,758,115      1,174,144
                                                                 --------------  -------------
                                                                     41,780,822     49,735,071
Less accumulated depreciation and amortization.................     (12,564,223)   (17,736,010)
                                                                 --------------  -------------
                                                                 $   29,216,599  $  31,999,061
                                                                 --------------  -------------
                                                                 --------------  -------------

    Equipment recorded under capital leases is included with machinery and equipment for the fiscal years ended January 4, 1997 and January 3, 1998 at a cost of $2,031,381 and $1,782,104, respectively, with related accumulated amortization of $970,114 and $673,415, respectively.

                           SWEET FACTORY GROUP, INC.

                      JANUARY 4, 1997 AND JANUARY 3, 1998

(5)  OTHER ASSETS

    Other assets as of January 4, 1997 and January 3, 1998 consist of the following:

                                                                      1996           1997
                                                                  -------------  -------------
License.........................................................  $   3,100,000  $   3,100,000
Goodwill........................................................      1,587,125      1,587,125
Other...........................................................        680,517      1,220,069
                                                                  -------------  -------------
                                                                      5,367,642      5,907,194
Less accumulated amortization...................................     (2,635,446)    (3,578,591)
                                                                  -------------  -------------
                                                                  $   2,732,196  $   2,328,603
                                                                  -------------  -------------
                                                                  -------------  -------------

    Amortization of other assets was $701,868 and $658,145 for the fiscal years ended January 4, 1997 and January 3, 1998, respectively.

(6)  REVOLVING LINE OF CREDIT

    In June 1997, the Company refinanced its bank revolving line of credit. The principal amount of the line is $8,000,000, including an amount available for letters of credit of $500,000. Interest on the line is payable at the bank's prime rate or LIBOR plus 2%. The effective rate on the Company's revolving lines of credit at January 3, 1998 was 8.0%. The Company may also borrow an additional $3,500,000 from September 1st through January 15th at the bank's prime rate plus 1/4% or LIBOR plus 2.25%. Both lines are secured by substantially all of the Company's tangible assets exclusive of its leased equipment. The lines expire on June 30, 1999. Approximately $40,000 in letters of credit was outstanding as of January 3, 1998.

    In February 1998, the Company refinanced its debt with the bank. The new debt structure includes the same amounts for a revolving line of credit and letters of credit, with an interest rate at the bank's prime rate plus 3/8%, and expires on June 30, 1999. Additionally, the Company entered into a $1,500,000 note payable, with a maturity of September 1, 1998 at an interest rate of prime plus 3/4%. The $3,500,000 seasonal note was eliminated.

    The above revolving line of credit contains restrictive covenants which, among other things, require maintenance of certain financial ratios and restricts the payment of dividends.

(7)  STOCKHOLDERS' EQUITY

SERIES A, B AND C CUMULATIVE CONVERTIBLE PREFERRED STOCK

    At January 3, 1998, the Company had 12,745,000 shares of Series A, 6,179,566 shares of Series B and 212,859 shares of Series C preferred stock, with par values of $.001, issued and outstanding. The holders of the preferred stock are entitled to annual cumulative dividends of $.08 per share for Series A preferred and $.18 per share for Series B and C preferred, if and when declared by the Board of Directors. As of January 3, 1998, the Board of Directors had not declared any dividends on preferred stock. Each share of Series A and B preferred stock is convertible into the Company's voting common stock, and each share of Series C preferred stock is convertible into the Company's non-voting common stock. All preferred stock is convertible at the option of the holder, at any time, at the

                           SWEET FACTORY GROUP, INC.

                      JANUARY 4, 1997 AND JANUARY 3, 1998

(7)  STOCKHOLDERS' EQUITY (CONTINUED)
established conversion price. The Series A and B preferred stock each have voting rights equal to the number of common stock shares into which it can be converted. The conversion price at January 3, 1998 was $1.00 per share for Series A preferred and $2.25 per share for Series B and C preferred. The holders of preferred stock have priority as to distribution upon liquidation and dissolution.

STOCK APPRECIATION RIGHTS

    In connection with the July 12, 1991 acquisition, the Company issued to certain principals of the Former Company stock appreciation rights relating to 110,526 shares of common stock as partial consideration for entering into covenants not-to-compete. The rights are not exercisable by the holders at any time unless a liquidating event occurs. In the event of a liquidation, the holders shall be entitled to receive the same payment, distribution or other consideration as a holder of common stock. In the event of a public offering, the Company has the option to purchase all of the holders' rights for a purchase price equal to the per share price at which the common stock is offered to the public. If such option is not exercised, the holder may exchange the rights for the number of common stock shares equal to the rights. The rights expire ten years from the date of issue.

STOCK OPTIONS

    During the year ended January 3, 1993, the Company adopted an incentive stock option plan for executives and key employees (the 1992 Plan). The 1992 Plan was subsequently amended to increase the number of shares authorized to 2,750,000. The Plan authorizes the granting of options to purchase shares of the Company's $.001 par value common stock. Options vest evenly over five years from the date of grant. Options expire ten years after the date of grant, or at the employee's termination date, if earlier.

    During 1996, the Company adopted an incentive stock option plan for executives and key employees (the 1996 Plan). The 1996 Plan has substantially the same attributes as the 1992 Plan, but allows for broader eligibility. The number of shares authorized for this plan at January 3, 1998 was 800,000.

    Certain officers had previously exercised stock options in exchange for notes receivable. The notes receivable are secured by the underlying common stock, accrue interest annually at 7% of the outstanding principal balance, and mature on July 31, 2000.

    At January 3, 1998, there were 521,771 shares available for grant under the Plans. Using the prescribed valuation methods of SFAS No. 123, the Company determined that the per share weighted-average fair value of stock options granted during fiscal 1997 and 1996 was $0.71 and $0.63, respectively, on the date of grant. The following weighted-average assumptions were included in this method for fiscal 1997 and 1996: no expected dividend yield, risk-free interest rate of 6%, and an expected life of 5 years.

    The Company applies APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized in the financial statements for its stock options. Had the Company determined compensation cost for its stock options based on the fair value at the grant date under

                           SWEET FACTORY GROUP, INC.

                      JANUARY 4, 1997 AND JANUARY 3, 1998

(7)  STOCKHOLDERS' EQUITY (CONTINUED)
SFAS No. 123, the Company's net income (loss) would have been adjusted to the pro forma amounts indicated below:

                                                                        1996          1997
                                                                    -------------  -----------
Net income (loss), as reported....................................  $   1,037,343  $  (587,283)
Pro forma.........................................................        946,199     (680,766)

    Pro forma net income (loss) reflects only options granted in fiscal 1996 and 1997. Pro forma net income (loss) stated in accordance with SFAS No. 123 may not be representative of the effects on reported net income (loss) in future years.

    The following is a summary of option activity for the fiscal years ended January 4, 1997 and January 3, 1998:

                                                                 NUMBER OF    OPTION PRICE PER
                                                                  SHARES           SHARE
                                                               -------------  ----------------
Outstanding at December 30, 1995.............................      1,463,995  $ .25 -- 1.50
Exercised....................................................       (318,333)   .25 --  .75
Canceled.....................................................       (123,583)   .25 -- 2.00
Granted......................................................        630,000    1.50 -- 2.50
                                                               -------------
Outstanding at January 4, 1997...............................      1,652,079    .25 -- 2.50
                                                               -------------
Exercised....................................................        (28,167)   .25 --  .75
Canceled.....................................................        (62,583)   .56 -- 2.75
Granted......................................................        177,000    2.75 -- 2.75
                                                               -------------
Outstanding at January 3, 1998...............................      1,738,329  $ .25 -- 2.75
                                                               -------------
                                                               -------------
Exercisable at January 3, 1998...............................      1,024,495  $ .25 -- 2.50
                                                               -------------
                                                               -------------

    UNTIL                 , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                          ARCHIBALD CANDY CORPORATION

                               EXCHANGE OFFER FOR

                                  $30,000,000

                     10 1/4% SENIOR SECURED NOTES DUE 2004

                                     [LOGO]

                                     [LOGO]

                                 --------------


                                   PROSPECTUS

                                 --------------

                                           , 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Certain provisions of the Illinois Business Corporation Act of 1983, as amended, provide that Archibald Candy Corporation ("Archibald Candy") may, and in some circumstances must, indemnify the directors and officers of Archibald Candy and of each subsidiary company against liabilities and expenses incurred by such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth in the statute.


    Each of Sweet Factory Group, Inc., Sweet Factory, Inc., SF Properties, Inc. and SF Candy Company (collectively, the "Guarantor Subsidiaries," and, together with Archibald Candy, the "Registrants") is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the "GCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

    Reference is also made to Section 102(b)(7) of the GCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

    The certificates of incorporation of the Guarantor Subsidiaries provide for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the GCL and the certificates of incorporation and/or the by-laws of the Guarantor Subsidiaries authorize the Guarantor Subsidiaries to indemnify their directors and officers to the fullest extent permitted by the GCL.

    The By-laws of Archibald Candy generally provide that Archibald Candy shall indemnify its officers and directors if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Archibald Candy, and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. Indemnification shall be provided only upon a determination that such indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made (1) by Archibald Candy's Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if attainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by Archibald Candy's shareholders, or any successor provisions. Expenses may be advanced to the indemnified party upon receipt of an undertaking by, or on behalf of, such person to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified by Archibald Candy.

    Archibald Candy has entered into separate indemnification agreements with each of its directors and executive officers. These indemnification agreements provide that Archibald Candy will indemnify such directors and officers against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of Archibald Candy) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of Archibald Candy, or serving at the request of Archibald Candy in any other capacity for or on behalf of Archibald Candy; provided that (a) such director or officer acted in good faith and in a manner not opposed to the best interest of Archibald Candy, (b) with respect to any criminal proceedings, such director or officer had no reasonable cause to believe his or her conduct was unlawful, (c) such director or officer is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to Archibald Candy, unless the court views in light of the circumstances the director or officer is nevertheless entitled to indemnification and (d) the indemnification does not relate to any liability arising under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") or the rules or regulations promulgated thereunder. With respect to any action brought by or in the right of Archibald Candy, directors and officers may also be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against costs and expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in the best interest of Archibald Candy.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (c) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 17, 1999.


                                ARCHIBALD CANDY CORPORATION

                                By:                      *
                                     -----------------------------------------
                                                  Ted A. Shepherd
                                       PRESIDENT AND CHIEF OPERATING OFFICER


    Pursuant to the requirements of the Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                 Chairman of the Board and
------------------------------    Chief Executive Officer      March 17, 1999
       Thomas H. Quinn

                                President and Chief
              *                   Operating Officer
------------------------------    (Principal Executive         March 17, 1999
       Ted A. Shepherd            Officer)

                                Vice President--Finance and
     /s/ DONNA M. SNOPEK          Accounting (Principal
------------------------------    Financial and Accounting     March 17, 1999
       Donna M. Snopek            Officer)

              *                 Director
------------------------------                                 March 17, 1999
      John W. Jordan II

              *                 Director
------------------------------                                 March 17, 1999
         Adam E. Max

              *                 Director
------------------------------                                 March 17, 1999
         Brant Binder

              *                 Director
------------------------------                                 March 17, 1999
       Jeffrey J. Rosen




                    /s/ DONNA M. SNOPEK
           -------------------------------------
                      Donna M. Snopek
*By:                  ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 17, 1999.


                                SWEET FACTORY GROUP, INC.

                                By:                      *
                                     -----------------------------------------
                                                  Ted A. Shepherd
                                       PRESIDENT AND CHIEF OPERATING OFFICER


    Pursuant to the requirements of the Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                 Chairman of the Board and
------------------------------    Chief Executive Officer      March 17, 1999
       Thomas H. Quinn

                                President and Chief
              *                   Operating Officer
------------------------------    (Principal Executive         March 17, 1999
       Ted A. Shepherd            Officer)

                                Vice President--Finance and
     /s/ DONNA M. SNOPEK          Accounting (Principal
------------------------------    Financial and Accounting     March 17, 1999
       Donna M. Snopek            Officer)

              *                 Director
------------------------------                                 March 17, 1999
      John W. Jordan II

              *                 Director
------------------------------                                 March 17, 1999
         Adam E. Max

              *                 Director
------------------------------                                 March 17, 1999
         Brant Binder

              *                 Director
------------------------------                                 March 17, 1999
       Jeffrey J. Rosen




                    /s/ DONNA M. SNOPEK
           -------------------------------------
                      Donna M. Snopek
*By:                  ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 17, 1999.


                                SWEET FACTORY, INC.

                                By:                      *
                                     -----------------------------------------
                                                  Ted A. Shepherd
                                       PRESIDENT AND CHIEF OPERATING OFFICER


    Pursuant to the requirements of the Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                 Chairman of the Board and
------------------------------    Chief Executive Officer      March 17, 1999
       Thomas H. Quinn

                                President and Chief
              *                   Operating Officer
------------------------------    (Principal Executive         March 17, 1999
       Ted A. Shepherd            Officer)

                                Vice President--Finance and
     /s/ DONNA M. SNOPEK          Accounting (Principal
------------------------------    Financial and Accounting     March 17, 1999
       Donna M. Snopek            Officer)

              *                 Director
------------------------------                                 March 17, 1999
      John W. Jordan II

              *                 Director
------------------------------                                 March 17, 1999
         Adam E. Max

              *                 Director
------------------------------                                 March 17, 1999
         Brant Binder

              *                 Director
------------------------------                                 March 17, 1999
       Jeffrey J. Rosen




                    /s/ DONNA M. SNOPEK
           -------------------------------------
                      Donna M. Snopek
*By:                  ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 17, 1999.


                                SF PROPERTIES, INC.

                                By:                      *
                                     -----------------------------------------
                                                  Ted A. Shepherd
                                       PRESIDENT AND CHIEF OPERATING OFFICER


    Pursuant to the requirements of the Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                 Chairman of the Board and
------------------------------    Chief Executive Officer      March 17, 1999
       Thomas H. Quinn

                                President and Chief
              *                   Operating Officer
------------------------------    (Principal Executive         March 17, 1999
       Ted A. Shepherd            Officer)

                                Vice President--Finance and
     /s/ DONNA M. SNOPEK          Accounting (Principal
------------------------------    Financial and Accounting     March 17, 1999
       Donna M. Snopek            Officer)

              *                 Director
------------------------------                                 March 17, 1999
      John W. Jordan II

              *                 Director
------------------------------                                 March 17, 1999
         Adam E. Max

              *                 Director
------------------------------                                 March 17, 1999
         Brant Binder

              *                 Director
------------------------------                                 March 17, 1999
       Jeffrey J. Rosen




                    /s/ DONNA M. SNOPEK
           -------------------------------------
                      Donna M. Snopek
*By:                  ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------

       2.1   Agreement and Plan of Reorganization dated as of November 24, 1998 by and among the Company, Sweet
             Factory Acquisition Corp., Sweet Factory Group, Inc., Sweet Factory, Inc., SF Candy Company, SF
             Properties, Inc. and certain stockholders of Sweet Factory Group, Inc. party thereto (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on December 22,
             1998)

       2.2   Amendment No. 1 dated as of December 7, 1998 to Agreement and Plan of Reorganization by and among the
             Company, Sweet Factory Acquisition Corp., Sweet Factory Group, Inc., Sweet Factory, Inc., SF Candy
             Company, SF Properties, Inc. and Weston Presidio Offshore Capital C.V., as representative of certain stockholders of Sweet Factory Group, Inc. (incorporated by reference to Exhibit 2.2 to the Company's
             Registration Statement on Form S-4, File No. 333-71925)

       3.1   Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, File No. 333-33751)

       3.2   Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's
             Registration Statement on Form S-1, File No. 333-33751)

       3.3   Certificate of Incorporation of Sweet Factory Group, Inc. (incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form S-4, File No. 333-71925)

       3.4   Restated Certificate of Incorporation of Sweet Factory, Inc. (incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-4, File No. 333-71925)

       3.5   Certificate of Incorporation of SF Properties, Inc. (incorporated by reference to Exhibit 3.5 to the
             Company's Registration Statement on Form S-4, File No. 333-71925)

       3.6   Certificate of Incorporation of SF Candy Company (incorporated by reference to Exhibit 3.6 to the
             Company's Registration Statement on Form S-4, File No. 333-71925)

       3.7   By-Laws of Sweet Factory Group, Inc. (incorporated by reference to Exhibit 3.7 to the Company's
             Registration Statement on Form S-4, File No. 333-71925)

       3.8   By-Laws of Sweet Factory, Inc. (incorporated by reference to Exhibit 3.8 to the Company's Registration
             Statement on Form S-4, File No. 333-71925)

       3.9   By-Laws of SF Properties, Inc. (incorporated by reference to Exhibit 3.9 to the Company's Registration
             Statement on Form S-4, File No. 333-71925)

       3.10  By-Laws of SF Candy Company (incorporated by reference to Exhibit 3.10 to the Company's Registration
             Statement on Form S-4, File No. 333-71925)

       4.1   Form of the Company's 10 1/4% Series B Senior Secured Notes due 2004 (incorporated by reference to
             Exhibit 4.2 to the Company's Registration Statement on Form S-1, File No. 333-33751)

       4.2   Indenture dated as of July 2, 1997 between the Company and The Bank of New York, as Trustee
             (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-1, File No.
             333-33751)

       4.3   First Supplemental Indenture dated as of December 7, 1998 among the Company, the Guarantor Subsidiaries and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the Company's Current
             Report on Form 8-K filed with filed with the SEC on December 22, 1998)

  EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
       4.4   Registration Rights Agreement dated as of July 2, 1997 between the Company and Jefferies & Company, Inc.
             and First Chicago Capital Markets, Inc. (incorporated by reference to Exhibit 4.5 to the Company's
             Registration Statement on Form S-1, File No. 333-33751)

       4.5   Amended and Restated Pledge and Security Agreement dated as of December 7, 1998 between the Company, the
             Guarantor Subsidiaries and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-4, File No. 333-71925)

       4.6   Amended and Restated Intellectual Property Security Agreement dated as of December 7, 1998 between the
             Company, the Guarantor Subsidiaries and The Bank of New York, as Trustee (incorporated by reference to
             Exhibit 4.6 to the Company's Registration Statement on Form S-4, File No. 333-71925)

       4.7   Mortgage, Security Agreement, Assignment of Leases and Rents, Fixture Filing and Financing Statement
             dated July 2, 1997 relating to the Company's Chicago, Illinois manufacturing and headquarters facility
             (incorporated by reference to Exhibit 4.8 to the Company's Registration Statement on Form S-1, File No.
             333-33751)

       4.8   First Amendment to Mortgage, Security Agreement, Assignment of Leases and Rents, Fixture Filing and
             Financing Statement dated as of December 7, 1998 relating to the Company's Chicago, Illinois manufacturing and headquarters facility (incorporated by reference to Exhibit 4.8 to the Company's
             Registration Statement on Form S-4, File No. 333-71925)

       4.9   Open-End Mortgage, Security Agreement, Assignment of Leases and Rents, Fixture Filing and Financing
             Statement dated July 2, 1997 relating to the Company's Bensalem, Pennsylvania warehouse and distribution facility (incorporated by reference to Exhibit 4.9 to the Company's Registration Statement on Form S-1,
             File No. 333-33751)

       4.10  First Amendment to Open-End Mortgage, Security Agreement, Assignment of Leases and Rents, Fixture Filing
             and Financing Statement dated as of December 7, 1998 relating to the Company's Bensalem, Pennsylvania warehouse and distribution facility (incorporated by reference to Exhibit 4.10 to the Company's
             Registration Statement on Form S-4, File No. 333-71925)

       4.11  Amended and Restated Credit Agreement dated as of July 2, 1997 among the Company, the lenders signatory thereto and The First National Bank of Chicago, as Agent (incorporated by reference to Exhibit 4.10 to the Company's Registration Statement on Form S-1, File No. 333-33751).

       4.12  Amendment No. 1 to Amended and Restated Credit Agreement dated as of December 7, 1998 among the Company, the lenders signatory thereto and The First National Bank of Chicago, as Agent (incorporated by reference to Exhibit 4.12 to the Company's Registration Statement on Form S-4, File No. 333-71925)

       4.13  Amended and Restated Security Agreement dated as of July 2, 1997 between the Company and The First
             National Bank of Chicago, as Agent (incorporated by reference to Exhibit 4.11 to the Company's
             Registration Statement on Form S-1, File No. 333-33751)

       4.14  Form of SAR Agreements (incorporated by reference to Exhibit 4.12 to the Company's Registration
             Statement on Form S-1, File No. 333-33751)

       4.15  Lease dated April 17, 1997 between Chicago Midway Joint Venture, as landlord, and the Company, as tenant, relating to the Company's Chicago, Illinois warehouse and distribution facility (incorporated by reference to Exhibit 4.13 to the Company's Registration Statement on Form S-1, File No. 333-33751)

  EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
       5.1   Opinion of Winston & Strawn (incorporated by reference to Exhibit 5.1 to the Company's Registration
             Statement on Form S-4, File No. 333-71925)

      10.1   Indemnification Agreements dated as of July 2, 1997 between the Company and each of its then current directors and executive officers (incorporated by reference to Exhibit 10.1 to the Company's
             Registration Statement on Form S-1, File No. 333-33751)

      10.2   Indemnification Agreement dated as of November 1, 1998 between the Company and Brant Binder
             (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-4, File No.
             333-71925)

      10.3   Securities Purchase Agreement dated as of October 30, 1991 among Holdings, the Company and the
             Purchasers (as defined therein), together with First Amendment thereto dated as of September 18, 1992,
             Second Amendment thereto dated as of August 12, 1994 and Third Amendment thereto dated as of July 2,
             1997 (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1,
             File No. 333-33751)

      10.4   Fourth Amendment to Securities Purchase Agreement dated as of October 31, 1998 among Holdings, the
             Company and the Purchasers (as defined therein) (incorporated by reference to Exhibit 10.4 to the
             Company's Registration Statement on Form S-4, File No. 333-71925)

      10.5   Shareholders Agreement dated as of October 30, 1991 among the holders of the Company's common stock, together with First Amendment thereto dated as of July 2, 1997 (incorporated by reference to Exhibit
             10.3 to the Company's Registration Statement on Form S-1, File No. 333-33751)

      10.6   Tax Sharing and Management Consulting Agreement dated as of July 2, 1997 between the Company and
             Holdings (incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1,
             File No. 333-33751)

      10.7   Management Consulting Agreement between Holdings and TJC Management Corp. dated as of July 2, 1997
             (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-1, File No.
             333-33751)

      10.8   Supply Agreement dated February 11, 1997 between the Company and Nestle Food Company (incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-1, File No. 333-33751)

      10.9   Supply Agreement dated June 24, 1997 between the Company and ADM Cocoa (incorporated by reference to
             Exhibit 10.7 to the Company's Registration Statement on Form S-1, File No. 333-33751)

      10.10  Supply Agreement dated January 22, 1997 between the Company and Grace Cocoa Chocolate Americas
             (incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form S-1, File No.
             333-33751)

      10.11  Supply Agreement dated September 5, 1996 between the Company and The Western Sugar Company (incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form S-1, File No. 333-33751)

      10.12  Supply Agreement dated March 25, 1997 between the Company and Cerestar USA, Inc. (incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on Form S-1, File No. 333-33751)

      10.13  Fannie May Holdings, Inc. 1998 Stock Bonus Plan (incorporated by reference to Exhibit 10.11 to the
             Company's Form 10-K for the fiscal year ended August 29, 1998)

  EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
      10.14  Executive Subscription Agreement dated as of September 30, 1998 between Holdings and Ted A. Shepherd
             (incorporated by reference to Exhibit 10.12 to the Company's Form 10-K for the fiscal year ended August
             29, 1998)

      12.1   Statements re: Computation of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Company's Registration Statement on Form S-4, File No. 333-71925)

      21.1   Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company's Registration
             Statement on Form S-4, File No. 333-71925)

      23.1   Consent of Ernst & Young LLP

      23.2   Consent of KPMG LLP

      23.3   Consent of Winston & Strawn (contained in its opinion filed as Exhibit 5.1 hereto) (incorporated by reference to Exhibit 23.3 to the Company's Registration Statement on Form S-4, File No. 333-71925)

      24.1   Power of Attorney (contained in the signature pages hereto) (incorporated by reference to Exhibit 24.1 to the Company's Registration Statement on Form S-4, File No. 333-71925)

      25.1   Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939 of The Bank of New York, as trustee under the Indenture (incorporated by reference to Exhibit 25.1 to the Company's
             Registration Statement on Form S-4, File No. 333-71925)

      99.1   Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Company's Registration
             Statement on Form S-4, File No. 333-71925)

      99.2   Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the Company's
             Registration Statement on Form S-4, File No. 333-71925)

      99.3   Form of Tender Instruction (incorporated by reference to Exhibit 99.3 to the Company's Registration
             Statement on Form S-4, File No. 333-71925)